     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 14, 2000
                                                      REGISTRATION NO. 333-XXXXX
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                PRINTCAFE, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                            ------------------------

            DELAWARE                             7379                            94-1854929
 (STATE OR OTHER JURISDICTION OF     (PRIMARY STANDARD INDUSTRIAL               (IRS EMPLOYER
 INCORPORATION OR ORGANIZATION)       CLASSIFICATION CODE NUMBER)            IDENTIFICATION NO.)

                          FORTY 24TH STREET, 5TH FLOOR
                              PITTSBURGH, PA 15222
                                 (412) 456-1141
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                               WILLIAM L. GUTTMAN
                            CHIEF EXECUTIVE OFFICER
                                      AND
                                  MARC D. OLIN
                                   PRESIDENT
                          FORTY 24TH STREET, 5TH FLOOR
                              PITTSBURGH, PA 15222
                                 (412) 456-1141
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENTS FOR SERVICE)
                            ------------------------

                                   COPIES TO:

                IAIN MICKLE, ESQ.                                JORGE A. DEL CALVO, ESQ.
               LOWELL D. NESS, ESQ.                               DAVINA K. KAILE, ESQ.
                JOHN P. COOK, ESQ.                                JUSTIN D. HOVEY, ESQ.
             DENNIS E. MICHAELS, ESQ.                         PILLSBURY MADISON & SUTRO LLP
        ORRICK, HERRINGTON & SUTCLIFFE LLP                         2550 HANOVER STREET
           400 CAPITOL MALL, SUITE 3000                            PALO ALTO, CA 94304
               SACRAMENTO, CA 95814                                   (650) 233-4500
                  (916) 447-9200

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
                            ------------------------

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]____________

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]____________

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]____________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

               TITLE OF EACH CLASS OF                        PROPOSED MAXIMUM                 AMOUNT OF
             SECURITIES TO BE REGISTERED               AGGREGATE OFFERING PRICE(1)         REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------
Class A common stock, par value $0.0001 per share....          $143,750,000                    $37,950
-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                    SUBJECT TO COMPLETION -- MARCH 14, 2000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PRELIMINARY PROSPECTUS
             , 2000

                                [PRINTCAFE LOGO]

                                  SHARES OF CLASS A COMMON STOCK

      PRINTCAFE, INC.:

      - We are a leading provider of business-to-business electronic commerce solutions for the printing industry.

      -  printCafe, Inc.
         Forty 24th Street, 5th Floor
         Pittsburgh, Pennsylvania 15222
         (412) 456-1141
         www.printcafe.com

      PROPOSED SYMBOL & MARKET:

      -  PCAF/Nasdaq National Market

THE OFFERING:

-  We are offering        shares of our Class A common stock.

-  The underwriters have an option to purchase an additional        shares of
   Class A common stock from us to cover over-allotments.

- This is our initial public offering. We anticipate that the initial public offering price will be between $
   and $     per share.

- We plan to use the net proceeds from this offering to repay outstanding debt, for working capital and for general corporate purposes.

-  Closing:             , 2000.

-----------------------------------------------------------------------------------
                                                              Per Share     Total
-----------------------------------------------------------------------------------
Public offering price:                                         $           $
Underwriting fees:
Proceeds to printCafe, Inc.:
-----------------------------------------------------------------------------------

    THIS INVESTMENT INVOLVES RISK.   SEE "RISK FACTORS" BEGINNING ON PAGE 8.
--------------------------------------------------------------------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
--------------------------------------------------------------------------------

DONALDSON, LUFKIN & JENRETTE
                                 SG COWEN
                                  THOMAS WEISEL PARTNERS LLC
                                                MCDONALD INVESTMENTS INC.
                                                           DLJDIRECT INC.

                       [DESCRIPTION OF INSIDE COVER COLOR
                       ARTWORK TO BE FILED BY AMENDMENT]

                             CORPORATE INFORMATION

     We have conducted operations since 1986 through our predecessor companies Prograph Management Systems, Inc., Prograph Bindery Systems, Inc., Prograph Production Systems, Inc. and Prograph Progiciels, Inc. On March 31, 1999, we merged these four predecessor companies to form Prograph Systems, Inc. On February 4, 2000, we reincorporated from Pennsylvania into Delaware and changed our name to printCafe, Inc. Our principal executive offices are located at Forty 24th Street, 5th Floor, Pittsburgh, PA 15222, our telephone number at that location is (412) 456-1141 and our Web site address is www.printcafe.com. Our Web site, and the information contained therein, is not a part of this prospectus. Unless the context requires otherwise, references in this prospectus to "we," "our" and "us" refer to printCafe, Inc., its subsidiaries and its predecessor companies.

     Proteus(R) is a registered trademark and printCafe(TM), the printCafe logo, prIntellect(TM), printGroups(TM) and SimulSpec(TM) are trademarks of printCafe, Inc. All other brand names or trademarks appearing in this prospectus are the property of their respective holders.

     Unless stated otherwise, the information in this prospectus assumes that:

          - the underwriters' over-allotment option is not exercised; and

          - all outstanding preferred stock is converted into the applicable class of common stock.

                            ------------------------

                               TABLE OF CONTENTS

                                      PAGE
Prospectus Summary..................    3
Risk Factors........................    8
Special Note Regarding
  Forward-Looking Statements........   18
Use of Proceeds.....................   19
Dividend Policy.....................   19
Capitalization......................   20
Dilution............................   23
Unaudited Pro Forma Condensed
  Consolidated Financial Data.......   24
Selected Financial Data.............   30
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.....................   31

                                      PAGE
Business............................   37
Management..........................   47
Related Party Transactions..........   54
Principal Stockholders..............   57
Description of Capital Stock........   59
Shares Eligible for Future Sale.....   63
Underwriting........................   65
Legal Matters.......................   69
Experts.............................   69
Additional Information
  Available to You..................   70
Index to Financial Statements.......  F-1

                               PROSPECTUS SUMMARY

     This summary is qualified by more detailed information appearing in other sections of this prospectus. The other information is important, so please read the entire prospectus carefully.

                                PRINTCAFE, INC.

     We are a leading provider of comprehensive business-to-business electronic commerce solutions for the printing industry. We recently launched our printCafe solution, which is designed to connect print buyers, printers and printing industry suppliers and automate the printing process by integrating a new Web-based print procurement platform with our existing advanced suite of print design, specification, manufacturing, distribution and supply chain management enterprise software applications. We believe that printCafe is the first end-to-end electronic commerce solution capable of integrating and automating the entire printing process. printCafe is available through our printCafe.com Web site or as a hosted application service through privately-branded Web sites that we create for printers, suppliers and print buyers.

     Our predecessor company, Prograph Systems, Inc., has been a leading provider of enterprise software applications for the printing industry since 1986. In October 1999, Prograph merged with nth degree software, inc., a leading provider of enterprise software applications for print buyers. In February 2000, Prograph changed its name to printCafe, Inc., and launched the new Web-based printCafe solution.

    printCafe is designed to enable print buyers to:

     - design, specify, estimate the cost of and order virtually any type of print project;
     - submit job estimate requests to printers and suppliers of their choice;
     - track the real-time status of a project;
     - reconcile invoices;
     - centrally manage enterprise spending limits and other corporate policies; and
     - communicate and collaborate in real-time with multiple parties throughout all stages of the printing process.

    printCafe is designed to enable printers and suppliers to:

     - receive orders for, quote accurate prices for and fulfill virtually any type of print project;
     - manage the entire supply chain from procurement to distribution;
     - communicate and collaborate in real-time with multiple parties throughout all stages of the printing process;
     - use a privately-branded Web site to serve their customers; and
     - present bills online.

     We sell printCafe through our 40-person direct sales organization and the 127-person direct sales organization of our strategic partner, Creo Products, Inc. Our target customers include the more than 6,500 printing facilities, suppliers and print buyers worldwide that already employ our printing and publishing enterprise software applications and the more than 1,400 printing facilities worldwide that already employ Creo's computer-to-plate pre-press products. We also market printCafe indirectly through co-marketing agreements with Andersen Consulting and other strategic partners and through the sales organizations of our printer and supplier customers.

     Since its launch on February 9, 2000, a number of leading print buyers, printers and suppliers have signed contracts to use printCafe, including American Airlines, Andersen Consulting, Champion International Corporation, Costco, Primedia-Intertec, Reader's Digest, Rodale Press, The Sheridan Group, Time Warner and Weider Publications.

                             OUR MARKET OPPORTUNITY

     According to Gartner Group, Inc., an information technology research firm, the worldwide market for business-to-business electronic commerce will increase from $145.0 billion in 1999 to $7.3 trillion in 2004. The widespread projected growth of business-to-business electronic commerce has created a strong demand for industry-specific electronic commerce solutions capable of connecting large numbers of disparate buyers and suppliers, enabling automated transaction execution and integrating complex supply, manufacturing and distribution chains.

     The U.S. Department of Commerce estimates that publication and commercial printing accounted for a $211.1 billion market in the United States in 1998. The U.S. Department of Commerce also estimates that there were 21,750 publication printers and 48,250 commercial printers in the United States in 1998. Traditional printing is characterized by numerous inefficiencies, including manual data entry; inaccurate project estimates; corporate spending limit violations; and a lack of integration between design, specification, procurement, enterprise resource planning and shop floor execution systems.

     Although other online services have recently emerged that automate various elements of the printing process, we believe they fail to fully integrate the manufacturing, distribution and supply chain management elements of the printing process, are unable to handle complex publication printing jobs and fail to preserve printer and supplier brand identity. We believe that the very large, fragmented and inefficient printing market, together with the limitations of other online solutions, create an ideal market opportunity for a complete electronic commerce printing solution.

                                  OUR STRATEGY

     Our objective is to be the leading provider of online solutions for print buyers, printers and suppliers. To achieve this objective, we intend to:

     CAPITALIZE ON OUR END-TO-END SOLUTION. We believe that we are the first and only company to offer a Web-based solution that fully integrates all aspects of the print procurement and manufacturing process, and we intend to use this competitive advantage to attract new customers and accelerate the adoption of printCafe.

     TRANSITION EXISTING CUSTOMERS AND ATTRACT NEW CUSTOMERS TO PRINTCAFE. We are aggressively marketing printCafe directly to our more than 6,500 enterprise software customers and to potential new customers. We are also marketing printCafe indirectly to print buyers through our printer and supplier customers.

     LEVERAGE OUR STRATEGIC ALLIANCES. We have strategic alliances with Creo and Andersen Consulting to co-market the printCafe solution. We intend to leverage these strategic alliances and aggressively pursue new alliances to extend our customer reach and accelerate the adoption of our solution.

     PROMOTE THE PRINTCAFE BRAND. We intend to aggressively promote our brand in order to establish ourselves as the recognized leading provider of electronic commerce solutions for the printing industry. We will invest in building our brand through a variety of marketing and promotional channels both independently and in connection with our strategic alliances, including participation in industry-related conferences and events, press coverage, targeted advertising and promotions.

     EXTEND OUR TECHNOLOGY LEADERSHIP. We intend to extend the technological advantages provided to us by our experience as a leading enterprise software provider to the printing industry by enhancing the functionality of our end-to-end solution, and by allowing all of our proprietary enterprise software applications to be run in a hosted application framework.

     PURSUE NEW MARKET AND INTERNATIONAL OPPORTUNITIES. We intend to leverage our position as a leading solution provider for the publication and commercial printing markets to serve adjacent markets. In addition, we intend to leverage our existing relationships with leading global print buyers, printers and suppliers to accelerate the adoption of printCafe in international markets.

                              RECENT DEVELOPMENTS

     As part of our strategy to build a fully-integrated, end-to-end electronic commerce solution for the printing industry, we have entered into the following agreements and/or consummated the following transactions:

     STRATEGIC ALLIANCE WITH CREO PRODUCTS, INC. In February 2000, we entered into a comprehensive strategic alliance with Creo, a leading provider of pre-press software products. As part of the alliance, Creo SRL, an affiliate of Creo, received 31,186,312 shares of our Series B preferred stock and contributed $25.0 million in cash, and Creo signed a comprehensive services agreement providing us use of its global employee base, granted us an exclusive license to all of the technology related to its print management services business and signed a reciprocal non-compete agreement.

     PROGRAMMED SOLUTIONS, INC. In February 2000, we acquired all of the capital stock of PSI, a leading provider of production and enterprise resource planning software products for commercial printing. PSI shareholders received $15.0 million in cash and 1,724,138 shares of our Class A common stock as consideration.

     HAGEN SYSTEMS, INC. In March 2000, we acquired Hagen, a leading provider of production and enterprise resource planning software products for commercial printing. Hagen shareholders received $8.0 million in cash, promissory notes in an aggregate principal amount of $12.0 million, and 2,310,305 shares of our Class A common stock as consideration.

     A.H.P. SYSTEMS, INC. In March 2000, we acquired AHP, a provider of production and enterprise resource planning software products for commercial printing. The AHP shareholder received $0.8 million in cash and 396,552 shares of our Class A common stock as consideration.

     LOGIC ASSOCIATES, INC. In March 2000, we signed a definitive agreement to acquire approximately 97.5% of the outstanding capital stock of Logic, a leading provider of production and enterprise resource planning software products for commercial printing. Logic shareholders who entered into the definitive agreement will receive promissory notes in an aggregate principal amount of $46.7 million and 652,727 shares of our Class A common stock as consideration.

     M DATA, INC. DBA PRINTSMITH. In March 2000, we acquired all of the outstanding capital stock of PrintSmith, a leading provider of production and enterprise resource planning software products for commercial printing. PrintSmith shareholders received $2.0 million in cash, promissory notes in an aggregate principal amount of $7.0 million and 170,212 shares of our Class A common stock as consideration.

                                  THE OFFERING


Class A common stock offered by us.......    shares
Class A common stock to be outstanding
  after this offering....................    shares
Class B common stock to be outstanding
  after this offering....................    31,186,312 shares
Class C common stock to be outstanding
  after this offering....................    1,132,502 shares
Total number of shares of Class A, Class
  B and Class C common stock to be
  outstanding after this offering........    shares
Use of proceeds..........................    We intend to use the net proceeds of this offering
                                             for repayment of debt, for working capital and for
                                             general corporate purposes. See "Use of Proceeds."
Proposed Nasdaq National Market symbol...    PCAF

     The above number of outstanding shares are presented as of March 10, 2000 and exclude:

     - 908,037 shares of our Class A common stock reserved for issuance under our 1999 stock incentive plan, of which 899,191 shares are subject to options outstanding as of March 10, 2000, with a weighted average exercise price of $1.18 per share;

     - 10,000,000 shares of our Class A common stock reserved for issuance under our 2000 stock incentive plan, of which 1,156,169 shares are subject to options outstanding as of March 10, 2000, with a weighted average exercise price of $6.91 per share;

     - 2,500,000 shares of our Class A common stock reserved for issuance under our 2000 employee stock purchase plan, none of which shares are outstanding; and

     - 2,505,072 shares of our Class A common stock issuable upon exercise of warrants outstanding as of March 10, 2000, with a weighted average exercise price of $7.58 per share.

     See "Capitalization" and Note 13 of Notes to printCafe, Inc.'s Financial Statements.

                         SUMMARY FINANCIAL INFORMATION

     The following table presents summary historical and condensed consolidated pro forma financial data for our business. You should read the following summary financial data together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the notes thereto included elsewhere in this prospectus. The pro forma statement of operations data give effect to the acquisitions of nth degree software, PSI, Hagen and Logic as if these transactions were consummated on January 1, 1999 and should be read together with the pro forma condensed consolidated financial statements included elsewhere in this prospectus. The pro forma results of operations are not necessarily indicative of the results that would have occurred had the transactions been consummated on January 1, 1999. The pro forma balance sheet data give effect to the acquisitions of nth degree software, PSI, Hagen and Logic and the common and preferred stock financings described in Note 1 to the unaudited pro forma condensed consolidated balance sheet included in the section entitled "Unaudited Pro Forma Condensed Consolidated Financial Data." In addition, the pro forma as adjusted balance sheet data assume the sale
of        shares of our Class A common stock in this offering at an assumed
initial public offering price of $     per share, after deducting estimated
underwriting discounts, commissions and offering expenses, and the application of the resulting net proceeds. The pro forma data excludes the shares and transactions described on page 22 of this prospectus.

                                                    YEAR ENDED            YEAR ENDED
                                                   DECEMBER 31,        DECEMBER 31, 1999
                                                 ----------------    ---------------------
                                                  1997      1998      ACTUAL     PRO FORMA
STATEMENT OF OPERATIONS DATA:                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
Total revenue..................................  $4,077    $5,242    $  4,411    $ 50,589
Gross profit...................................   2,990     4,140       2,996      31,154
Income (loss) from operations..................    (413)       38     (10,736)    (51,028)
Net income (loss)..............................    (504)       16     (10,919)    (56,739)
Net income (loss) per share:
  Basic and diluted............................  $ (.06)   $  .00    $  (1.43)   $  (4.15)
  Weighted average shares......................   8,591     8,591       7,627      13,672

                                                               AS OF DECEMBER 31, 1999
                                                        --------------------------------------
                                                                                   PRO FORMA
                                                                                       AS
                                                         ACTUAL     PRO FORMA       ADJUSTED
BALANCE SHEET DATA:                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
  Cash and cash equivalents...........................  $    --      $ 22,694
  Working capital (deficit)...........................   (4,109)       19,547
  Total assets........................................   11,840       162,449
  Long-term obligations less current portion..........    1,046        59,486
  Redeemable preferred stock..........................       --        36,368
  Additional paid-in capital..........................   18,268        67,082
  Total stockholders' equity..........................    4,962        53,777

                                  RISK FACTORS

     You should carefully consider these risk factors as well as all of the other information contained in this prospectus before you decide to purchase shares of our Class A common stock. If any of the following risks actually occur, the trading price of our Class A common stock could decline, and you may lose all or part of your investment.

                         RISKS RELATED TO OUR BUSINESS

OUR LIMITED OPERATING HISTORY AS A COMBINED ENTITY MAKES IT DIFFICULT TO EVALUATE OUR BUSINESS AND OUR PROSPECTS.

     We have completed a number of significant acquisitions since October 1999. As a result, we have a limited operating history as a combined entity, which makes an evaluation of our current business and prospects difficult. Due to our limited operating history as a combined entity, we believe that period-to-period comparisons of our revenue and results of operations are not meaningful. As a result, you should not rely on results of our operations for any prior period as an indication of future performance.

OUR PLAN TO DERIVE REVENUES FROM WEB-BASED SUBSCRIPTION FEES RATHER THAN FROM SOFTWARE LICENSING, MAINTENANCE AND CONSULTING FEES MAKES IT DIFFICULT TO EVALUATE OUR BUSINESS AND OUR PROSPECTS.

     To date, substantially all of our revenues have been derived from software licensing fees and fees for related maintenance and consulting services. With the launch of printCafe, we expect to derive an increasing percentage of our revenues going forward by selling printCafe subscription agreements to printers and their suppliers. This change in our revenue model makes it difficult to evaluate our business and our prospects. You should not rely on results of our operations for any prior periods as an indication of future performance.

IF OUR WEB-BASED PRINT SOLUTION DOES NOT ACHIEVE BROAD MARKET ACCEPTANCE, OUR BUSINESS WILL SUFFER.

     Most print buyers, printers and suppliers currently coordinate the design, specification, procurement and manufacture of print orders through either a combination of telephone, facsimile and paper or through proprietary software solutions. Web-based print management solutions are new, rapidly evolving and represent a fundamental change to the printing process. Widespread commercial acceptance of our Web-based solution is critical to our future success. If our existing and potential customers do not adopt our Web-based solution, we will be unable to increase our revenues and our business and operating results will suffer. The adoption of our Web-based solution may be hindered by:

     - the reluctance of existing and potential customers to change their print management practices;

     - the decision by existing or potential customers to use the products and services of our competitors;

     - the reluctance of our existing and potential customers to accept our subscription prices; and

     - the emergence of new technologies that cause our Web-based solution to be less competitive or obsolete.

IF WE FAIL TO SUCCESSFULLY INTEGRATE THE BUSINESSES WE RECENTLY ACQUIRED INTO A SINGLE ENTERPRISE, OUR BUSINESS WILL SUFFER.

     We have completed the following acquisitions and related transactions to date:

     - nth degree software merged with and into Prograph Systems in October
       1999;

     - Prograph Systems reincorporated in Delaware as printCafe, Inc. in February 2000;

     - we acquired all of the capital stock of PSI in February 2000;

     - we acquired all of the capital stock of Hagen in March 2000;

     - we acquired all of the capital stock of AHP in March 2000;

     - we signed a definitive agreement to acquire approximately 97.5% of the capital stock of Logic in March 2000; and

     - we acquired all of the capital stock of PrintSmith in March 2000.

     We have limited experience integrating acquired companies, and we may encounter unexpected problems relating to, among other things, the diversion of management's attention to the assimilation of the operations, products and personnel of the acquired companies, adverse short-term effects on operating results, integration of financial reporting systems and the amortization of acquired intangible assets. We may also have trouble integrating the technologies of these recently acquired companies, which could significantly harm our ability to fully integrate our printCafe solution on a timely basis, or at all.

CREO COULD EXERT SUBSTANTIAL CONTROL OVER US.

     After this offering Creo, through its affiliate Creo SRL, will beneficially own 31,186,312 shares of our Class B common stock and 1,132,502 shares of our
Class C common stock, which will represent      % of the combined voting power
of our capital stock after this offering. The Class B and Class C common stock may be converted into Class A common stock at any time. If Creo SRL exercises its right to convert all of its Class B and Class C common stock to Class A
common stock, Creo SRL's shares will represent      % of the combined voting
power of our capital stock after this offering. After such a conversion, Creo could substantially influence corporate actions that conflict with the interests of our public stockholders, such as:

     - approving or defeating mergers or takeover attempts;

     - changing the size and composition of our board of directors and committees of our board of directors;

     - causing us to issue or dispose of securities;

     - amending our charter documents;

     - determining the amount and time of dividends paid to Creo SRL and holders of Class A common stock; and

     - otherwise controlling management and operations and the outcome of stockholder votes.

SINCE ONE OF OUR DIRECTORS IS THE CHIEF EXECUTIVE OFFICER AND A DIRECTOR OF CREO, CONFLICTS OF INTEREST MAY ARISE.

     Currently, Amos Michelson is a director of our company and the chief executive officer and a director of Creo, which may create conflicts of interest. Mr. Michelson has fiduciary duties to manage Creo, including its investments in subsidiaries and affiliates, in a manner beneficial to Creo and its stockholders. Similarly, our directors and officers have fiduciary duties to manage our company in a manner beneficial to us and our stockholders. In some circumstances, Mr. Michelson's duties to Creo and its stockholders may conflict with his duties as a director of our company.

AS A RESULT OF OUR RECENT ACQUISITIONS, WE HAVE RECORDED A SIGNIFICANT AMOUNT OF GOODWILL THAT WILL ADVERSELY AFFECT OUR FUTURE OPERATING RESULTS.

     As a result of our recent acquisitions, we have recorded a significant amount of goodwill that will adversely affect our operating results for the foreseeable future. Pro forma as of December 31, 1999, we had goodwill of $124.5 million, which we expect to amortize over three years from the dates of these acquisitions. If the amount of recorded goodwill is increased, or we have future losses and are unable to demonstrate our ability to recover the amount of goodwill, the amount of amortization could be increased or the period of amortization could be shortened. This would increase annual amortization charges or result in the write-off of goodwill in a one-time non-cash charge, which could be significant and would likely harm our operating results.

WE EXPECT TO CONTINUE TO INCUR SIGNIFICANT FUTURE NET LOSSES, WHICH MAY CAUSE OUR STOCK PRICE TO DECLINE.

     We incurred an actual net loss of $10.9 million and a pro forma net loss of $56.7 million for the year ended December 31, 1999. We anticipate that we will continue to incur net losses for the foreseeable future. If we continue to incur net losses, we may not be able to hire additional personnel or make necessary investments in capital equipment, sales, marketing, customer support and research and development programs in accordance with our present plans. We do not know when or if we will become profitable. To become profitable, we must control our costs and significantly increase our revenue through adoption of our Web-based solution by existing and prospective customers.

WE MAY ENGAGE IN FUTURE ACQUISITIONS OR INVESTMENTS THAT COULD DILUTE YOUR INVESTMENT, CAUSE US TO INCUR SIGNIFICANT EXPENSES OR HARM OUR BUSINESS.

     To expand our business and our customer base, we intend to continue to pursue acquisition or investment opportunities that we believe would complement our business or enhance our technological capabilities. To be successful, we must effectively compete with numerous other potential acquirors. Integrating any newly acquired businesses, products, services or technologies may be expensive and time-consuming. To finance any acquisitions or investments, we may need to raise additional funds through public or private equity or debt financings. Equity financings would dilute the ownership interests of our existing stockholders. In addition, we may not be able to operate an acquired business successfully or effectively integrate any acquired products, services or technologies. Future acquisitions could also result in large and immediate write-offs, incurrence of debt and contingent liabilities or amortization of expenses related to goodwill and other intangibles, any of which could harm our operating results.

WE ARE SUBSTANTIALLY DEPENDENT ON OUR STRATEGIC ALLIANCE AGREEMENT WITH CREO, AND THE TERMINATION OF THAT AGREEMENT WOULD SERIOUSLY HARM OUR BUSINESS.

     We are substantially dependent on our strategic alliance agreement with Creo pursuant to which Creo has agreed to grant us the license to use, modify and sell all of the technology related to Creo's Web-based print management services, and provide us with sales support, product servicing services and research and development services. In addition, Creo has a right of first refusal to develop all technology used to manipulate or modify digital content, such as changes to the color or font, and related materials for us. We must reimburse Creo for costs related to its development of this technology. Creo may terminate the strategic alliance agreement if we fail to comply with any provision of the agreement, subject to our ability to cure within 30 days. The termination of this agreement would significantly harm our business due to the loss of access to Creo's sales force, and due to the fact that Creo could then compete with us.

OUR BUSINESS WOULD BE SERIOUSLY HARMED IF WE ARE UNABLE TO ATTRACT AND RETAIN KEY MANAGEMENT, PRODUCT DEVELOPMENT AND SALES AND MARKETING PERSONNEL.

     Our future success depends on the continued services of our current key management and product development personnel, including William L. Guttman, our Chairman and Chief Executive Officer, Marc D. Olin, our President and Chief Operating Officer, Joseph J. Whang, our Chief Financial Officer, David Lemaster, our Senior Vice President of Worldwide Sales, and Ronald F. Hyland Sr., our Chief Technology Officer. Our future success also depends on our continuing ability to identify, attract, train and retain a substantial number of highly skilled managerial, sales and marketing and technical personnel. Competition for top management and technical personnel is intense, and we may not be able to recruit and retain the personnel we need. In addition, most of our existing management personnel have been employed by us for less than a year and may not integrate successfully as a team. The loss of any one of our key management personnel, or the inability to identify, attract, retain and integrate additional qualified personnel, would make it difficult for us to manage our business successfully and pursue our strategic objectives.

OUR OPERATING EXPENSES ARE LIKELY TO INCREASE AS WE EXPAND OUR BUSINESS AND IF OUR REVENUES DO NOT CORRESPONDINGLY INCREASE, OUR BUSINESS AND OPERATING RESULTS COULD SUFFER.

     We expect to increase our operating expenses significantly to:

     - integrate the businesses of those companies which we recently acquired;

     - expand our sales and marketing organization and activities;

     - continue to develop our services and technology; and

     - hire additional personnel.

     We expect that our operating expenses will continue to increase in absolute dollars and may increase as a percentage of revenues. If our revenues do not correspondingly increase, our business and operating results could suffer.

COMPETITION IN THE MARKET FOR PRINT MANAGEMENT IS INTENSE AND OUR BUSINESS WILL SUFFER IF WE ARE UNABLE TO COMPETE SUCCESSFULLY.

     Competition in the market for print management solutions is intense, and we expect competition to intensify significantly in the future. We currently compete with companies that offer enterprise software applications for the printing industry and companies that offer proprietary Web-based print procurement services. We potentially will compete with other companies that offer business-to-business electronic commerce solutions. Some of our current and potential competitors have:

     - longer operating histories;

     - larger customer bases;

     - greater brand recognition; and

     - significantly greater financial, marketing and other resources.

     Our current and potential competitors may develop solutions that are superior to or achieve greater market acceptance than ours. If we are unable to provide competitive services, our business will suffer.

WE MAY FAIL TO MEET QUARTERLY FINANCIAL EXPECTATIONS, WHICH MAY CAUSE THE MARKET PRICE OF OUR CLASS A COMMON STOCK TO DECLINE.

     Our operating results are difficult to predict and may vary significantly from quarter to quarter in the future. Our quarterly operating results may fluctuate as a result of many factors, including, but not limited to:

     - the size and timing of sales and deployment of our Web-based solution;

     - market acceptance of and demand for our Web-based solution;

     - the amount and timing of operating costs and capital expenditures relating to expansion of our business;

     - the costs of integrating acquired companies;

     - technical difficulties or system outages;

     - the announcement or introduction of new solutions by our competitors;

     - changes in our pricing structure or that of our competitors; and

     - the fixed nature of our operating expenses.

     As a result of the above factors, and since our historical financial results are not indicative of our future results, our quarterly operating results are difficult to predict and may fall below market analysts' expectations in some future quarters, which could lead to a decline in the market price of our Class A common stock.

OUR RESULTS OF OPERATIONS WILL BE HARMED BY CHARGES ASSOCIATED WITH OUR PAYMENT OF STOCK-BASED COMPENSATION AND CHARGES ASSOCIATED WITH OTHER SECURITIES ISSUANCES BY US.

     We expect to incur a significant amount of amortization in future periods, which would negatively affect our operating results. We expect to amortize approximately $0.4 million of stock-based compensation for the quarter ending March 31, 2000 and may incur additional amortizable charges in the future in connection with the grant of stock-based compensation at below market value.

     In addition, in March 2000 we issued warrants to purchase an aggregate of 2,505,072 shares of Class A common stock, of which warrants for 1,773,913 shares are exercisable subject to the occurrence of specified future events or the achievement of certain milestones. If the exercise price of these variable warrants is lower than the market value of our common stock if and when specified conditions are achieved, we will record an expense. We cannot quantify the amount of this expense, however based upon the initial public
offering price of $       , the fair value of these warrants is approximately
$          . See Note 13 of Notes to printCafe, Inc.'s Financial Statements. As a result of issuing these warrants our earnings per share will be adversely affected.

OUR BUSINESS WILL SUFFER IF WE ARE UNABLE TO ENHANCE AND DEVELOP NEW
TECHNOLOGIES.

     The market for electronic commerce solutions for the printing industry is subject to rapidly changing technologies and increasing customer demands. We may be unable to adapt or enhance our Web-based solution to meet these challenges in a timely and cost-effective manner. If we fail to improve the integrated performance features or functionality of our technology, customers may decide against purchasing our Web-based solution.

OUR TECHNOLOGIES AND PROCESSES MAY CONTAIN UNDETECTED ERRORS OR DEFECTS WHICH COULD INTERRUPT THEIR OPERATION OR LIMIT THEIR CAPACITY.

     Our technologies and processes are complex and may contain undetected errors or suffer unexpected failures. These errors or failures may disrupt our operations or those of our customers, damage our reputation, and result in loss of, or delay in, market acceptance of our Web-based solution. We may discover software errors in new releases of our technologies and processes after their introduction. We may experience delays in release, lost revenues and customer frustration during the period required to correct these errors.

IF WE FAIL TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS, OUR COMPETITIVE POSITION AND OUR BUSINESS WOULD BE HARMED.

     We regard our copyrights, service marks, trademarks, trade secrets and similar intellectual property as critical to our success. We rely on patent, trademark and copyright law, trade secret protection and confidentiality and/or license agreements with our employees, customers and strategic partners to protect our proprietary rights. These precautions may not prevent misappropriation or infringement of our intellectual property.

     In addition, the status of United States patent protection in the software and Internet industries is not well defined and will evolve as the U.S. Patent and Trademark Office grants additional patents. We do not know if any future patent applications by us will result in a patent being issued within the scope of the claims we seek, if at all, or whether any patents we may receive will be challenged or invalidated. In addition, the laws in foreign countries may not protect our proprietary rights to the same extent as laws in the United States.

WE MAY FACE INTELLECTUAL PROPERTY CLAIMS THAT COULD BE COSTLY TO DEFEND AND COULD PREVENT US FROM SELLING OUR WEB-BASED PRINT MANAGEMENT SOLUTION.

     Third parties may infringe or misappropriate our intellectual property or assert infringement claims against us. In addition, because the content of patent applications in the United States are not publicly disclosed until the patent is issued, applications may have been filed which relate to our Web-based print management solution. Intellectual property litigation is expensive and time consuming and could divert management's attention from our business operations. This litigation could also require us to develop non-infringing technology or enter into royalty or licensing agreements with third parties. These royalty or license agreements, if required, may not be available on acceptable terms, if at all. If we cannot develop non-infringing technology or license the technology, our business would be harmed.

                     RISKS RELATED TO THE INTERNET INDUSTRY

OUR SUCCESS DEPENDS ON THE CONTINUED GROWTH AND ACCEPTANCE OF THE INTERNET FOR BUSINESS-TO-BUSINESS ELECTRONIC COMMERCE.

     Our success depends on the growth and acceptance of the Internet as a medium for executing transactions. If companies do not continue to demand industry specific electronic commerce solutions capable of connecting large numbers of buyers and suppliers, enabling automated transaction execution and integrating complex supply chains, then the market for our solution may disappear. If the market for Web-based print management products and services fails to grow or grows more slowly than we anticipate, our business would suffer.

UNPLANNED SYSTEM INTERRUPTIONS AND CAPACITY CONSTRAINTS COULD DISRUPT OUR BUSINESS AND DAMAGE OUR REPUTATION.

     We must offer customers reliable, secure and continuous service to attract and retain customers and persuade them to increase their reliance on our Web-based solution. As the volume of data traffic on printCafe-powered Web sites increases, we must continuously upgrade and enhance our technical infrastructure to accommodate the increased demands placed on our systems. Our operations also depend in part on our ability to protect our systems against physical damage from fire, earthquakes, power loss, telecommunications failures, computer viruses, unauthorized user access or hacker attacks, physical break-ins and similar events. Any interruption or decrease in response time of our Web-based services could damage our reputation, reduce customer satisfaction and decrease usage of our services.

IF OUR SYSTEM SECURITY IS BREACHED, OUR BUSINESS AND REPUTATION COULD SUFFER.

     A fundamental requirement for online communications and transactions is the secure transmission of confidential information over public networks. Third parties may attempt to breach our security or that of our customers. Any breach in our online security could result in liability to our customers, damage to our reputation and harm to our business. Our servers are vulnerable to computer viruses or software programs that disable or impair computers, physical or electronic break-ins and similar disruptions, which could lead to loss of data. We may need to spend significant resources to license technologies to protect against security breaches or to address problems caused by a security breach.

INCREASING GOVERNMENTAL REGULATION ON ELECTRONIC COMMERCE AND LEGAL UNCERTAINTIES COULD DECREASE DEMAND FOR OUR WEB-BASED PRINT MANAGEMENT SERVICE OR INCREASE OUR COST OF DOING BUSINESS.

     We are subject not only to regulations applicable to businesses generally, but also to laws and regulations directly applicable to electronic commerce. Although there are currently few of these laws and regulations, state, federal and foreign governments may adopt more of these laws and regulations. The adoption of new laws or the adaptation of existing laws to the Internet may decrease the growth in the use of the Internet, which could in turn decrease the demand for our services, increase our cost of doing business or otherwise harm our business. Federal, state, local and foreign governments are considering a number of legislative and regulatory proposals relating to Internet commerce. As a result, a number of laws or regulations may be adopted regarding:

     - the pricing and taxation of goods and services offered over the Internet;

     - intellectual property ownership; and

     - the characteristics and quality of products and services offered over the Internet.

     It is also uncertain as to how existing laws may be applied to the Internet in areas such as property ownership, copyright, trademark and trade secrets. The recent growth of Internet commerce has been attributed by some to the lack of sales and value-added taxes on interstate sales of goods and services over the Internet. Numerous state and local authorities have expressed a desire to impose such taxes on sales to consumers and businesses in their jurisdictions. The Internet Tax Freedom Act of 1998 prevents imposition of such taxes through October 2001. If the federal moratorium on state and local taxes on Internet sales is not renewed, or if it is terminated before its expiration, sales of goods and services over the Internet could be subject to multiple overlapping tax schemes, which could substantially hinder the growth of Web-based commerce, including sales of our solution.

                         RISKS RELATED TO THIS OFFERING

OUR STOCK PRICE MAY BE VOLATILE, AND YOU MAY NOT BE ABLE TO RESELL YOUR SHARES AT OR ABOVE THE INITIAL PUBLIC OFFERING PRICE.

     Prior to this offering, our Class A common stock was not publicly traded. An active trading market may not develop or be sustained after this offering. You may not be able to sell your shares at or above the initial offering price.

     The market price for our shares of Class A common stock is likely to be very volatile due to a number of factors, including:

     - actual or anticipated fluctuations in our quarterly operating results;

     - changes in, or our failure to meet, analysts' or investors' estimates or expectations;

     - changes in market valuations of similar companies;

     - the gain or loss of significant customers;

     - announcements of significant contracts or new products and services by us or our competitors;

     - acquisitions, strategic partnerships, joint ventures or capital commitments by us or our competitors;

     - additions or departures of key personnel;

     - release of lock-up or other transfer restrictions on our outstanding shares of Class A common stock or sales of additional shares of Class A common stock;

     - general conditions in the Internet commerce and printing industries; and

     - other events or factors that negatively affect the stock market.

WE MAY NEED ADDITIONAL CAPITAL, AND DIFFICULTY IN OBTAINING ADDITIONAL CAPITAL COULD HARM OUR BUSINESS.

     We believe that the net proceeds of this offering, together with cash from operations and our existing cash and cash equivalents, will be sufficient to meet our anticipated cash needs for working capital and capital expenditures for at least the next 12 months. However, we may choose to, or need to, raise additional capital due to unforeseen circumstances or changes in our growth strategy. Our future capital requirements will depend on many factors that are difficult to predict, including:

     - our rate of revenue growth;

     - our operating losses;

     - the cost of converting existing customers to our Web-based service and obtaining new customers;

     - the cost of upgrading, maintaining and integrating our infrastructure and other systems; and

     - the size, timing and structure of any acquisition that we complete.

     As a result, we cannot predict with certainty the timing or amount of our future capital needs. We have no commitments for additional financing, and we may experience difficulty in obtaining additional funding on favorable terms, or at all. Any difficulty in obtaining additional financial resources could force us to curtail our operations or prevent us from pursuing our growth strategy. Any future funding may dilute the ownership of our stockholders or impose limitations on our operations.

WE MAY BECOME INVOLVED IN SECURITIES CLASS ACTION LITIGATION, WHICH COULD DIVERT MANAGEMENT'S ATTENTION FROM OUR BUSINESS AND HARM OUR BUSINESS.

     The stock market has experienced significant price and volume fluctuations that have affected the market prices for the common stock of technology companies, particularly Internet companies. These broad market fluctuations may cause the market price of our common stock to decline. Securities class action litigation has often been brought against a company following periods of volatility with respect to that company's stock price. We may become involved in this type of litigation in the future. This type of litigation is often expensive and diverts management's attention and resources from our business, which could harm our business and operating results.

PURCHASERS OF OUR CLASS A COMMON STOCK WILL SUFFER IMMEDIATE AND SUBSTANTIAL DILUTION.

     Purchasers of our Class A common stock in this offering will experience
immediate dilution of $     per share based on an assumed initial public
offering price of $          . Purchasers will also experience additional
dilution upon the exercise of outstanding options and warrants. The initial public offering price is expected to be substantially higher than the book value per share of our Class A common stock.

IF WE DO NOT USE THE PROCEEDS FROM THIS OFFERING IN A MANNER BENEFICIAL TO US, OUR BUSINESS COULD SUFFER.

     Our management will have broad discretion over the manner in which the proceeds of this offering are applied. As a result, our management may not spend the proceeds from this offering in ways which may be beneficial to us or our stockholders. See "Use of Proceeds."

OUR EXISTING STOCKHOLDERS WILL BE ABLE TO EXERCISE SIGNIFICANT CONTROL OVER ALL MATTERS REQUIRING STOCKHOLDER APPROVAL.

     On completion of this offering, our executive officers, directors and 5% stockholders and other affiliates, will beneficially own, in the aggregate,
approximately      % of our outstanding Class A common stock. As a result, these stockholders, acting together, would be able to exercise significant control over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, which may have the effect of delaying or preventing a third party from acquiring control over us.

PROVISIONS OF OUR CHARTER DOCUMENTS AND DELAWARE LAW CONTAIN PROVISIONS THAT MAY DISCOURAGE A TAKEOVER, WHICH COULD LIMIT THE PRICE INVESTORS MIGHT BE WILLING TO PAY IN THE FUTURE FOR OUR CLASS A COMMON STOCK.

     Provisions of our certificate of incorporation and our bylaws may have the effect of delaying or preventing an acquisition, a merger in which we are not the surviving company or changes in our management. In addition, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law. These provisions may prohibit large stockholders, in particular those owning 15% or more of the outstanding voting stock, from consummating a merger or combination including us. These provisions could limit the price that investors might be willing to pay in the future for our Class A common stock.

FUTURE SALES OF OUR CLASS A COMMON STOCK MAY DEPRESS OUR STOCK PRICE.

     Sales of a substantial number of shares of our Class A common stock into the public market after this offering could cause the market price of our Class A common stock to drop significantly. After this offering, we will have outstanding shares of Class A common stock assuming no exercise of the underwriters' over-allotment option. All the shares sold in this offering will be freely tradable at the date of this prospectus.

     Substantially all of the holders of our Class A common stock and stock options are subject to agreements that limit their ability to sell Class A common stock. These holders cannot sell or otherwise dispose of any shares of Class A common stock for a period of at least 180 days after the date of this prospectus without the prior written approval of Donaldson, Lufkin & Jenrette. However, if the average price of our shares appreciates by a specified amount following the date of this prospectus, those holders who are not our officers, directors or affiliates may be eligible to sell up to 25% of their shares either 90 days after the date of this prospectus or on the second business day following the release of our next quarterly financial statements, whichever day comes first. Under these agreements, such holders may also be eligible to sell an additional 25% of their shares 135 days after the date of this prospectus if the average price of our shares continues to equal or exceed the targeted amount. When these agreements expire, all of the shares of Class A common stock and the shares underlying the options will become eligible for sale, in most cases only pursuant to the volume, manner of sale and notice requirements of Rule 144.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Some of the statements contained in this prospectus contain forward-looking information. These statements are found in the sections entitled "Prospectus Summary," "Risk Factors," "Pro Forma Condensed Consolidated Financial Statements," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus. They include statements concerning:

     - our business strategy;

     - liquidity and capital expenditures;

     - our use of the proceeds of the offering;

     - future sources and nature of revenue;

     - future expenses and investments;

     - future profitability;

     - expansion of our services and technologies;

     - sales trends;

     - trends in the print industry generally;

     - Year 2000 issues;

     - trends in government regulation; and

     - payment of dividends.

     You can identify these statements by forward-looking words such as "expect," "anticipate," "believe," "goal," "plan," "intend," "estimate," "predict," "potential," "continue," "may," "will" and "should" or similar words. You should be aware that these statements are subject to known and unknown risks, uncertainties and other factors, including those discussed in the section entitled "Risk Factors," that could cause the actual results to differ materially from those suggested by the forward-looking statements.

     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. You should not place undue reliance on these forward-looking statements.

                                USE OF PROCEEDS

     We estimate that the net proceeds from the sale of the shares of Class A
common stock we are offering will be approximately $     million, at an assumed
initial public offering price of $     per share, after deducting the estimated
underwriters' discount and offering expenses. If the underwriters' over-allotment option is exercised in full, we estimate that our net proceeds
will be approximately $          million.

     The principal purposes of this offering are to obtain additional capital, to create a public market for our Class A common stock, to enhance our ability to acquire other businesses, products or technologies and to facilitate future access to public equity markets. We intend to use approximately $32.8 million of the net proceeds of this offering for repayment of debt as indicated below. We intend to use the remaining net proceeds for working capital and other general corporate purposes. We may also use a portion of the net proceeds from this offering to acquire or invest in businesses, technologies or products that are complementary to our business. Except as described under "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Recent Developments," we currently have no commitments or agreements with respect to any acquisitions. Pending our use of the net proceeds, we intend to invest them in interest-bearing, investment grade securities.

     The principal amounts and interest rates as of March 10, 2000 of the outstanding indebtedness which we intend to repay with a portion of the net proceeds of this offering are summarized in the following table:

                                                          AMOUNT
                                                       OUTSTANDING            INTEREST RATE
HOLDER OF PROMISSORY NOTE                          AS OF MARCH 10, 2000    AS OF MARCH 10, 2000
Shareholders of Hagen Systems, Inc. .............     $ 6.0 million                8.75%
Shareholders of Logic Associates, Inc. ..........     $23.8 million                8.00%
Shareholders of M Data, Inc. dba PrintSmith......     $ 3.0 million                8.00%
                                                      -------------
          Total..................................     $32.8 million

                                DIVIDEND POLICY

     We have never declared or paid cash dividends on our capital stock. We currently intend to retain all available funds and any future earnings for use in the operation of our business and we do not anticipate paying any cash dividends in the foreseeable future.

                                 CAPITALIZATION

     The following table illustrates our capitalization as of December 31, 1999:

     - on an actual basis;

     - on a pro forma basis after giving effect to the (i) acquisitions of PSI, Hagen and Logic, (ii) preferred and common stock financings completed by us subsequent to December 31, 1999 and (iii) conversion of all outstanding shares of preferred stock into shares of Class A and Class B common stock upon the closing of this offering; and

     - on the same pro forma basis as above, adjusted to give effect to the receipt of the net proceeds from the sale by us of the shares of Class A common stock offered hereby at an assumed initial public offering price
       of $          per share, after deducting the estimated underwriters'
       discount and offering expenses and the repayment of $32.8 million of outstanding indebtedness as described in "Use of Proceeds."

                                                               AS OF DECEMBER 31, 1999
                                                         -----------------------------------
                                                                                  PRO FORMA
                                                          ACTUAL    PRO FORMA    AS ADJUSTED
                                                                   (IN THOUSANDS)
Current portion of long-term debt......................  $  1,538   $  1,429
Current portion of capital lease obligations...........       102        102
Long-term debt, less current portion...................       953     59,355
Obligations under capital leases.......................        93        131
Series B redeemable convertible preferred stock,
  $0.0001 par value; no shares authorized actual;
  31,250,000 shares authorized pro forma; no shares
  issued and outstanding actual; 31,186,312 shares
  issued and outstanding pro forma; none pro forma as
  adjusted.............................................        --     24,011
Series C redeemable convertible preferred stock,
  $0.0001 par value; no shares authorized actual;
  2,015,082 shares authorized pro forma; no shares
  issued and outstanding actual; 1,765,082 shares
  issued and outstanding pro forma; none pro forma as
  adjusted.............................................        --      9,337
Series C-1 redeemable convertible preferred stock,
  $0.0001 par value; no shares authorized actual;
  150,000 shares authorized pro forma; no shares issued
  and outstanding actual; 150,000 shares issued and
  outstanding pro forma; none pro forma as adjusted....        --        770
Series D redeemable convertible preferred stock,
  $0.0001 par value; no shares authorized actual;
  550,000 shares authorized pro forma; no shares issued
  and outstanding actual; 58,125 shares issued and
  outstanding pro forma; none pro forma as adjusted....        --        463

                                                               AS OF DECEMBER 31, 1999
                                                         -----------------------------------
                                                                                  PRO FORMA
                                                          ACTUAL    PRO FORMA    AS ADJUSTED
                                                                   (IN THOUSANDS)
Series D-1 redeemable convertible preferred stock,
  $0.0001 par value; no shares authorized actual;
  225,000 shares authorized, issued and outstanding pro
  forma; none pro forma as adjusted....................        --      1,787
Stockholders' equity (deficit):
     Series A convertible preferred stock, $0.0001 par
       value; 5,000,000 shares authorized actual;
       2,500,000 shares authorized pro forma; 2,455,798
       shares issued and outstanding actual and pro
       forma; none pro forma as adjusted...............        --         --
     Series A-1 convertible preferred stock, $0.0001
       par value; 15,000,000 shares authorized actual;
       10,250,000 shares authorized pro forma;
       9,725,096 shares issued and outstanding actual
       and pro forma; none pro forma as adjusted.......         1          1
     Common stock, $0.0001 par value; 25,000,000 shares
       authorized actual; 3,907,968 shares issued and
       outstanding actual; no shares authorized, issued
       and outstanding pro forma and pro forma as
       adjusted........................................        --         --
     Class A common stock, $0.0001 par value; no shares
       authorized actual; 118,750,000 shares authorized
       pro forma; no shares issued and outstanding
       actual; 8,821,064 shares issued and outstanding
       pro forma;              shares issued and
       outstanding pro forma as adjusted...............        --          1
     Class B common stock, $0.0001 par value; no shares
       authorized actual; 31,250,000 shares authorized
       pro forma; no shares issued and outstanding
       actual and pro forma; and 31,186,312 shares
       issued and outstanding pro forma as adjusted....        --         --
     Class C common stock, $0.0001 par value; no shares
       authorized actual; 1,150,000 shares authorized
       pro forma; no shares issued and outstanding
       actual; 1,132,502 shares issued and outstanding
       pro forma and pro forma as adjusted.............        --         --
Additional paid-in capital.............................    18,268     67,082
Accumulated deficit....................................   (11,428)   (11,428)
Treasury stock.........................................      (158)      (158)
Notes receivable from Class A common stockholders......    (1,721)    (1,721)
                                                         --------   --------      --------
Total stockholders' equity.............................     4,962     53,777
                                                         --------   --------      --------
Total capitalization...................................  $  7,648   $151,162
                                                         ========   ========      ========

     This table excludes the following shares:

     - 908,037 shares of our Class A common stock reserved for issuance under our 1999 stock incentive plan, of which 899,191 shares were subject to options outstanding as of March 10, 2000 with a weighted average exercise price of $1.18 per share;

     - 10,000,000 shares of our Class A common stock reserved for issuance under our 2000 stock incentive plan, of which 1,156,169 shares were subject to options outstanding as of March 10, 2000 with a weighted average exercise price of $6.91 per share;

     - 566,764 shares of our Class A common stock issued in March 2000 in connection with the acquisitions of AHP and PrintSmith;

     - 2,500,000 shares of our common stock reserved for issuance under our 2000 employee stock purchase plan none of which shares are outstanding;

     - 2,505,072 shares of our Class A common stock issuable upon exercise of warrants granted after December 31, 1999, with a weighted average exercise price of $7.58 per share.

     - 66,666 shares of our Class A common stock issued in March 2000 in connection with the purchase of advertising, and

     - 190,948 shares of Series A-1 convertible preferred stock repurchased by us on March 8, 2000.

                                    DILUTION

     The pro forma net tangible book value of our Class A common stock as of
December 31, 1999 was approximately $     , or $     per share of Class A common
stock. Pro forma net tangible book value represents the amount of total tangible assets less total liabilities divided by the total number of shares of Class A common stock outstanding, after giving effect to the acquisitions of PSI, Hagen and Logic, the related preferred and common stock financings and the conversion of all shares of preferred stock outstanding at December 31, 1999. After giving
effect to the sale of the          shares of Class A common stock offered by us
at an assumed initial public offering price of $     per share, and application
of the estimated net proceeds from this sale after deducting repayment of certain indebtedness incurred in connection with the acquisitions listed above, our pro forma net tangible book value as of December 31, 1999 would have been
$     , or $     per share of Class A common stock. This represents an immediate
increase in net tangible book value of $     per share to existing stockholders
and an immediate dilution of $     per share to new investors. The following
table illustrates this per share dilution:

Assumed initial public offering price per share.............              $
  Pro forma net tangible book value per share before the
     offering...............................................    $
  Increase per share attributable to new investors..........
                                                                ------
Pro forma net tangible book value per share after the
  offering..................................................
                                                                          ------
Dilution per share to new investors.........................              $
                                                                          ======

     The following table summarizes, as of December 31, 1999, on the pro forma basis described above, the differences between the existing stockholders and new investors with respect to the number of shares of Class A common stock purchased from us, the total consideration paid to us and the average price per share paid.

                                           SHARES PURCHASED     TOTAL CONSIDERATION
                                           -----------------    -------------------    AVERAGE PRICE
                                           NUMBER    PERCENT    AMOUNT     PERCENT       PER SHARE
Existing stockholders....................                  %    $                 %       $
New investors............................
                                           ------     -----     ------      ------
          Totals.........................             100.0%    $            100.0%
                                           ======     =====     ======      ======

     The information presented with respect to existing stockholders excludes:

     - 908,037 shares of our Class A common stock reserved for issuance under our 1999 stock incentive plan, of which 899,191 shares were subject to options outstanding as of March 10, 2000 with a weighted average exercise price of $1.18 per share;

     - 10,000,000 shares of our Class A common stock reserved for issuance under our 2000 stock incentive plan, of which 1,156,169 shares were subject to options outstanding as of March 10, 2000 with a weighted average exercise price of $6.91 per share;

     - 2,500,000 shares of our Class A common stock reserved for future issuance under our 2000 employee stock purchase plan, none of which shares are outstanding;

     - 2,505,072 shares of our Class A common stock issuable upon exercise of warrants granted after December 31, 1999, with a weighted average exercise price of $7.58 per share;

     - 566,764 shares of our Class A common stock issued in March 2000 in connection with the acquisitions of PrintSmith and AHP;

     - 66,666 shares of Class A Common Stock issued in March 2000 in connection with the purchase of advertising; and

     - 190,948 shares of Series A-1 convertible preferred stock repurchased by us in March 2000.

     See "Management -- Stock Plans," "Related Party Transactions" and Note 13 of Notes to printCafe, Inc.'s Financial Statements.

           UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

     The following unaudited pro forma condensed consolidated financial data is derived from the historical consolidated financial statements of printCafe, Inc., nth degree software, PSI, Hagen and Logic. The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 1999 and the unaudited pro forma condensed consolidated balance sheet as of December 31, 1999 are adjusted to give effect to the following:

     - the common control merger of Prograph Management Systems, Inc., Prograph Bindery Systems, Inc., Prograph Production Systems, Inc. and Prograph Progiciels, Inc.;

     - the acquisitions of nth degree, PSI, Hagen and Logic; and

     - the issuances of preferred and common stock occurring after December 31, 1999 and the application of the net proceeds thereon,

as if those acquisitions and issuances had occurred as of January 1, 1999 with respect to the unaudited pro forma condensed consolidated statement of operations, and December 31, 1999 with respect to the unaudited pro forma condensed consolidated balance sheet.

     The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are factually supportable. The unaudited pro forma condensed consolidated financial data does not purport to represent what our consolidated results of operations or consolidated financial position would have been had the acquisitions and issuances described above actually occurred on the dates indicated. In addition, the unaudited pro forma condensed consolidated financial data does not purport to project our consolidated results of operations or consolidated financial position for the current year or any future date or period. You should read the unaudited pro forma condensed consolidated financial data in conjunction with the financial statements of printCafe, nth degree software, PSI, Hagen and Logic and the related notes included in this prospectus.

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1999

                                          NTH DEGREE
                                          TEN MONTHS
                          HISTORICAL        ENDED
                           COMPANY     OCTOBER 31, 1999     PSI      HAGEN     LOGIC    ADJUSTMENTS     PRO FORMA
                          ----------   ----------------   -------   -------   -------   -----------    ------------
                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenue:
  Software licensing....  $    1,298        $  403        $ 6,177   $ 7,412   $ 4,183    $     --      $     19,473
  Consulting............       2,023           317          1,640     2,392     4,333          --            10,705
  Maintenance...........       1,090           194          3,802     5,414     9,911          --            20,411
                          ----------        ------        -------   -------   -------    --------      ------------
         Total
           revenue......       4,411           914         11,619    15,218    18,427          --            50,589
Cost of revenue:
  Software licensing....         129           142          1,072     1,433       757          --             3,533
  Consulting............         966           288          1,305     1,180     2,821          --             6,560
  Maintenance...........         320           121          1,559     3,543     3,799          --             9,342
                          ----------        ------        -------   -------   -------    --------      ------------
  Total cost of
    revenue.............       1,415           551          3,936     6,156     7,377          --            19,435
                          ----------        ------        -------   -------   -------    --------      ------------
         Gross Profit...       2,996           363          7,683     9,062    11,050          --            31,154
Operating expenses:
  Product development...       1,900           112          1,486     2,306     1,977          --             7,781
  General and
    administrative......       2,704           241          2,999     3,981     3,340          --            13,265
  Sales and marketing...         848           761          2,647     2,125     3,579          --             9,960
  Depreciation and
    amortization........       1,006           113            285       549       965      40,984(1)         43,902
  Stock-based
    compensation........       7,274            --             --        --        --          --             7,274
                          ----------        ------        -------   -------   -------    --------      ------------
  Total operating
    expenses............      13,732         1,227          7,417     8,961     9,861      40,984            82,182
                          ----------        ------        -------   -------   -------    --------      ------------
         Income (loss)
           from
           operations...     (10,736)         (864)           266       101     1,189     (40,984)          (51,028)
Other income (expense):
  Interest and dividend
    income..............          21             3             76        85        18          --               203
  Interest expense......         (87)          (46)            --        --      (104)     (5,693)(2)        (5,930)
  Gain (loss) on sale of
    investments.........          --            --             --        62        --          --                62
  Minority interest.....        (107)           --             --        --        --          83(3)            (24)
  Other income
    (expense)...........         (10)           --             --        --       (12)         --               (22)
                          ----------        ------        -------   -------   -------    --------      ------------
         Total other
           income
           (expense)....        (183)          (43)            76       147       (98)     (5,610)           (5,711)
                          ----------        ------        -------   -------   -------    --------      ------------
         Income (loss)
           before
           taxes........     (10,919)         (907)           342       248     1,091     (46,594)          (56,739)
Income tax expense......          --            --              7        --       120        (127)(4)            --
                          ----------        ------        -------   -------   -------    --------      ------------
Net income (loss).......  $  (10,919)       $ (907)       $   335   $   248   $   971    $(46,467)     $    (56,739)
                          ==========        ======        =======   =======   =======    ========      ============
Basic and diluted net
  income (loss) per
  common share..........  $    (1.43)                                                                  $      (4.15)
                          ==========                                                                   ============
Weighted average common
  shares outstanding....       7,627                                                                         13,672
                          ==========                                                                   ============

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                            STATEMENT OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

(1) Represents the amortization expense resulting from the increase in goodwill which is being amortized over a three year period. The merger of all entities under common control and the acquisitions have been accounted for using the purchase method and accordingly, each purchase price has been allocated to the acquired assets and liabilities assumed on the basis of their fair values on the acquisition dates. Goodwill resulting from these transactions relates to the following:

    Acquisitions:
      nth degree software.......................................  $  9,375
      PSI.......................................................    23,902
      Hagen.....................................................    38,482
      Logic.....................................................    52,502
    Merger of all entities under common control.................     1,013
                                                                  --------
    Pro forma goodwill as of January 1, 1999....................  $125,274
                                                                  ========
    Annual amortization.........................................  $ 41,758
    Amortization recorded in the historical financial
      statements................................................      (774)
                                                                  --------
    Pro forma adjustment........................................  $ 40,984
                                                                  ========

(2) Reflects the repayment of debt upon the closing of the preferred and common stock offerings and the related decrease in interest expense, and the increase in debt issued and related interest expense in connection with the acquisitions as follows:

    Increases:
      Notes payable in connection with the acquisition of Logic
         ($23,764 at 8% and
         $22,974 at 12%)........................................  $4,690
      Notes payable in connection with the acquisition of Hagen
         ($12,000 at 8.5%)......................................   1,020
      Notes payable in connection with the acquisition of nth
         degree software ($920 at 9% less actual interest
         expense recorded in the historical financial statement
         of $14)................................................      69
    Decreases:
      Line of credit (average balance of $620 at an average
         interest rate of 8.13%)................................     (50)
      Note payable to bank due July 1, 2004 (amount represents
         actual interest expense)...............................     (29)
      Note payable to bank due March 1, 2000 (balance of $423
         outstanding for two months at 10.5%)...................      (7)
                                                                  ------
      Pro forma adjustment......................................  $5,693
                                                                  ======

(3) Adjustment to reflect 2.5% minority interest of Logic based on net income of $971 (($24)) and elimination of minority interest resulting from common control merger ($107).

(4) Adjustment to reflect income taxes at the amount which would have been recognized on a consolidated basis.

                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                               DECEMBER 31, 1999

                                              HISTORICAL
                                               COMPANY      PSI     HAGEN     LOGIC    ADJUSTMENTS     PRO FORMA
                                              ----------   ------   ------   -------   -----------     ---------
                                                                        (IN THOUSANDS)
ASSETS
Cash and cash equivalents...................   $     --    $   14   $1,135   $   692    $ 20,853(1)    $ 22,694
Marketable securities.......................         --        --      633        --          --            633
Accounts receivable, net....................      1,588     1,629    1,224     2,458          --          6,899
Other current assets........................        135       279      711       953          --          2,078
                                               --------    ------   ------   -------    --------       --------
         Total current assets...............      1,723     1,922    3,703     4,103      20,853         32,304
Property and equipment, net.................        502       634      451     1,337          --          2,924
Deferred taxes..............................         --        --       --     1,030      (1,030)(2)         --
Goodwill, net...............................      9,615        --       --        --     114,886(2)     124,501
Other noncurrent assets.....................         --       469    1,575       676          --          2,720
                                               --------    ------   ------   -------    --------       --------
         Total assets.......................   $ 11,840    $3,025   $5,729   $ 7,146    $134,709       $162,449
                                               ========    ======   ======   =======    ========       ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Line of credit..............................   $    500    $   --   $   --   $   500    $   (500)(1)   $    500
Accounts payable............................        945       496      359       889          --          2,689
Current portion of long term debt and
  capital lease obligations.................      1,640        --      296       176        (581)(1)      1,531
Deferred revenue............................      1,993       438    1,427     1,057          --          4,915
Other current liabilities...................        754       493    1,229       646          --          3,122
                                               --------    ------   ------   -------    --------       --------
         Total current liabilities..........      5,832     1,427    3,311     3,268      (1,081)        12,757
Long-term debt..............................        953        --       --       343      58,059(2)      59,355
Obligations under capital lease.............         93        --       --        38          --            131
                                               --------    ------   ------   -------    --------       --------
         Total liabilities..................      6,878     1,427    3,311     3,649      56,978         72,243
Redeemable preferred stock..................         --        --       --        --      36,368(1)      36,368
Minority interest...........................         --        --       --        --          61(2)          61
Shareholders' equity
  Convertible Preferred Stock
    Series A................................         --        --       --        --          --             --
    Series A-1..............................          1        --       --        --          --              1
  Common Stock..............................
    Class A.................................         --        --       --        --           1(3)           1
    Class B.................................         --        --       --        --          --             --
    Class C.................................         --        --       --        --          --(3)          --
  Common Stock..............................         --        80        2     4,105      (4,187)(4)         --
  Additional paid-in capital................     18,268        --       --     2,198      46,616(3)      67,082
  Retained earnings (deficit)...............    (11,428)    1,518    2,274    (2,806)       (986)(4)    (11,428)
  Accumulated other comprehensive income....         --        --      142        --        (142)(4)         --
  Treasury stock............................       (158)       --       --        --          --           (158)
  Notes receivable from common
    shareholders............................     (1,721)       --       --        --          --         (1,721)
                                               --------    ------   ------   -------    --------       --------
Total shareholders' equity..................      4,962     1,598    2,418     3,497      41,302         53,777
                                               --------    ------   ------   -------    --------       --------
Total liabilities and shareholders'
  equity....................................   $ 11,840    $3,025   $5,729   $ 7,146    $134,709       $162,449
                                               ========    ======   ======   =======    ========       ========

                          NOTES TO UNAUDITED PRO FORMA
                      CONDENSED CONSOLIDATED BALANCE SHEET
                                 (IN THOUSANDS)

(1) Reflects the issuances of preferred and common stock and cash paid for acquisitions as follows:

Source of Proceeds:
  Financing transactions:
     Preferred stock:
       Series B redeemable preferred stock (net of $1,000
        issuance costs).....................................  $24,011
       Series C redeemable preferred stock (net of $900
        issuance costs).....................................    9,337
       Series C-1 redeemable preferred stock (net of $100
        issuance costs).....................................      770
       Series D redeemable preferred stock (net of $50
        issuance costs).....................................      463
       Series D-1 redeemable preferred stock (net of $200
        issuance costs).....................................    1,787
                                                              -------
       Total redeemable preferred stock.....................   36,368
     Common stock:
          Class A common stock (net of $200 issuance
            costs)..........................................    1,795
          Class C common stock (net of $1,050 issuance
            costs)..........................................    8,950
                                                              -------
                                                               47,113
Application of Proceeds:
  Acquisitions:
     PSI....................................................   15,000
     Hagen..................................................    8,000
  Transaction costs (excluding stock issuance costs of
     $3,500)................................................    1,500
  Paydown of line of credit.................................      500
  Paydown of current debt and lease obligations.............      581
  Paydown of long-term debt.................................      679
                                                              -------
                                                               26,260
                                                              -------
                                                              $20,853
                                                              =======

(2) The estimated purchase price is as follows:

                                           PSI       HAGEN      LOGIC      TOTAL
                                         -------    -------    -------    --------
Purchase price:
  Cash.................................  $15,000    $ 8,000    $     -    $ 23,000
  Notes payable........................       --     12,000     46,738      58,738
  Common stock.........................   10,000     20,400      7,670      38,070
  Minority interest(a).................       --         --         61          61
  Transaction costs....................      500        500        500       1,500
                                         -------    -------    -------    --------
                                         $25,500    $40,900    $54,969    $121,369
                                         =======    =======    =======    ========

     The adjustment to long-term debt consists of the following:

Issuance of notes payable...................................  $58,738
Paydown of long-term debt(1)................................     (679)
                                                              -------
                                                              $58,059
                                                              =======

---------------
(a) Adjustment to reflect 2.5% minority interest in Logic.

                          NOTES TO UNAUDITED PRO FORMA
                CONDENSED CONSOLIDATED BALANCE SHEET (CONTINUED)
                             (DOLLARS IN THOUSANDS)

     The preliminary purchase price allocation is as follows:

                                           PSI       HAGEN      LOGIC      TOTAL
                                         -------    -------    -------    --------
Estimated adjustment for goodwill......  $23,902    $38,482    $52,502    $114,886
Deferred income taxes..................       --         --     (1,030)     (1,030)
Fair value of net assets acquired......    1,598      2,418      3,497       7,513
                                         -------    -------    -------    --------
                                         $25,500    $40,900    $54,969    $121,369
                                         =======    =======    =======    ========

(3) To reflect the issuances of preferred and common stock as follows:

                                                                AMOUNT      ADDITIONAL
                                                               RECORDED      PAID-IN
                                     SHARES      PAR VALUE    AS CAPITAL     CAPITAL
                                   ----------    ---------    ----------    ----------
Class A common stock.............   8,821,064      0.0001           1        $ 39,864
Class C common stock.............   1,132,502      0.0001          --           8,950
Elimination of additional paid-in
  capital of acquired
  businesses.....................                                              (2,198)(4)
                                                                             --------
                                                                             $ 46,616
                                                                             ========

(4) To eliminate the shareholders' equity accounts of acquired businesses as follows:

                                         ADDITIONAL    RETAINED     ACCUMULATED OTHER
                               COMMON     PAID-IN      EARNINGS       COMPREHENSIVE
                               STOCK      CAPITAL      (DEFICIT)         INCOME
                               ------    ----------    ---------    -----------------
PSI..........................  $  80       $   --       $ 1,518           $ --
Hagen........................      2           --         2,274            142
Logic........................  4,105        2,198        (2,806)            --
                               ------      ------       -------           ----
                               $4,187      $2,198       $   986           $142
                               ======      ======       =======           ====

                            SELECTED FINANCIAL DATA

     The selected financial and operating data set forth below should be read in conjunction with the financial statements, the notes thereto and the other information contained in this prospectus. The selected balance sheet data as of December 31, 1998 and 1999 and the selected statement of operations data for the three years ended December 31, 1999 have been derived from our audited financial statements appearing elsewhere in this prospectus. The selected balance sheet data as of December 31, 1995, 1996 and 1997 and the selected statement of operations data for the two years ended December 31, 1996 have been derived from our unaudited financial statements not included in this prospectus. The unaudited financial statements have been prepared by us on a basis consistent with the audited financial statements appearing elsewhere in this prospectus and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for fair presentation of such data.

                                                                    YEAR ENDED DECEMBER 31,
                                                        ------------------------------------------------
                                                         1995      1996      1997      1998       1999
                                                          (UNAUDITED)
                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Revenue:
     Software licensing...............................  $1,697    $2,079    $1,835    $2,228    $  1,298
     Consulting.......................................     526     1,102     1,851     2,107       2,023
     Maintenance......................................     198       387       391       907       1,090
                                                        ------    ------    ------    ------    --------
          Total revenue...............................   2,421     3,568     4,077     5,242       4,411
  Cost of revenue:
     Software licensing...............................     273       399       274       267         129
     Consulting.......................................     164       240       661       675         966
     Maintenance......................................      49        52       152       160         320
                                                        ------    ------    ------    ------    --------
          Total cost of revenue.......................     486       691     1,087     1,102       1,415
                                                        ------    ------    ------    ------    --------
  Gross profit........................................   1,935     2,877     2,990     4,140       2,996
  Operating expenses:
     Product development..............................     759     1,092     1,243     1,601       1,900
     General and administrative.......................     664     1,032     1,544     1,651       2,704
     Sales and marketing..............................     239       320       470       397         848
     Depreciation and amortization....................     101       152       146       199       1,006
     Stock-based compensation.........................      --        --        --       254       7,274
                                                        ------    ------    ------    ------    --------
          Total operating expenses....................   1,763     2,596     3,403     4,102      13,732
                                                        ------    ------    ------    ------    --------
  Income (loss) from operations.......................     172       281      (413)       38     (10,736)
  Other income (expense)..............................      15        12       (91)      (22)       (183)
                                                        ------    ------    ------    ------    --------
  Net income (loss)...................................  $  187    $  293    $ (504)   $   16    $(10,919)
                                                        ======    ======    ======    ======    ========
  Basic and diluted net income (loss) per share.......  $  .02    $  .03    $ (.06)   $  .00    $  (1.43)
                                                        ======    ======    ======    ======    ========
  Weighted average shares.............................   8,591     8,591     8,591     8,591       7,627
                                                        ======    ======    ======    ======    ========

                                                                      DECEMBER 31,
                                             --------------------------------------------------------------
                                                1995           1996           1997         1998      1999
                                             (UNAUDITED)    (UNAUDITED)    (UNAUDITED)
                                                                     (IN THOUSANDS)
BALANCE SHEET DATA:
  Working capital (deficit)................     $387          $  536         $ (442)      $ (566)   $(4,109)
  Total assets.............................      934           1,939          2,277        2,025     11,840
  Long term obligations, less current
     portion...............................      209              76             98           68      1,046
  Total stockholders' equity (deficit).....      295             653           (150)        (489)     4,962

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis of our financial condition and results of operations should be read together with "Selected Financial Data" and our financial statements and related notes appearing elsewhere in this prospectus. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. The actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth under "Risk Factors" and elsewhere in this prospectus.

OVERVIEW

     We are a leading provider of comprehensive business-to-business electronic commerce solutions for the printing industry. We recently launched our printCafe solution, which is designed to connect print buyers, printers and printing industry suppliers and automate the printing process by integrating a new Web-based print procurement platform with our existing advanced suite of print design, specification, manufacturing, distribution and supply chain management enterprise software applications. We believe that printCafe is the first end-to-end electronic commerce solution capable of integrating and automating the entire printing process. printCafe is available through our printCafe.com Web site or as a hosted application service through privately-branded Web sites that we create for printers, suppliers and print buyers.

     We sell printCafe through our 40-person direct sales organization and the 127-person direct sales organization of our strategic partner, Creo. Our target customers include the more than 6,500 printing facilities, suppliers and print buyers worldwide that already employ our printing and publishing software applications and the more than 1,400 printing facilities worldwide that already employ Creo's computer-to-plate pre-press products. We also market printCafe indirectly through co-marketing agreements with Andersen Consulting and other strategic partners and through the sales organizations of our printer and supplier customers.

     Since its launch on February 9, 2000, a number of leading print buyers, printers and suppliers have signed contracts to use printCafe, including American Airlines, Andersen Consulting, Champion International Corporation, Costco, Primedia-Intertec, Reader's Digest, Rodale Press, The Sheridan Group, Time Warner and Weider Publications.

     Our predecessor company, Prograph Systems, Inc., has been a leading provider of software applications for the printing industry since 1986. In October 1999, Prograph Systems merged with nth degree software, inc., a leading provider of software applications for print buyers. In February 2000, Prograph Systems changed its name to printCafe, Inc., and launched the new Web-based printCafe solution. During 1999, we committed significant resources in an effort to develop printCafe, including developing an infrastructure, building a management team and hiring additional personnel. As a result, we incurred a net loss of $10.9 million in 1999 and had an accumulated deficit of approximately $11.4 million as of December 31, 1999.

     Our historical revenue was derived from fees for software licensing and related maintenance and consulting. Software licensing revenue is generally recognized upon installation and acceptance by the customer provided that collection is probable. Revenue derived from service and maintenance contracts is recognized ratably over the period during which the applicable service is performed or the term of the contract.

     With the launch of printCafe, we expect to derive an increasing percentage of our revenue going forward by selling printCafe subscription agreements to printers and their suppliers. Subscription fees will vary according to the needs of, and level of functionality required by, each customer. We will continue to perform obligations under our existing service and maintenance contracts for customers who do not wish to transition to printCafe.

RECENT DEVELOPMENTS

     As part of our strategy to build a fully-integrated, end-to-end electronic commerce solution for the printing industry, we have entered into the following agreements and/or consummated the following transactions:

     STRATEGIC ALLIANCE WITH CREO PRODUCTS, INC. In February 2000, we entered into a comprehensive strategic alliance with Creo, a leading provider of pre-press software products. As part of the alliance, Creo SRL, an affiliate of Creo, received 31,186,312 shares of our Series B preferred stock and contributed $25.0 million in cash, and Creo signed a comprehensive services agreement providing us use of its global employee base, granted us an exclusive license to all of the technology related to its print management services business and signed a reciprocal non-compete agreement.

     PROGRAMMED SOLUTIONS, INC. In February 2000, we acquired all of the capital stock of PSI, a leading provider of production and enterprise resource planning software products for commercial printing. PSI shareholders received $15.0 million in cash and 1,724,138 shares of our Class A common stock as consideration.

     HAGEN SYSTEMS, INC. In March 2000, we acquired Hagen, a leading provider of production and enterprise resource planning software products for commercial printing. Hagen shareholders received $8.0 million in cash, promissory notes in an aggregate principal amount of $12.0 million, and 2,310,305 shares of our Class A common stock as consideration.

     A.H.P. SYSTEMS, INC. In March 2000, we acquired AHP, a provider of production and enterprise resource planning software products for commercial printing. The AHP shareholder received $0.8 million in cash and 396,552 shares of our Class A common stock as consideration.

     LOGIC ASSOCIATES, INC. In March 2000, we signed a definitive agreement to acquire approximately 97.5% of the outstanding capital stock of Logic, a leading provider of production and enterprise resource planning software products for commercial printing. Logic shareholders who entered into the definitive agreement will receive promissory notes in an aggregate principal amount of $46.7 million and 652,727 shares of our Class A common stock as consideration.

     M DATA, INC. DBA PRINTSMITH. In March 2000, we acquired all of the outstanding capital stock of PrintSmith, a leading provider of production and enterprise resource planning software products for commercial printing. PrintSmith shareholders received $2.0 million in cash, promissory notes in an aggregate principal amount of $7.0 million and 170,212 shares of our Class A common stock as consideration.

     We accounted for the acquisition of nth degree software using the purchase method of accounting. Accordingly, their results of operations have been included in our financial statements since October 29, 1999, the date of acquisition. Because the transactions with PSI, Hagen, AHP, Logic and PrintSmith had not been completed prior to December 31, 1999, their results of operations are not reflected in our financial statements. We do present certain financial data that is pro forma for the PSI, Hagen and Logic acquisitions (see "Pro Forma Condensed Consolidated Financial Statements"), although these historical pro forma results may not be indicative of the future performance of the combined entity.

     As a result of our recent acquisitions, the launch of printCafe, and our transition to a subscription-based revenue model, our historical financial data is not a meaningful indicator of, and should not be used to predict, our future operating results.

COMPARISON OF YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

REVENUE

     Total revenue increased 27% from $4.1 million in 1997 to $5.2 million in 1998 and decreased 17% to $4.4 million in 1999. The increase in revenue from 1997 to 1998 was primarily attributable to an increase in software support agreements and consulting revenue. The decrease in revenue from 1998 to 1999 was primarily attributable to our transition to a Web-based subscription model.

COST OF REVENUE

     Cost of revenue primarily includes direct labor and other direct costs relating to the installation and support of our printing and publishing software applications. Cost of revenues were $1.1 million in 1997 and 1998 and increased in absolute dollars to $1.4 million in 1999. The increase in absolute dollars was primarily attributable to overall growth in the size of our product support staff. Cost of revenues as a percentage of revenues decreased from 27% in 1997 to 21% in 1998 and increased to 32% in 1999. This decrease from 1997 to 1998 was primarily attributable to the increase in revenues. The increase from 1998 to 1999 was mainly the result of the decrease in revenue coupled with the additional personnel costs. We believe our cost of revenues in the future will primarily consist of expenses related to printCafe. We believe these costs will mainly include direct set-up personnel costs, Web site licensing costs, hosting costs, networking and communication costs and depreciation.

OPERATING EXPENSES

     We classify our operating expenses into five general categories: product development, general and administrative, sales and marketing, depreciation and amortization and stock-based compensation, based upon the nature of the expenditure. We also allocate the total costs for overhead and facilities, based upon headcount, to each of the functional areas that use these services. These allocated charges include general overhead items such as building rent, equipment leasing costs, telecommunication charges and depreciation.

     PRODUCT DEVELOPMENT. Product development expenses consist primarily of expenses related to the development and upgrade of our proprietary software and other technologies. These expenses include employee compensation for software developers and quality assurance personnel and third-party contract development costs. Product development expenses increased from $1.2 million in 1997 to $1.6 million in 1998 and $1.9 million in 1999. Product development expenses as a percentage of revenues increased from 30% in 1997 to 31% in 1998 and 43% in 1999. The increase in absolute dollar amounts from 1997 to 1999 was primarily attributable to continued investment in research and development activities related to the proprietary software products of our predecessor and to develop the Web-based prIntellect(TM) and SimulSpec(TM) technologies. We expect our product development expenses to increase in absolute dollars as we integrate and improve our existing technologies and invest in new technologies.

     GENERAL AND ADMINISTRATIVE. General and administrative expenses consist primarily of compensation for administrative personnel and fees for outside professional advisors. General and administrative expenses increased from $1.5 million in 1997 to $1.7 million in 1998 and $2.7 million in 1999. General and administrative expenses as a percentage of revenues decreased from 38% in 1997 to 31% in 1998 and increased to 61% in 1999. The increase in absolute dollar amounts from

1997 to 1999 was primarily from the addition of finance, human resources, executive and other administrative personnel to support our growth. We expect that general and administrative expenses will continue to increase in absolute dollars in future periods as we integrate our recent acquisitions. These costs are also expected to increase to support our growth and increased costs associated with being a public company.

     SALES AND MARKETING. Sales and marketing expenses consist primarily of costs related to sales and marketing employee compensation, travel, public relations, trade shows and advertising. Sales and marketing expenses decreased from $0.5 million in 1997 to $0.4 million in 1998 and increased to $0.8 million in 1999. Sales and marketing expenses as a percentage of revenues decreased from 12% in 1997 to 8% in 1998 and increased to 19% in 1999. The increase in absolute dollar amounts from 1997 to 1999 was primarily attributable to increased sales and marketing activities as the business developed and the additional personnel associated with the nth degree software acquisition. We expect our sales and marketing expenses to increase in absolute dollars as we increase the size of our sales force, use the Creo sales force, promote our brand and pursue our business development strategy.

     DEPRECIATION AND AMORTIZATION. Goodwill related to the acquisition of other businesses is ratably amortized over a period of three years. Depreciation and amortization expenses increased from $0.1 million in 1997 to $0.2 million in 1998 and to $1.0 million in 1999. Depreciation and amortization expenses as a percentage of revenues were 4% in 1997 and 1998 and increased to 23% in 1999. The increase in absolute dollar amounts from 1998 to 1999 was primarily attributable to the amortization of goodwill recorded in connection with our acquisition of nth degree software and the merger of entities under common control. We expect depreciation and amortization expenses to increase as a result of our other recent acquisitions and our investments in Internet-related equipment and facilities.

     STOCK-BASED COMPENSATION. Stock-based compensation expense relates to grants of employee stock options and issuances of stock with exercise prices lower than the deemed fair value of the underlying shares at the time of grant or issuance and issuance of stock in consideration of salary. Stock-based compensation for employee stock options granted and stock issued is amortized over the vesting period for option grants and recorded immediately for stock issuances. Stock-based compensation expense was $7.3 million in 1999.

OTHER INCOME (EXPENSE)

     Other income (expense) consists primarily of interest income received from the investment of proceeds from our financing activities and gains on the sale of investments, offset by interest expense and other fees related to our borrowings. Other income (expense) decreased from net expense of ($0.1) million in 1997 to net expense of ($20,000) in 1998 and increased to net expense of ($0.2) million in 1999. The increase in absolute dollar amounts in 1998 and the related decrease in 1999 was primarily a result of a non-recurring gain on the sale of our investments. We expect interest income to increase in the short term as a result of investing the net proceeds of this offering and our Series C and Series D preferred stock financings. We also expect interest expense to increase as a result of the interest payable under the promissory notes issued in connection with the Hagen, Logic and PrintSmith acquisitions.

INCOME TAXES

     During 1997 and 1998, we had in place a valid election to be taxed under Subchapter S of the Internal Revenue Code and the respective state codes. As an S corporation, our stockholders were responsible for any federal and state income taxes resulting from our taxable income. Accordingly, the financial statements for the years ended December 31, 1997 and 1998 do not include a provision for federal or state income taxes.

     On October 29, 1999, our S election was terminated. As a result, we are responsible for federal and state income taxes on a going-forward basis, starting October 29, 1999. This change in tax status did not result in our recording of a tax benefit for deferred taxes since a full valuation allowance was recorded on the net deferred tax asset at the time of conversion.

     At December 31, 1999, we had accumulated net operating loss carryforwards for tax purposes of approximately $6.2 million which will expire beginning in 2017 through 2019. Utilization of certain net operating loss carryforwards is subject to limitations under Section 382 of the Internal Revenue Code. A full valuation allowance has been recorded at December 31, 1999 on our management's determination that the recognition criteria for realization of the net deferred tax assets has not been met.

LIQUIDITY AND CAPITAL RESOURCES

     We have funded our operations primarily through funds from operations, term loans and loans from stockholders. As of December 31, 1999, our principal sources of liquidity included approximately $0.1 million of cash and cash equivalents. In February and March 2000, we received an aggregate of $50.6 million through private equity financings, of which $25.8 million was used to fund cash payments at the close of the PSI, Hagen, AHP and PrintSmith acquisitions.

     Net cash provided (used) by operating activities totaled ($0.6) million in 1999, $0.2 million in 1998 and ($0.3) million in 1997, primarily due to our net losses in 1997 and 1999 and our net income in 1998. These were partially offset by non-cash charges of depreciation and amortization of goodwill, deferred revenue adjustments, stock-based compensation and changes in accounts receivable and accounts payable.

     Net cash provided (used) by investing activities totaled ($0.1) million in 1999, $0.1 million in 1998 and ($0.1) million in 1997. Substantial investments in computer equipment and software, office furniture and leasehold improvements, and the acquisition of nth degree software, have all required the use of cash. These amounts have been offset by the proceeds from the sale of investments of $0.2 million in 1997 and $0.3 million in 1998.

     Net cash provided (used) by financing activities was $0.6 million in 1999, ($0.3) million in 1998 and $0.4 million in 1997. Cash from investing activities in 1999 was mainly attributable to the issuance of common stock and the origination of term loans, offset by principle payments on debt and repayments on our line of credit. Cash used by investing activities in 1998 was the result of S corporation distributions and repayment of our line of credit. Cash provided by investing activities in 1997 was primarily the result of borrowings on the line of credit offset by S corporation distributions.

     We expect to fund future operating expenses from revenue generated through the sale of printCafe subscriptions, public or private financings and the net proceeds of this offering. We currently anticipate that the net proceeds from this offering, together with our current cash, cash equivalents, capital lease financing and financings obtained in February and March 2000 will be sufficient to meet our anticipated cash needs for working capital and capital expenditures for at least the next 12 months. However, we may need to raise additional capital to fund our future operations and potential acquisitions.

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

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the FASB issued FAS 133, Accounting for Derivative Instruments and Hedging Activities, which we will be required to adopt for the year ending December 31, 2001. FAS 133 establishes new methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities. Because we do not currently hold any derivative financial instruments and are not currently engaged in hedging activities, the adoption of FAS 133 is not expected to have a material impact on our financial condition or results of operations.

QUALITATIVE AND QUANTITATIVE DISCLOSURES ABOUT MARKET RISK

     For the year ended December 31, 1999, revenue from foreign customers approximated 5% of our total revenue and, as a result, we have not had any material exposure to factors such as changes in foreign currency exchange rates or weak economic conditions in foreign markets. However, in future periods, we expect to increase sales in foreign markets, including Canada and Europe. As our sales are made in U.S. dollars, a strengthening of the U.S. dollar could cause printCafe to be less attractive in foreign markets. Most of our cash equivalents, short-term investments and capital lease obligations are at fixed interest rates, therefore the fair value of these investments is affected by changes in the market interest rates. However, because our investment portfolio is primarily comprised of investments in money market funds and high-grade commercial paper with short maturities, an immediate 10% change in market interest rates would not have a material effect on the fair market value of our portfolio. Therefore, we would not expect our operating results or cash flows to be affected to any significant degree by the effect of a sudden change in market interest rates on our investment portfolio.

YEAR 2000 READINESS DISCLOSURE

     To date, we have not experienced any material interruptions in our operations related to the year 2000 issue. We have not incurred material costs with respect to our year 2000 remediation efforts and do not expect that future costs will be material. However, if we, or third-party providers of hardware, software and communications services fail to remedy any future year 2000 issues, the result could be lost revenues, increased operating expenses, the loss of users and other business interruptions, any of which could harm our business. The failure to adequately address year 2000 compliance issues in the delivery of products and services to our users could result in claims against us of misrepresentation or breach of contract and related litigation, any of which could be costly and time consuming to defend.

                                    BUSINESS

OVERVIEW

     We are a leading provider of comprehensive business-to-business electronic commerce solutions for the printing industry. We recently launched our printCafe solution, which is designed to connect print buyers, printers and printing industry suppliers and automate the printing process by integrating a new Web-based print procurement platform with our existing advanced suite of print design, specification, manufacturing, distribution and supply chain management enterprise software applications. We believe that printCafe is the first end-to-end electronic commerce solution capable of integrating and automating the entire printing process. printCafe is available through our printCafe.com Web site or as a hosted application service through privately-branded Web sites that we create for printers, suppliers and print buyers.

     We sell printCafe through our 40-person direct sales organization and the 127-person direct sales organization of our strategic partner, Creo. Our target customers include the more than 6,500 printing facilities, suppliers and print buyers worldwide that already employ our printing and publishing enterprise software applications and the more than 1,400 printing facilities worldwide that already employ Creo computer-to-plate pre-press products. We also market printCafe indirectly through co-marketing agreements with Andersen Consulting and other strategic partners and through the sales organizations of our printer and supplier customers.

     Since its launch on February 9, 2000, a number of leading print buyers, printers and suppliers have signed contracts to use printCafe, including American Airlines, Andersen Consulting, Champion International Corporation, Costco, Primedia-Intertec, Reader's Digest, Rodale Press, The Sheridan Group, Time Warner and Weider Publications.

INDUSTRY BACKGROUND

THE GROWTH OF BUSINESS-TO-BUSINESS ELECTRONIC COMMERCE

     The Internet is fundamentally changing the way companies conduct business by providing a means to integrate complex business processes, exchange information easily with multiple partners and provide buyers and sellers with an efficient means of executing transactions. As a result, companies of all sizes are adopting Internet strategies to conduct business. According to Gartner Group, Inc., an information technology research firm, the worldwide market for business-to-business electronic commerce will increase from $145.0 billion in 1999 to $7.3 trillion in 2004. Gartner Group also estimates that the business-to-business electronic commerce market will approach $3.0 trillion in 2004 in North America alone. The widespread growth of business-to-business electronic commerce has created a strong demand for industry-specific electronic commerce solutions capable of connecting large numbers of disparate buyers and suppliers, enabling automated transaction execution and integrating complex supply, manufacturing and distribution chains.

THE PRINTING INDUSTRY

     The printing industry is a large, fragmented and geographically dispersed market. The U.S. Department of Commerce estimates that publication and commercial printing accounted for a $211.1 billion market in the United States in 1998. The U.S. Department of Commerce also estimates that there were 21,750 publication printers and 48,250 commercial printers in the United States in 1998.

     The printing industry is divided into publication and commercial printing. Publication printing includes newspapers, catalogs, magazines, books and retail inserts. Commercial printing includes standardized business cards, stationery, brochures, financial printing, direct mail, business forms, customized packaging, labels and other shipping materials. Both publication and commercial printing are characterized by high fixed costs related to plant and equipment and low margins due to competitive pressures.

     Publication printing, which accounted for 54% of the $211.1 billion market, is typically distinguished by:

     - high workflow complexity, including various binding processes, multiple change orders and last minute project changes and additions;

     - extensive postal compliance requirements; and

     - long-term contracts and established customer relationships among print buyers, printers and suppliers.

     Commercial printing, which accounted for 46% of the $211.1 billion market, is typically distinguished by:

     - excess capacity due to unpredictable demand;

     - significant customer service and retention costs due to the ease with which customers can switch to other printers; and

     - a lower degree of job complexity than publication printing.

     As a result of the characteristics of the publication and commercial printing markets, printers continue to seek ways to reduce operating costs, improve productivity, address highly complex print jobs, increase customer satisfaction and enhance customer loyalty.

THE TRADITIONAL PRINT PRODUCTION PROCESS AND ITS INEFFICIENCIES

     The production of customized print products is highly complex and involves numerous interactions within and among print buyers, printers and suppliers. The production process itself can be divided into three separate stages: design and specification; procurement; and manufacturing, distribution and supply chain management.

     DESIGN AND SPECIFICATION. Printed materials are generated through a collaborative process involving a print buyer's in-house and external design, purchasing, sales, marketing and creative personnel. Once all aspects of a print job have been designed, the print job request must be specified, or prepared for communication to the printer in a form that the printer and its systems understand. A printer cannot estimate the cost of a print job until an extensive and detailed list of items, including paper, content, configuration, binding and distribution methods has been provided.

     Traditional means of designing and specifying customized print products have been limited by:

     - the need to manually input and output large amounts of data from multiple sources;

     - the need for a print buyer to understand the intricacies of the printing process and printing terminology in order to submit a complete bid request;

     - the inability for a print buyer to accurately or completely specify a desired design; and

     - the absence of error-checking mechanisms in a complex process where a single design or specification error can dramatically impact the outcome.

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

     PROCUREMENT. The procurement of a print project begins with the transmission of a print specification to one or more printers in order to obtain and evaluate bids that estimate the cost, timing and other elements of a project. The print buyer then uses this information to modify job designs and specifications and select a printer.

     The procurement process has traditionally been characterized by high costs, delays and customer dissatisfaction resulting from:

     - communication with multiple parties across disparate media, including telephone, facsimile, email, voice mail and paper;

     - inconsistent and inaccurate bids due to a print buyer's failure to accurately specify a request, a printer's misinterpretation of a specified request or errors in the manual transmission of data;

     - job requests that violate print buyer spending limits and other corporate policies; and

     - the inability of a print buyer to track the real-time status of a project.

     MANUFACTURING, DISTRIBUTION AND SUPPLY CHAIN MANAGEMENT. This stage encompasses management of the entire supply chain and production process, from inventory of raw materials through pre-press, plating, press, binding, finishing, distribution, invoicing and payment processing.

     The manufacturing, distribution and supply chain management stage has traditionally been characterized by high costs, production errors, delays and customer dissatisfaction stemming from:

     - inconsistent and inaccurate print specifications;

     - the lack of integration between enterprise resource planning and shop floor execution systems;

     - the inability to track the real-time status of inventories and works-in-progress;

     - the inability to manage customer change orders in a timely and accurate manner;

     - the inability to measure, control, and improve the efficiency of production; and

     - the inability of a print buyer to reconcile invoices and process payments.

THE LIMITATIONS OF OTHER ONLINE PRINTING SOLUTIONS

     Recently, several online services have emerged that automate various elements of the printing process. While these services improve some of the inefficiencies associated with the traditional printing process by improving communication between print buyers and printers, we believe that they fail to provide a complete solution for the following reasons:

     - they lack an end-to-end solution that integrates the three stages of the printing process;

     - they are unable to handle high-end, publication print projects and the customized designs and specifications they entail;

     - they dilute printer and supplier brand identities and customer relationships by acting as an intermediary between printers, suppliers and their customers;

     - they require the printer to manually input job specifications into its existing manufacturing, distribution and supply chain management systems to produce a bid request;

     - they fail to provide accurate cost estimates due to poor specifications and errors associated with manual data entry; and

     - they fail to integrate with a printer's enterprise resource planning and shop floor execution systems.

     We believe that the limitations of the traditional print processes as well as those of other online solutions create an opportunity for a company to provide an end-to-end, online printing solution that addresses the inefficiencies that currently exist throughout all stages of the printing process.

THE PRINTCAFE SOLUTION

     We are a leading provider of business-to-business electronic commerce solutions for the printing industry. We recently launched printCafe, which is designed to connect print buyers, printers and printing industry suppliers and automate the printing process by integrating a new Web-based print procurement platform with our existing advanced suite of print design, specification, manufacturing, distribution and supply chain management enterprise software applications.

     The printCafe solution is designed to:

     MAXIMIZE PRODUCTIVITY AND MINIMIZE COSTS THROUGH A COMPLETE END-TO-END SOLUTION. We believe printCafe is the only existing solution that is designed to integrate and automate all stages of the printing process -- from design and specification to procurement to manufacturing, distribution and supply chain management.

     printCafe is designed to enable print buyers to:

        - design, specify, estimate the cost of and order virtually any type of print project;

        - submit job estimate requests to printers and supplies of their choice;

        - track the real-time status of a project;

        - reconcile invoices;

        - centrally manage enterprise spending limits and other corporate policies; and

        - communicate and collaborate in real-time with multiple parties throughout all stages of the printing process.

     printCafe is designed to enable printers and suppliers to:

        - receive orders for, quote accurate prices for and fulfill virtually any type of print project;

        - manage the entire supply chain from procurement to distribution;

        - communicate and collaborate in real-time with multiple parties throughout all stages of the process;

        - use a privately-branded Web site to serve their customers; and

        - present bills online.

     HANDLE COMPLEX JOBS. We believe printCafe is the leading electronic commerce solution for complex, high-end publication printing. Our customizable user interface enables a print buyer to simply and easily construct a complete representation of the print job. Our design and specification technology automatically generates a printer-ready job specification. In addition, our Web-browser sharing technology enables printers to guide novice print buyers through design and specification.

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

     PROVIDE FULLY-AUTOMATED, ACCURATE JOB ESTIMATES. We believe printCafe is the only existing solution that is designed to allow printers and suppliers to automatically generate accurate job estimates for both complex, high-end publication print jobs and commercial print jobs. printCafe technology automatically converts print buyer job designs into printer-ready job specifications and compares the specifications against negotiated price lists or other predetermined pricing information. The integration of our design and specification technology with our supply chain management software enables printCafe to check the real-time availability and pricing of required inventories and supplies.

     PRESERVE AND ENHANCE PRINTER AND SUPPLIER BRAND IDENTITY. We offer fully-hosted, customized, privately-branded Web sites using the underlying printCafe technology platform to printers and suppliers. This allows printers and suppliers to:

     - communicate directly with their customers over the Internet rather than through a third-party Web site;

     - retain control of customer relationships;

     - retain ownership of customer data; and

     - preserve and enhance their brand.

OUR STRATEGY

     Our objective is to be the leading provider of a complete online solution for print buyers, printers and suppliers in the publication and commercial printing markets. Key elements of our strategy are to:

     CAPITALIZE ON OUR END-TO-END SOLUTION. We believe that we are the first and only company to offer a Web-based solution that fully integrates the printing design, specification, procurement, manufacturing, distribution and supply chain management processes. We intend to use this competitive advantage to attract new customers and accelerate adoption of our solution.

     TRANSITION EXISTING CUSTOMERS AND ATTRACT NEW CUSTOMERS TO PRINTCAFE. We are aggressively marketing printCafe to our more than 6,500 existing enterprise software customers and to potential new customers through our own direct sales force, as well as the direct sales force of our strategic partner, Creo. We believe that the technological advantages of printCafe will accelerate its adoption by our existing software customers and potential new customers. We believe that our printers and suppliers will serve as key marketing channels for printCafe because the Web-based print procurement sites we create for them will preserve and extend their brand identities as well as help printers and suppliers achieve higher returns on their investments in electronic commerce.

     LEVERAGE OUR STRATEGIC ALLIANCES. We have strategic alliances to co-market the printCafe solution with:

     - Creo Products, Inc. Serving more than 1,400 printing facilities, Creo is one of the leading providers of computer-to-plate pre-press products; and

     - Andersen Consulting. Andersen, a leading management consulting and systems integration firm, serves more than 85 of the global Fortune 100 companies.

     We intend to leverage these strategic alliances and aggressively pursue new alliances to extend our customer reach and accelerate the adoption of our solution.

     PROMOTE THE PRINTCAFE BRAND. We intend to aggressively promote our brand in order to establish ourself as the recognized leading provider of electronic commerce solutions for the printing industry. We will invest in building our brand through a variety of marketing and promotional channels both independently and in conjunction with our strategic alliances, including participation in industry-related conferences and events, press coverage, targeted advertising and promotions.

     EXTEND OUR TECHNOLOGY LEADERSHIP. We believe that our experience as a leading software provider for the printing industry gives us a technological advantage over current and future competitors. We intend to extend our technology leadership position by enhancing the functionality of our Web site and our end-to-end solution, and by allowing all of our proprietary enterprise software applications to be run in a hosted application framework.

     PURSUE NEW MARKET AND INTERNATIONAL OPPORTUNITIES. We intend to leverage our position as a leading solution provider for the publication and commercial printing markets to serve adjacent markets such as quick printing, packaging and advertising. In addition, we intend to leverage our existing relationships with leading global print buyers, printers and suppliers to accelerate the adoption of printCafe in international markets.

SERVICES AND TECHNOLOGIES

     printCafe connects print buyers, printers and suppliers and automates the printing process by integrating a new Web-based print procurement platform with our existing advanced suite of print design, specification, manufacturing, distribution and supply chain management enterprise software applications.

     SERVICES

     Customers can subscribe to printCafe through two Web-based service offerings, printCafe Basic or printCafe Pro:

     - PRINTCAFE BASIC. printCafe Basic provides a Web-based platform for the design, specification and procurement of publication and commercial print projects.

     - PRINTCAFE PRO. printCafe Pro integrates the printCafe Basic design, specification and procurement platform with our existing advanced suite of manufacturing, distribution and supply chain management enterprise software applications.

These services are available through the printCafe.com Web site or as hosted application services through privately-branded Web sites that we create for printers, suppliers and print buyers.

     TECHNOLOGIES

     The printCafe services integrate our existing advanced suite of proprietary software tools, applications and technologies, including:

     - PRINTELLECT(TM). prIntellect technology simplifies print purchasing through a guided, Web-based design and specification tool. The user-friendly interface of prIntellect's Java-based wizard technology makes it easy to design and specify complex print jobs, even for those with little experience in the process, by eliminating the need for a sophisticated understanding of printing terminology and process detail.

     - PROTEUS(R). Proteus, the industry leading software tool for planning complex print products, serves as a meta-document layout tool for magazines, catalogs, books and directories, and automates a wide array of internal processes, including the quote and order process.

     - SITEMANAGER(TM). SiteManager is a site configuration tool used to create a customized user interface based on a print buyer's own terminology. SiteManager automatically translates production details into printer-ready specifications and also allows print buyers to manage user access, project spending limits and other corporate policies.

     - SIMULSPEC(TM). SimulSpec allows printers and print buyers to see print designs and specifications in a real-time, collaborative environment through a Web-based browser sharing technology. Simulspec is also used by printers to guide novice print buyers through the design and specification process.

     - PRINTGROUPS(TM). printGroups technology allows print buyers, printers and their suppliers to collaborate with co-workers and supply-chain partners with Web-based file access and file sharing.

     - PRINTQUOTES(TM). printQuotes links estimating, scheduling and shop floor systems in pre-press, press and post-press operations to provide accurate, real-time price estimates and job bids.

     - AHP, HAGEN, LOGIC, PRINTSMITH, PSI AND PROGRAPH ENTERPRISE RESOURCE PLANNING SOFTWARE. These enterprise software applications are designed to drive significant gains in performance by managing all stages of production, including pre-press, printing and post-press and they automate the make-up process, provide EDI transmissions, create detailed job instructions, schedule all stages of print production from pre-press to mailing, optimize printing and binding operations, automate ink-jet and selective binding controller management, collect real-time data to integrate bindery, press, and pre-press equipment within the production workflow, and create timely, detailed job cost analyses, status reports and invoices.

CUSTOMERS

     Since its launch on February 9, 2000, a number of print buyers, printers and suppliers have signed contracts to use printCafe, including:

     American Airlines
     Andersen Consulting
     Arteck Printing Inc.
     Champion International Corporation
     Costco
     Dynagraf, Inc.
     Grand River Printing
     Image Media Group, Inc.
     The John Roberts Company
     Lake County Press
     Medical Economics
     Network World
     Primedia-Intertec
     Readers Digest Canada, Ltd.
     Rodale Press
     Sheridan Group
     The Globe and Mail
     Time Warner
     Weider Publications
     World Publications

     Our printing and publishing software applications are used by more than 6,500 print buyers, printing facilities and suppliers worldwide, including 17 of the 20 largest publication and commercial printers in North America. Our software customers include:

     Alpha Graphics
     AT-A-GLANCE
     Banta
     Brown Printing
     Cadmus Communications
     Consolidated Graphics
     Integra Color Group
     Mail-Well
     Master Graphics
     Moore Corp. Ltd.
     Perry-Judd's
     PIP Printing
     Quebecor-World
     R.R. Donnelley & Sons
     Salomon Smith Barney
     Sir Speedy
     Time Warner
     Wallace Computer Services
     Valassis
     Xerox

SALES, MARKETING AND CUSTOMER SERVICE

     We sell printCafe through our 40-person direct sales organization and the 127-person direct sales organization of our strategic partner, Creo. We also market printCafe indirectly through co-marketing agreements with Andersen Consulting and other strategic partners and through the sales organizations of our printer and supplier customers.

     Our marketing programs are designed to promote our brand, educate our existing and potential customers about printCafe and generate new sales leads. As of March 10, 2000, our marketing team consisted of 28 professionals. Our marketing activities will include participation in industry trade shows and seminars, direct mailings, trade journal advertising and public relations activities.

     Our customer service organization customizes and implements printCafe and provides training to our customers on its use. As of March 10, 2000, we employed 227 professionals in our customer service organization. Our customer services professionals are available by telephone, over the Web or by email in order to assist with customer support requests twenty-four hours a day, seven days a week.

SYSTEM ARCHITECTURE

     We use an advanced, secure Internet-based and client-based system architecture. The Internet portion of our system resides on servers in our corporate headquarters. Our enterprise resource planning software runs on client-based servers and works in conjunction with our Internet platform. Our Web-based applications are designed to run using standard Internet browsers. Our printing and publishing software applications can be integrated with our Web-based platform through native application interfaces using the open information exchange standard XML.

INTELLECTUAL PROPERTY

     We rely on a combination of patent, copyright, trademark and trade secret laws and restrictions on disclosure to protect our intellectual property rights. We also enter into confidentiality agreements with our employees and consultants and other third parties and control access to software, documentation and other proprietary information. On December 20, 1999, we received a notice of allowance on our patent application covering the computerized layout and optimization of printed products. We have obtained a registered trademark for Proteus, and have applied for registered trademarks for printCafe, printCafe.com, prIntellect and SimulSpec. However, we cannot be certain that the steps we have taken to protect our intellectual property rights will be adequate or that third parties will not infringe or misappropriate our proprietary rights. We also cannot be sure that competitors will not independently develop technologies that are substantially equivalent or superior to the proprietary technologies employed in our Web-based services. If we fail to protect our proprietary rights adequately, our competitors could offer similar services, potentially harming our competitive position and decreasing our revenues in the United States and other jurisdictions.

     In addition, in recent years, there has been significant litigation in the United States involving patents and other intellectual property rights, including among companies in the Internet industry. We cannot be certain that our business activities will not infringe on the proprietary rights of others, or that other parties will not assert infringement claims against us. Any claim of infringement of proprietary rights of others, even if ultimately decided in our favor, could result in substantial costs and diversion of resources. If a claim is asserted that we infringed the intellectual property of a third party, we may be required to seek licenses to that technology. We cannot be sure that licenses to third-party technology will be available to us at a reasonable cost, or at all. If we were unable to obtain a license on reasonable terms, we could be forced to cease using the third-party technology.

     We have entered into a non-exclusive license agreement under which we obtained rights to use the technology covered by a United States patent. This patent covers automated printing control systems that allow for interaction between print purchasers and printers across computer networks such as the Internet. The license agreement requires us to make annual payments for a specified period of time. The license agreement may be terminated by the licensor if we default on our payment obligations or breach any material term of the agreement and we fail to cure the default or breach within 30 days of receipt of notice from the licensor. The termination of this agreement could seriously harm our business.

COMPETITION

     Our solution primarily competes with traditional methods of designing and managing print orders. The enterprise software application components of our solution also compete with Primac, Avanti Systems and other software application vendors that serve the printing industry. The Web-based print procurement component of our solution also competes with ImageX.com, Inc., Impresse Corporation, Noosh, Inc. and other online printing services that have recently emerged. However, we are unaware of any competitors that currently offer an end-to-end electronic commerce solution that competes with printCafe.

     We believe that the principal competitive factors affecting our market include adoption by a significant number of print buyers and printers, product quality and performance, customer service, core technology, product features and value of solution. Although we believe that our solution currently competes favorably with respect to these factors, our market is relatively new and is evolving rapidly. We may not be able to maintain our competitive position against current and potential competitors, especially those with significantly greater financial, marketing, service, support, technical and other resources.

EMPLOYEES

     As of March 10, 2000, we had 488 full-time employees. Of these employees, 68 were in sales and marketing, 128 were in research and development and 292 were in general and administrative services and operations. Our employees are not represented by a labor union, and we consider our employee relations to be good.

FACILITIES

     We are headquartered in Pittsburgh, Pennsylvania, where we lease approximately 16,000 square feet pursuant to two term leases. The lease for approximately 13,000 square feet of this space expires in October 2006 and the lease for the remaining 3,000 square feet expires in January 2001. These facilities are used for executive office space, including sales and marketing, finance and administration, research and design and customer support. We also lease an aggregate of approximately 24,000 square feet in Eden Prairie, Minnesota under a lease which expires in January 2005, approximately 22,000 square feet in Lebanon, New Hampshire under a lease which expires in September 2006, approximately 14,000 square feet in Norwalk, Connecticut under a lease which expires in July 2003 and approximately 5,000 square feet in Chandler, Arizona under a lease which expires in April 2003. We believe that we will need to obtain additional space for our headquarters in the near future and that this additional space can be obtained on commercially reasonable terms.

LEGAL PROCEEDINGS

     From time to time, we may be involved in various lawsuits and legal proceedings which arise in the ordinary course of business. Currently, we are not a party to any material litigation or arbitration proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     Our executive officers and directors and their ages as of March 10, 2000 are as follows:

NAME                                      AGE                  POSITION(S)
William L. Guttman......................   38    Chairman of the Board, Chief Executive
                                                 Officer and Assistant Secretary
Marc D. Olin............................   35    President, Chief Operating Officer,
                                                 Assistant Secretary and Director
Joseph J. Whang.........................   35    Chief Financial Officer
Ronald F. Hyland Sr.....................   36    Vice President and Chief Technology
                                                 Officer
David Lemaster..........................   40    Senior Vice President of Worldwide Sales
Amos Michelson..........................   47    Director
Charles J. Billerbeck...................   42    Director
Peter Ruh...............................   43    Director

     William L. Guttman has served as our Chairman since March 2000, our Chief Executive Officer and Assistant Secretary since February 2000 and as a director since November 1999. From November 1999 to February 2000, Mr. Guttman served as our Co-Chairman and Co-Chief Executive Officer. Mr. Guttman served as the President and Chief Executive Officer of nth degree software from its incorporation in 1993 until it merged with Prograph in November 1999. From 1989 to 1993, Mr. Guttman served as the Managing Director and Chief Executive Officer of the Lexicon Group, a company offering management consulting services to the media publishing industry. Prior to 1989, Mr. Guttman served as an economist and consultant to the U.S. Department of State, the World Bank, the International Monetary Fund, the Organization for Economic Cooperation and Development and the Center for Strategic and International Studies. Mr. Guttman received a B.A. from the University of California at Los Angeles, and doctorate and master degrees in Philosophy from Balliol College, Oxford University.

     Marc D. Olin has served as our Chief Operating Officer since March 2000, as our President and a director since November 1999 and as an Assistant Secretary since February 2000. From November 1999 to February 2000, Mr. Olin also served as our Co-Chairman and Co-Chief Executive Officer. From 1992 to 1999, Mr. Olin served as President of Prograph. Prior to 1992, Mr. Olin was a co-founder and the Vice President of Prograph Management Systems. Mr. Olin received a B.S. from Carnegie Mellon University. Mr. Olin is currently a director of the Graphic Arts Technical Foundation and the Graphic Communications Association.

     Joseph J. Whang has served as our Chief Financial Officer since February 2000. From October 1998 to February 2000, Mr. Whang was a Managing Director of McDonald Investments, an investment banking firm. Mr. Whang was a founding partner of Carleton, McCreary, Holmes & Co., an investment banking firm, and served as a Managing Director from May 1996 to October 1998 and a Vice President from January 1993 to August 1994 and from November 1995 to May 1996. From August 1994 to November 1995, Mr. Whang was President of Practisys, Inc., a software company. From October 1989 to December 1992, Mr. Whang was an associate of The Carleton Group, an investment banking firm. From July 1987 to October 1989, Mr. Whang was a Certified Public Accountant with Price Waterhouse. Mr. Whang received a B.S. from the Wharton School of the University of Pennsylvania.

     Ronald F. Hyland Sr. has served as our Vice President and Chief Technology Officer since April 1999. Mr. Hyland was President of Prograph Bindery Systems, a predecessor of Prograph, from 1996 to 1999 and was the Vice President and Chief Operating Officer of Prograph Bindery Systems from 1994 to 1996. From 1988 to 1994, Mr. Hyland was Manager of Advanced Technology for Time Warner.

     David Lemaster has served as our Senior Vice President of World Wide Sales since February 2000. From December 1993 to January 2000, Mr. Lemaster served as Director of National Accounts and in a variety of other positions for Creo. From January 1990 to December 1993, Mr. Lemaster worked for Timsons NA where he was responsible for creating new markets for Timsons NA, including the software documentation market.

     Amos Michelson has served as a director since February 2000. Mr. Michelson also currently serves as Chief Executive Officer of Creo and has served as a director of Creo since March 1992. From August 1991 to June 1995, Mr. Michelson served as the Vice President of Business Strategy for Creo. Mr. Michelson received a B.S. in electrical engineering from the Technion in Israel and an M.B.A. from the Stanford Graduate School of Business in the United States.

     Charles J. Billerbeck has served as a director since February 2000. Mr. Billerbeck has also served as a Managing Director of Mellon Ventures, Inc., a venture capital division of Mellon Financial Corporation, since 1996. From 1987 to 1996, Mr. Billerbeck was Vice President and Manager of Mellon's Leveraged Finance Unit. Mr. Billerbeck is a Certified Public Accountant, and received a B.A. in accounting from Marquette University and an M.B.A. from Indiana University.

     Peter Ruh has served as a director since March 2000. Mr. Ruh also currently serves as a Director of Business Development and Mergers & Acquisitions at Cisco Systems. Since 1994, Mr. Ruh has held various senior marketing and business development roles within Cisco before joining the Mergers & Acquisitions group in 1996. Prior to Cisco he has held both sales and marketing positions at Kalpana and ROLM/Siemens. Mr. Ruh received a B.A. from Skidmore College, and an M.B.A. from the University of Dallas.

BOARD OF DIRECTORS

     We currently have authorized seven directors. Each director is elected for a period of one year at our annual meeting of stockholders and serves until the next annual meeting or until a successor is duly elected and qualified. The executive officers serve at the discretion of the board of directors. There are no family relationships among any of our directors or executive officers.

     Except for reimbursement for reasonable travel expenses relating to attendance at board of directors' meetings and the grant of stock options, directors are not compensated for their services as directors. Directors are eligible to participate in our 2000 stock incentive plan. See "Stock Plans" below.

     Board Committees. In March 2000, the board of directors authorized the establishment of an audit committee and a compensation committee, although the members of those committees have not yet been determined. The audit committee will review our annual audit and meet with our independent auditors to review our internal controls and financial management practices. The compensation committee will recommend compensation for certain of our personnel to the board of directors and will administer our stock plans.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The persons to be appointed by the board of directors to our compensation committee will not be, and will not have been, an officer or employee of ours. The persons to be appointed by the board of directors to our compensation committee will not serve as a director or compensation committee members of any entity that has one or more executive officers serving as a director of ours or on our compensation committee.

EXECUTIVE COMPENSATION

     The following table provides summary information concerning the compensation awarded to, earned by or paid to our Chief Executive Officer and each of the other most highly compensated executive officers whose aggregate compensation exceeded $100,000 (the "Named Officers") during the year ended December 31, 1999.

                           SUMMARY COMPENSATION TABLE

                                                                     LONG-TERM
                                                                    COMPENSATION
                                                     ANNUAL         ------------
                                                  COMPENSATION       SECURITIES
                                                -----------------    UNDERLYING     ALL OTHER
                                                SALARY     BONUS      OPTIONS      COMPENSATION
NAME AND PRINCIPAL POSITION                       ($)       ($)         (#)            ($)

William L. Guttman............................  180,000    75,000      24,454           650(1)
  Chief Executive Officer

Marc D. Olin..................................  180,000    75,000      24,452         7,800(2)
  President and Chief Operating Officer

Ronald F. Hyland Sr. .........................  144,000    40,000      24,454         7,800(3)
  Vice President and Chief Technology Officer

-------------------------

(1) We leased a car for Mr. Guttman's use. The aggregate car lease payment during 1999 totalled approximately $650. Effective December 31, 1999, we ceased making car lease payments for Mr. Guttman.

(2) We leased a car for Mr. Olin's use. The aggregate car lease payments during 1999 totalled approximately $7,800. Effective December 31, 1999, we ceased making car lease payments for Mr. Olin.

(3) We leased a car for Mr. Hyland's use. The aggregate lease payments during 1999 totalled approximately $7,800. Effective December 31, 1999, we ceased making car lease payments for Mr. Hyland.

     The table above does not include any information regarding the compensation of Joseph J. Whang, our Chief Financial Officer, who became an executive officer subsequent to December 31, 1999. Mr. Whang's 2000 annual base salary is $170,000.

EMPLOYMENT AGREEMENTS

     See "Related Party Transactions" for information regarding the employment agreements between us, and Messrs. Guttman, Hyland, Lemaster, Olin and Whang.

OPTION GRANTS

     The following table provides summary information regarding stock options granted to the Named Officers during the fiscal year ended December 31, 1999. The options were granted pursuant to our 1999 stock option plan. Stock price appreciation of 5% and 10% is assumed pursuant to rules promulgated by the Securities and Exchange Commission and does not represent a prediction of our stock performance.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                           POTENTIAL REALIZABLE
                                                  INDIVIDUAL GRANTS                          VALUE AT ASSUMED
                                ------------------------------------------------------         ANNUAL RATES
                                 NUMBER OF     PERCENT OF                                     OF STOCK PRICE
                                SECURITIES    TOTAL OPTIONS                              APPRECIATION FOR OPTION
                                UNDERLYING     GRANTED TO     EXERCISE OR                          TERM
                                  OPTIONS     EMPLOYEES IN    BASE PRICE    EXPIRATION   ------------------------
             NAME               GRANTED (#)    FISCAL YEAR     ($/SHARE)       DATE          5%           10%
William L. Guttman............    24,454          0.05%          $1.20       7/31/09       $             $
Marc D. Olin..................    24,452          0.05            1.20       7/31/09
Ronald F. Hyland Sr. .........    24,454          0.05            1.20       7/31/09

OPTION EXERCISES AND HOLDINGS

     The following table provides summary information concerning the shares of our Class A common stock acquired in 1999, the value realized upon exercise of stock options in 1999, and the year-end number and value of unexercised options with respect to each of the Named Officers as of December 31, 1999. The value was calculated by determining the difference between the fair market value of underlying securities and the exercise price. The fair market value of our Class
A common stock throughout 1999 was assumed to be $          per share.

                         FISCAL YEAR-END OPTION VALUES

                                          NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                         UNDERLYING UNEXERCISED           IN-THE-MONEY OPTIONS
                                      OPTIONS AT DECEMBER 31, 1999        AT DECEMBER 31, 1999
                                      ----------------------------    ----------------------------
NAME                                  EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
William L. Guttman..................      --            24,454            $--             $--
Marc D. Olin........................      --            24,452             --              --
Ronald F. Hyland Sr.................      --            24,454             --              --

STOCK PLANS

     1999 Stock Option Plan. Our 1999 stock option plan was adopted by our board of directors and approved by our stockholders in August 1999. Our 1999 stock option plan provides for the granting to employees of incentive stock options within the meaning of Section 422 of the Internal Revenue Code and for the granting to employees, directors and consultants of nonstatutory stock options and stock appreciation rights. A total of 908,037 shares of our Class A common stock have been reserved for issuance under the 1999 stock option plan. As of March 10, 2000, options to purchase an aggregate of 899,191 shares of Class A common stock were outstanding under our 1999 stock option plan. Our board of directors has determined that no further options shall be granted under the 1999 stock option plan after this offering. The 1999 stock option plan provides that in the event of our acquisition by another corporation, each outstanding option may be assumed or substituted for by the successor corporation. Our board of directors may fully vest options held by individuals whose service may be terminated in connection with "change of control" transactions.

     2000 Stock Incentive Plan. Our 2000 stock incentive plan was adopted by our board of directors and approved by our stockholders in February 2000. The 2000 stock incentive plan provides for the discretionary grant of incentive stock options to employees, including officers and employee directors, and for the discretionary grant of nonstatutory stock options, stock appreciation rights, stock units and stock purchase rights to employees, directors and consultants. If our board decides to implement this feature, the 2000 stock incentive plan also provides for the periodic automatic grant to non-employee directors of nonstatutory stock options.

     A total of 10,000,000 shares of our Class A common stock have been reserved for issuance under our 2000 stock incentive plan. As of March 10, 2000, options to purchase an aggregate of 1,156,169 shares of Class A common stock were outstanding under our 2000 stock incentive plan. Unless terminated sooner, the 2000 stock incentive plan will terminate automatically in February 2010, ten years from its effective date.

     The compensation committee of the board will generally serve as administrator of the 2000 stock incentive plan from and after the date of this offering. The administrator of our 2000 stock incentive plan generally has the power to determine the terms of the options, stock purchase rights, stock appreciation rights and stock units granted, including: the exercise price, if any, of each award; the number of shares subject to each award; the exercisability of each award; and the form of consideration, if any, payable on the exercise of each award.

     The board of directors is the administrator of our 2000 stock incentive plan's automatic non-employee director grant program. If the board of directors implements that program, non-employee directors who first join our board after the date of this prospectus will receive a grant of an option to purchase 15,000 shares when they become non-employee directors. In addition, all non-employee directors will receive a grant of an option to purchase 3,750 shares at each subsequent annual meeting, provided they continue to serve after such annual meeting. These options vest one year from the date of the grant, provided the individual is serving as a director on the vesting date. These options also provide for accelerated vesting in the event of change of control transactions.

     The board of directors has the authority to amend, suspend or terminate the 2000 stock incentive plan, so long as no such action affects any shares of Class A common stock previously issued and sold or any award previously granted under the 2000 stock incentive plan. The maximum number of shares subject to options and/or stock appreciation rights each optionee may be granted during a fiscal year is 1,250,000 shares. Restricted stock and stock unit grants are limited to 125,000 shares per person in any fiscal year.

     The exercise price of all incentive stock options and nonstatutory stock options granted automatically to non-employee directors must be at least equal to the fair market value of the common stock on the date of grant. The exercise price of other nonstatutory stock options and stock purchase rights granted under the 2000 stock incentive plan is determined by the administrator, but with respect to nonstatutory stock options intended to quality as "performance-based compensation" within the meaning of Section 162(m) of the Internal Revenue Code, the exercise price must be at least equal to the fair market value of our common stock on the date of the grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of our outstanding capital stock, the exercise price of any incentive stock option granted must at least equal 110% of the fair market value on the grant date and the term of such incentive stock option must not exceed five years. The term of all other options granted under the 2000 stock incentive plan may not exceed ten years.

     The 2000 stock incentive plan provides that in the event that we are acquired by another corporation, or sell substantially all of our assets, each award may be assumed or an equivalent award substituted for by the successor corporation. If the outstanding awards are not assumed or substituted for by the successor corporation, the holder may fully vest in and have the right to exercise or receive all the benefits of the award, including shares to which the holder would not otherwise be entitled.

     2000 Employee Stock Purchase Plan. Our 2000 employee stock purchase plan was approved by our board of directors in March 2000 and will be approved by our stockholders prior to the completion of this offering. A total of 2,500,000 shares of our Class A common stock will be reserved for issuance under the 2000 purchase plan.

     Under the 2000 purchase plan, which is intended to qualify under Section 423 of the Internal Revenue Code, our board of directors may determine the duration and frequency of stock purchase periods. Initially the plan will operate using consecutive, overlapping, twenty-four month offering periods. Each offering period will include four approximately six-month purchase periods. The
offering periods generally start on the first trading day on or after        and
       each year, except for the first such offering period which commences on the first trading day on or after the effective date of this offering and ends
on the last trading day on or before        .

     Our employees and the employees of any participating subsidiaries will be eligible to participate. However, employees may not be granted an option to purchase stock under the 2000 purchase plan if they, immediately after grant, own stock possessing 5% or more of the total combined voting power or value of all classes of our capital stock.

     The 2000 purchase plan permits participants to purchase our Class A common stock through payroll deductions of up to 15% of their total compensation, including bonuses and commissions.

     Amounts deducted and accumulated by the participant are used to purchase shares of common stock at the end of each purchase period. The price of stock purchased under the 2000 purchase plan is generally 85% of the lower of the fair market value of the Class A common stock either at the beginning of the offering period or at the end of the purchase period.

     In the event the fair market value at the end of a purchase period is less than the fair market value at the beginning of the offering period, the participants will be withdrawn from the current offering period following exercise and automatically reenrolled in a new offering period. Participants may end their participation at any time upon termination of their employment.

     Rights granted under the 2000 purchase plan are not transferable by a participant other than upon death or by a special determination by the plan administrator. Each outstanding option under the 2000 purchase plan will be subject to the acquisition agreement in the event we merge with or into another corporation or sell substantially all of our assets.

     Our board of directors has the authority to amend or terminate the 2000 purchase plan, except that no such action may adversely affect any outstanding rights to purchase stock under the 2000 purchase plan, provided that the board of directors may terminate an offering period on any exercise date if the board determines that the termination of the 2000 purchase plan is in the best interests of printCafe and its stockholders. Notwithstanding anything to the contrary, the board of directors may, in its sole discretion, amend the 2000 purchase plan to the extent necessary and desirable to avoid unfavorable financial accounting consequences by altering the purchase price for any offering period, shortening any offering period or allocating remaining shares among the participants. Unless earlier terminated by our board of directors, the 2000 purchase plan will terminate automatically ten years from its effective date.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

     As permitted by the Delaware General Corporation Law, we have included a provision in our certificate of incorporation to eliminate the personal liability of our officers and directors for monetary damages for breach or alleged breach of their fiduciary duties as officers or directors, other than in cases of fraud or other willful misconduct. In addition, our bylaws provide that we are required to indemnify our officers and directors even when indemnification would otherwise be discretionary, and we are required to advance expenses to our officers and directors as incurred in connection with proceedings against them for which they may be indemnified. We have entered into indemnification agreements with our officers and directors containing provisions that are in some respects broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements require us to indemnify our officers and directors against liabilities that may arise by reason of their status or service as officers and directors (but not for liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' insurance if available on reasonable terms. We have obtained directors' and officers' liability insurance.

     At present, we are not aware of any pending or threatened litigation or proceeding involving a director, officer, employee or agent of ours in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification. We believe that our charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

                           RELATED PARTY TRANSACTIONS

     Since March 1, 1997, there has not been any transaction or series of similar transactions to which we were or are a party in which the amount involved exceeded or exceeds $60,000 and in which any director or executive officer of us, any holder of more than 5% of any class of our voting securities or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than the transactions described below.

AGREEMENTS WITH MANAGEMENT

     In November 1999, we entered into an employment agreement with William L. Guttman, our Chairman and Chief Executive Officer. This agreement entitles Mr. Guttman to an annual base salary of $180,000 for fiscal year 1999 and an annual base salary of $207,000 for fiscal year 2000.

     In November 1999, we entered into an employment agreement with Marc D. Olin, our President and Chief Operating Officer. This agreement entitles Mr. Olin to an annual base salary of $180,000 for fiscal year 1999 and an annual base salary of $207,000 for fiscal year 2000.

     In November 1999, we entered into an employment agreement with Ronald F. Hyland Sr., our Chief Technology Officer. This agreement entitles Mr. Hyland to an annual base salary of $144,000 for fiscal year 1999 and an annual base salary of $168,000 for fiscal year 2000.

     In March 2000, we entered into an employment agreement with David Lemaster. The agreement does not provide for any cash compensation but, in connection with the agreement, Mr. Lemaster was granted options to purchase 170,261 shares of Class A common stock at $8.83 per share. This option grant was in addition to a February 2000 grant made by us to Mr. Lemaster for 172,414 shares of Class A common stock at $5.80 per share.

     In March 2000, we entered into an amended and restated employment agreement with Joseph J. Whang, our Chief Financial Officer. This agreement entitles Mr. Whang to an annual base salary of $170,000.

     We have entered into indemnification agreements with each of our officers and directors containing provisions which may require us, among other things, to indemnify our officers and directors against certain liabilities that may arise by reason of their status or service as officers or directors (other than liabilities arising from willful misconduct of a culpable nature) and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

LOANS TO MANAGEMENT

     In November 1999, in connection with the issuance and sale of 1,654,702 shares of Class A common stock to William L. Guttman, our Chairman and Chief Executive Officer, we provided a loan to Mr. Guttman, pursuant to a note secured by a stock pledge agreement, in the principal amount of approximately $380,581 with an interest rate of 6%. In February 2000, Mr. Guttman repaid $295,000 of this loan. Unless we elect to accelerate the note for a material breach of the note or the stock pledge agreement, the balance of this note is due on November 7, 2004.

     In November 1999, in connection with the issuance and sale of 381,854 shares of Class A common stock to Marc D. Olin, our President and Chief Operating Officer, we provided a loan to Mr. Olin, pursuant to a note secured by a stock pledge agreement, in the principal amount of approximately $87,826 with an interest rate of 6%. In March 2000, Mr. Olin repaid $61,478 of this loan. Unless we elect to accelerate the note for a material breach of the note or the stock pledge agreement, the note is due on November 7, 2004.

     In November 1999, in connection with the issuance and sale of 158,851 shares of Class A common stock to Ronald F. Hyland Sr., our Chief Technology Officer, we provided a loan to Mr. Hyland, pursuant to a note secured by a stock pledge agreement, in the principal amount of approximately $36,536 with an interest rate of 6%. Unless we elect to accelerate the note for a material breach of the note or the stock pledge agreement, the note is due on November 7, 2004.

     In December 1999, in connection with the issuance and sale of 1,018,278 shares of Class A common stock to Joseph J. Whang, our Chief Financial Officer, we provided a loan to Mr. Whang, pursuant to a note secured by a stock pledge agreement, in the principal amount of approximately $1,048,826 with an interest rate of 6%. Unless we elect to accelerate the note for a material breach of the note or the stock pledge agreement, the note is due on December 21, 2004.

ISSUANCE OF COMMON STOCK AND PREFERRED STOCK TO DIRECTORS, EXECUTIVE OFFICERS AND 5% STOCKHOLDERS

     The following table summarizes the shares of common and preferred stock purchased since March 1, 1997 by directors, executive officers and 5% stockholders of ours and persons and entities associated with them in private placement transactions. Each share of Series B preferred stock converts automatically upon closing of this offering into one share of Class B common stock. Each share of Series A, A-1, C, C-1, D and D-1 preferred stock converts automatically upon closing of this offering into one share of Class A common stock.

                                                         SERIES A AND                        SERIES C AND      SERIES D AND
                            CLASS A        CLASS C            A-1            SERIES B             C-1               D-1
NAME OF STOCKHOLDER       COMMON STOCK   COMMON STOCK   PREFERRED STOCK   PREFERRED STOCK   PREFERRED STOCK   PREFERRED STOCK
William L. Guttman......   1,654,702             --       1,041,080                 --                --               --
Marc D. Olin............     381,854             --       3,859,969
Creo SRL................          --      1,132,502              --         31,186,312                --               --
(Amos Michelson)
Mellon Ventures II,
  L.P. .................          --             --              --                 --         1,293,103          283,125
(Charles J. Billerbeck)
Joseph J. Whang.........   1,018,278             --              --                 --                --               --
Ronald F. Hyland Sr. ...     609,158             --              --                 --                --               --

STRATEGIC ALLIANCE AGREEMENT WITH CREO

     We entered into a strategic alliance agreement, dated January 25, 2000, with Creo Products, Inc. Pursuant to the terms of this agreement:

     - we acquired an unlimited, exclusive, perpetual and royalty-free license to use, modify and sell all of the technology related to Creo's Web-based print management service;

     - we granted Creo a right of first refusal to develop all technology and related materials for printCafe relating to content management;

     - we were designated as Creo's exclusive application services provider for Creo's Prinergy(R) products;

     - Creo agreed to provide sales support, product servicing services, research and development and other services to us as may be reasonably requested by us and mutually agreed by the parties;

     - we agreed with Creo to include references to each other and each other's products in any promotional materials specifically targeted to the graphic arts industry;

     - we agreed with Creo not to compete with each other's business; and

     - we agreed with Creo not to induce or attempt to induce any employee of the other party to leave the employ of the other party.

     If Creo develops technology or related materials for content management, we must reimburse Creo for certain costs and any such technology or related materials so developed would be jointly owned by Creo and us. To the extent Creo provides us with sales support, product servicing services, research and development or other services, we are obligated to reimburse Creo for its costs associated with the provision of such services and we must also reimburse Creo for any commissions paid to the Creo sales force in connection with the sale of the printCafe solution.

     Creo may terminate the strategic alliance agreement with us at any time by written notice to us upon the occurrence of any of the following events:

     - the failure by us to comply with any provision of the agreement, unless such failure is remedied by us within 30 days of receiving a notice of breach;

     - from and after the fifth anniversary of the date that Creo first ceases to be a beneficial owner of any of our equity securities; or

     - our bankruptcy or receivership or the passing of a resolution for our winding up or dissolution.

     We may terminate the strategic alliance agreement with Creo at any time by written notice to Creo upon the occurrence of any of the following events:

     - the failure by Creo to comply with any provision of the agreement, unless such failure is remedied by Creo within 30 days of receiving a notice of breach; or

     - the bankruptcy or receivership of Creo or the passing of a resolution for its winding up or dissolution.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth information regarding the beneficial ownership of our Class A common stock, Class B common stock and Class C common stock as of March 10, 2000 (assuming the conversion of all outstanding preferred stock upon completion of this offering) and as adjusted to reflect the sale of the Class A common stock offered by us under this prospectus by:

     - each of our directors and Named Officers;

     - all directors and executive officers as a group; and

     - each person who is known by us to own beneficially more than 5% of our Class A common stock or Class B common stock (our Class C common stock is non-voting).

     Except as otherwise noted, the address of each person listed in the table is c/o printCafe, Inc., Forty 24th Street, 5th Floor, Pittsburgh, Pennsylvania 15222. The table includes all shares of common stock issuable within 60 days of March 10, 2000 upon the exercise of options and other rights beneficially owned by the indicated stockholders on that date. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to shares. To our knowledge, except under applicable community property laws or as otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares beneficially owned. The applicable percentage of ownership for each stockholder prior to this offering is based on an aggregate of 25,029,699 shares of Class A common stock and 31,186,312 shares of Class B common stock outstanding as of March 10, 2000, together with applicable options for that stockholder. Shares of Class A common stock issuable upon exercise of options and other rights beneficially owned were deemed outstanding for the purpose of computing the percentage ownership of the person holding these options and other rights, but are not deemed outstanding for computing the percentage ownership of any other person.

                                              CLASS A COMMON STOCK            CLASS B
                                       ----------------------------------      COMMON
                                                          PERCENT OF           STOCK        PERCENT OF TOTAL
                                                           OWNERSHIP        ------------      VOTING POWER
                                          SHARES      -------------------      SHARES      -------------------
                                       BENEFICIALLY    BEFORE     AFTER     BENEFICIALLY    BEFORE     AFTER
                                          OWNED       OFFERING   OFFERING      OWNED       OFFERING   OFFERING
                                       ------------   --------   --------   ------------   --------   --------
5% STOCKHOLDERS:
Creo SRL(1)..........................           --        --%          %     31,186,312      17.2%          (2)
  2nd Street, Holetown
  St. James, Barbados
Elizabeth Jones......................    3,477,605      14.6                         --       9.8
Mellon Ventures II, L.P.(3)..........    1,576,228       6.6                         --       4.4
  One Mellon Center
  Suite 5300
  Pittsburgh, PA 15258
Menlo Ventures VII, L.P.(4)..........    1,372,768       5.7                                  3.9
  3000 Sand Hill Road
  Building 4, Suite 100
  Menlo Park, CA 94025
DIRECTORS AND OFFICERS:
William L. Guttman(5)................    2,776,136      11.6                         --       7.8
Marc D. Olin(6)......................    4,184,504      12.5                         --      11.7
Ronald F. Hyland Sr.(7)..............      633,612       2.7                         --       1.8
Amos Michelson(8)....................           --        --                         --        --
Charles Billerbeck(9)................    1,576,228       6.6                         --       4.4
Peter Ruh............................           --        --                         --        --
All directors and executive officers
  as a group (8 persons)(10).........   10,188,758      42.5                 31,186,312      28.5

-------------------------
 (1) Creo Products, Inc., whose address is 3700 Gilmore Way, Burnaby British Columbia, Canada V5G 4M1, may be deemed to be the beneficial owner of these shares.

 (2) Assumes conversion after this offering of 1,132,502 shares of Class C common stock held by Creo SRL into shares of Class A common stock on a one-for-one share basis.

 (3) The general partner of Mellon Ventures II, L.P. is MVMA II L.P., and the general partner of MVMA II L.P. is MVMA Inc.

 (4) Consists of 1,314,425 shares of Class A common stock held by Menlo Ventures VII, L.P. and 58,343 shares of Class A common stock held by Menlo Entrepreneurs Fund VII, L.P. The general partner of Menlo Ventures VII, L.P. and Menlo Entrepreneurs Fund VII, L.P. is MV Management VII, L.L.C.

 (5) Includes 24,454 shares issuable upon exercise of options which are or will be vested within 60 days of March 10, 2000 and 500,000 shares held in three separate trusts of which Mr. Guttman is a trustee.

 (6) Includes 24,452 shares issuable upon exercise of options which are or will be vested within 60 days of March 10, 2000 and 170,261 shares held in a trust, of which Mr. Olin is the trustee.

 (7) Includes 24,454 shares issuable upon exercise of options which are or will be vested within 60 days of March 10, 2000.

 (8) Does not include the 31,186,312 shares of Class B common stock and the 1,132,502 shares of Class C common stock held of record by Creo SRL, an affiliate of Creo Products, Inc. Mr. Michelson is one of our directors and a director and the Chief Executive Officer of Creo Products, Inc. Mr. Michelson disclaims beneficial ownership of these shares.

 (9) Consists of the 1,576,228 shares of Class A common stock held of record by Mellon Ventures VII, L.P. Mr. Billerbeck is one of our directors and a Managing Director of Mellon Ventures, Inc.

(10) Includes 73,360 shares issuable upon exercise of options which will be vested within 60 days of March 10, 2000.

                          DESCRIPTION OF CAPITAL STOCK

     Following the close of the sale of the Class A common stock offered hereby, our authorized capital stock will consist of 200,000,000 shares of Class A common stock, par value $0.0001 per share, 51,250,000 shares of Class B common stock, par value $0.0001 per share, 1,150,000 shares of Class C common stock, par value $0.0001 per share, and 1,000,000 shares of preferred stock, par value $0.0001 per share. As of March 10, 2000, there were 56,216,011 shares of capital stock outstanding and 117 stockholders of record.

     The following summarizes the material provisions of our capital stock and anti-takeover provisions of our certificate of incorporation and bylaws. This summary is qualified by our certificate of incorporation and bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part and by the provisions of applicable Delaware law.

COMMON STOCK

     Shares of Class A common stock, Class B common stock and Class C common stock are identical in all respects, except for voting rights, liquidation rights and conversion rights, as described below.

VOTING RIGHTS

     Class A common stock. Each outstanding share of Class A common stock is entitled to one vote on all matters submitted to a vote of our stockholders, including the election of directors.

     Class B common stock. Each outstanding share of Class B common stock is entitled to a fraction of a vote on all matters submitted to a vote of our stockholders, including the election of directors. Immediately following this offering, each outstanding shares of Class B common stock is entitled to a
fraction of a vote equal to                , which, together with the fractional
voting rights of all other outstanding shares of Class B common stock, represents approximately 17% of the total voting power of our outstanding voting securities. The holders of Class B common stock have the option to increase the fractional voting rights of the Class B common stock at any time up to a maximum of one vote per share of Class B common stock. If the holders of Class B common stock were to fully exercise this right, the Class B common stock would
represent      % of the combined voting power of both classes of our common stock after this offering. Holders of Class B common stock must pay us a conversion price if our valuation, as determined by an appraiser or other means specified in the certificate of incorporation, is less than $250 million on the date of exercise of such right. If the holders of Class B common stock fully exercise the voting conversion right and our valuation is less than $250 million, the conversion price is calculated as follows:

     - if our valuation is less than $145 million on the date of exercise of such right, the conversion price is equal to $62 million; and

     - if our valuation is between $145 million and $250 million on the date of exercise of such right, the amount of the conversion price decreases as the valuation increases by approximately $590,500 per million.

If the holders of Class B common stock elect to increase their fractional voting rights to a fraction that is less than one vote per share, then such holders must pay only a portion of the conversion price, if any, as calculated above, based on the percentage increase in its voting rights.

     Class C common stock. Except as otherwise required under Delaware law, each outstanding share of Class C common stock shall not be entitled to vote on any matters submitted to a vote of our stockholders, including election of directors.

DIVIDENDS, DISTRIBUTIONS AND STOCK SPLITS

     Holders of Class A common stock, Class B common stock and Class C common stock are entitled to receive dividends at the same rate if, as and when such dividends are declared by our board of directors out of assets legally available therefor after payment of dividends required to be paid on shares of preferred stock, if any.

     The Class A common stock, Class B common stock and Class C common stock may not be subdivided or combined in any manner unless the other class is subdivided or combined in the same proportion.

CONVERSION

     The shares of Class A common stock are not convertible.

     Each share of Class B common stock is convertible into one share of Class A common stock at any time at the option of the holder, provided that such holder has fully paid the voting conversion price described above and we have obtained all required governmental consents in connection with such conversion.

     Each share of Class C common stock is convertible into one share of Class A common stock at the option of the holder, provided that we have obtained all required governmental consents in connection with such conversion.

     The holders of Class B common stock and Class C common stock shall have, upon conversion of their shares into shares of Class A common stock, one vote per share of Class A common stock held.

LIQUIDATION

     In the event of any dissolution, liquidation, or winding up of our affairs, whether voluntary or involuntary, after payment of our debts and other liabilities and making provision for the holders of preferred stock, if any, our remaining assets will be distributed ratably among the holders of the Class A common stock, Class B common stock and Class C common stock, treated as a single class; provided, however, that the holders of Class B common stock shall only be entitled to participate in the distribution of such remaining assets until such holders shall have received an aggregate of $0.802 per share of Class B common stock.

MERGERS AND OTHER BUSINESS COMBINATIONS

     Upon a merger, combination or other similar transaction in which shares of our common stock are exchanged for or changed into other stock or securities, cash and/or any other property, holders of the Class A common stock, Class B common stock and Class C common stock will be entitled to receive an equal amount per share of stock, securities, cash, and/or any other property, as the case may be, into which or for which each share of any other class of common stock is exchanged or changed; provided that in any transaction in which shares of capital stock are distributed, such shares so exchanged for or changed into may differ as to voting rights and conversion rights to the extent and only to the extent that the voting rights and conversion rights of Class A common stock, Class B common stock and Class C common stock differ at that time.

     All shares of Class A common stock, Class B common stock and Class C common stock outstanding are fully paid and nonassessable, and all the shares of Class A common stock, Class B common stock and Class C common stock to be outstanding upon completion of this offering will be fully paid and nonassessable.

PREFERRED STOCK

     Upon completion of the offering, 1,000,000 shares of undesignated preferred stock will be authorized, and no shares will be outstanding. Our board has the authority to issue preferred stock in one or more series and to establish the rights and restrictions granted to or imposed on any unissued shares of preferred stock and to fix the number of shares constituting any series without any further vote or action by the stockholders. Our board has the authority, without approval of the stockholders, to issue preferred stock that has voting and conversion rights superior to the common stock, which could have the effect of delaying or preventing a change in control. We currently have no plans to issue any shares of preferred stock.

WARRANTS

     At March 10, 2000, there were warrants outstanding to purchase an aggregate of 2,505,072 shares of our Class A common stock. Generally, each warrant contains provisions for the adjustment of the exercise price and the aggregate number of shares issuable upon the exercise of the warrant under certain circumstances, including stock dividends, stock splits, reorganizations, reclassifications and consolidations.

REGISTRATION RIGHTS

     The holders of 2,428,391 shares of Class A common stock, 31,186,312 shares of Class B common stock and 1,132,502 shares of Class C common stock (assuming the conversion of all outstanding preferred stock upon completion of this offering) or their transferees are entitled to certain rights with respect to the registration of such shares under the Securities Act of 1933, as amended. These rights are provided under the terms of an agreement between us and the holders of these securities.

     Demand Registration Rights. Subject to limitations in the agreement, the holders of at least 51% of these securities then outstanding may require, on two occasions beginning six months after the date of this prospectus, that we use our best efforts to register these securities for public resale if Form S-3 is not available, provided, among other limitations, that the proposed aggregate selling price, net of any underwriters' discounts or commissions, is at least $5 million.

     Piggyback Registration Rights. If we register any of our common stock either for our own account or for the account of other security holders, the holders of these securities are entitled to include their shares of common stock in that registration, subject to the ability of the underwriters to limit the number of shares included in the offering.

     Form S-3 Registration Rights. The holders of at least 10% of these securities then outstanding may also require us, not more than twice in any twelve-month period, to register all or a portion of these securities on Form S-3 when the use of that form becomes available to us, provided, among other limitations, that the proposed aggregate selling price, net of any underwriters' discounts or commissions, is at least $1 million. We will be responsible for paying all registration expenses, and the holders selling their shares will be responsible for paying all selling expenses.

DELAWARE ANTI-TAKEOVER LAW AND CHARTER AND BYLAW PROVISIONS

     Provisions of Delaware law and our charter documents could make our acquisition and the removal of incumbent officers and directors more difficult. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to negotiate with us first. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

     We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date that the person became an interested stockholder unless, subject to exceptions, the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years prior, did own, 15% or more of the corporation's voting stock. These provisions may have the effect of delaying, deferring or preventing a change in control without further action by the stockholders.

     Our certificate of incorporation provides that stockholder action can be taken only at an annual or special meeting of stockholders and may not be taken by written consent. Our bylaws provide that special meetings of stockholders can be called only by the board of directors, the Chairman, if any, the President or holders of 66 2/3% of the votes entitled to be cast at a meeting. Moreover, the business permitted to be conducted at any special meeting of stockholders is limited to the business brought before the meeting by the board of directors, the Chairman, if any, the President or any such 50% holder. Our bylaws set forth an advance notice procedure with regard to the nomination, other than by or at the direction of the board of directors, of candidates for election as directors and with regard to business to be brought before a meeting of stockholders.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Class A common stock is Continental Stock Transfer and Trust Company. The transfer agent's address is Two Broadway, New York, NY 10004, and its telephone number is (212) 509-4000.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this offering, we will have              shares of Class
A common stock, 31,186,312 shares of Class B common stock and 1,132,502 shares of Class C common stock outstanding. Each share of Class B common stock and Class C common stock is convertible into one share of Class A common stock. Of
the              shares of Class A common stock outstanding after this offering, all of the shares which are offered hereby will be available for immediate sale in the public market, subject in some cases to compliance with volume and other
limitations of Rule 144. The remaining        shares of Class A, B and C common
stock held by existing stockholders were issued and sold by us in reliance on exemptions from the registration requirements of the Securities Act. All of these shares will be subject to "lock-up" agreements which prohibit these stockholders from offering, selling or otherwise disposing of any of the shares of Class A, B or C common stock owned by them for a period of 180 days after the date of this offering. Subject to the following exceptions applicable to stockholders who are not officers, directors or affiliates of printCafe, Inc.:

     - 25% of a holder's shares may be sold on the earlier of 90 days after the date of this offering or on the second trading day after the first public release of our quarterly results if the last recorded sale price on the Nasdaq National Market for 20 of the 30 trading days ending on such date is at least twice the price per share in the initial public offering; and

     - an additional 25% of each holder's shares may be sold 135 days after the date of this offering if the price per share of common stock has achieved the same target level.

     However, Donaldson, Lufkin & Jenrette may, in its sole discretion, at any time without notice, release all or any portion of the shares subject to lock-up
agreements. Upon expiration of the lock-up agreements,        shares will become
eligible for sale pursuant to Rule 144(k),        shares will become eligible
for sale under Rule 144 and        shares will become eligible for sale under
Rule 701.

         ELIGIBILITY OF RESTRICTED SHARES FOR SALE IN THE PUBLIC MARKET
               (LISTED BY DATE UPON WHICH SHARES BECOME SALEABLE)

                                                              APPROXIMATE NUMBER
                                                              OF SHARES ELIGIBLE
DAYS AFTER THE DATE OF THIS PROSPECTUS                         FOR FUTURE SALE           COMMENT
On effectiveness............................................                       Restricted shares
                                                                                   subject to lock-up
                                                                                   provision
90 days after the effective date or second trading day
  following first public release of quarterly earnings(1)...                       Shares saleable
                                                                                   under Rule 701
135 days after the effective date(1)........................                       Shares saleable
                                                                                   under Rule 701
180 days after the effective date (expiration of lock-up)...                       Shares saleable
                                                                                   under Rule 144,
                                                                                   144(k), 701
February   , 2001...........................................                       Shares saleable
                                                                                   under Rule 144
March   , 2001..............................................                       Shares saleable
                                                                                   under Rule 144

---------------
(1) The number of shares listed may be offered, sold or traded provided that the last recorded sale price per share for 20 of the 30 trading days ending on such date is at least twice the initial public offering price per share.

     In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person, or persons whose shares are aggregated, who has beneficially owned shares for at least one year is entitled to sell within any three-month period commencing 90 days after the date of this prospectus a number of shares that does not exceed the greater of:

     - 1% of the number of shares of common stock then outstanding, which will
       equal approximately                shares immediately after this
       offering; or

     - the average weekly trading volume of the common stock on the Nasdaq National Market during the four calendar weeks preceding the sale.

Sales under Rule 144 are also subject to manner of sale requirements, and depending on the amount sold, the filing of a Form 144 with respect to the sale.

     Under Rule 144(k), a person, or persons whose shares are aggregated, is entitled to sell his or her shares without regard to the limitations described above if:

     - the person has not been an affiliate of ours, such as an officer, director or 10%-or-greater stockholder, at any time during the 90 days immediately preceding the sale; and

     - the person has beneficially owned his or her shares for at least two years.

     Persons deemed to be affiliates must always sell pursuant to Rule 144, even after the applicable holding periods have been satisfied.

     We are unable to estimate the number of shares that will be sold under Rule 144, since this will depend on the market price for our common stock, the personal circumstances of the sellers and other factors. Prior to this offering, there has been no public market for the common stock, and there can be no assurance that a significant public market for the common stock will develop or be sustained after the offering. Any future sale of substantial amounts of the common stock in the open market may adversely affect the market price of the common stock offered hereby.

     Any of our employees or professionals who purchased his or her shares pursuant to a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701, which permits nonaffiliates to sell their Rule 701 shares without having to comply with the public information, holding period, volume limitation or notice provisions of Rule 144 and permits affiliates to sell their Rule 701 shares without having to comply with the Rule 144 holding period restrictions, in each case commencing 90 days after the date of this prospectus.

     We intend to file one or more registration statements on Form S-8 under the Securities Act to register all shares of Class A common stock subject to outstanding stock options and common stock issued or issuable under our stock plans. We expect to file the registration statement covering shares offered pursuant to the 1999 and 2000 stock incentive plans within 180 days after the date of this prospectus, thus permitting the resale of such shares by non-affiliates in the public market without restriction under the Securities Act.

     In addition, after this offering, holders of 34,747,205 shares will be entitled to rights with respect to registration of their shares under the Securities Act. Registration of such shares would result in such shares, except for shares purchased by our affiliates, becoming freely tradable without restriction under the Securities Act immediately on the effectiveness of such registration.

                                  UNDERWRITING

     Under the terms and conditions contained in an underwriting agreement,
dated              , 2000, the underwriters named below, who are represented by
Donaldson, Lufkin & Jenrette Securities Corporation, SG Cowen Securities Corporation, Thomas Weisel Partners LLC, McDonald Investments, Inc., a KeyCorp Company, and DLJdirect Inc., have severally agreed to purchase from us the number of shares of Class A common stock set forth opposite their names below:

                                                                   NUMBER OF
UNDERWRITERS:                                                        SHARES
Donaldson, Lufkin & Jenrette Securities Corporation.........
SG Cowen Securities Corporation.............................
Thomas Weisel Partners LLC..................................
McDonald Investments, Inc., a KeyCorp Company...............
DLJdirect Inc. .............................................
                                                                    --------

          Total.............................................
                                                                    ========

     The underwriting agreement provides that the obligations of the underwriters to purchase and accept delivery of the shares of Class A common stock offered by this prospectus are subject to approval by their counsel of legal matters concerning this offering and to conditions that must be satisfied by us. The underwriters are obligated to purchase and accept delivery of all the shares of Class A common stock offered by this prospectus, other than those shares covered by the over-allotment option described below, if any are purchased.

     The underwriters initially propose to offer some of the shares of Class A common stock directly to the public at the initial public offering price set forth on the cover page of this prospectus and in part to dealers at the initial
public offering price less a concession not in excess of $     per share. The
underwriters may allow, and those dealers may re-allow, a concession not in
excess of $     per share. After the initial offering of the Class A common stock to the public, the public offering price and other selling terms may be changed by the representatives at any time without notice. The underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

     An electronic prospectus will be available on the Web site maintained by DLJdirect Inc., one of the underwriters and an affiliate of Donaldson, Lufkin & Jenrette Securities Corporation. Other than the prospectus in electronic format, the information on that Web site relating to this offering is not part of this prospectus and has not been approved or endorsed by us or the underwriters, and should not be relied on by prospective investors.

     We have granted to the underwriters an option, exercisable for 30 days after the date of this prospectus, to purchase, from time to time, in whole or
in part, up to an aggregate of      additional shares of Class A common stock at
the initial public offering price less underwriting discounts and commissions. The underwriters may exercise the option solely to cover over-allotments, if any, made in connection with this offering. To the extent that the underwriters exercise the option, each underwriter will become obligated, subject to conditions contained in the underwriting agreement, to purchase its pro rata portion of such additional shares based on the underwriters' percentage underwriting commitment as indicated in the above table.

     The following table sets forth the compensation payable to the underwriters by us in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of our Class A common stock.

                                                                 NO         FULL
                                                              EXERCISE    EXERCISE
                                                              --------    --------
Per share...................................................
Total.......................................................

     We will pay the offering expenses, estimated to be $             .

     We have agreed to indemnify the underwriters against liabilities which may arise in connection with this offering, including liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make with respect to these liabilities.

     We, our executive officers, directors, stockholders and optionholders are subject to lock-up agreements providing that, for a period of 180 days after the date of this prospectus, they will not:

     - offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Class A common stock or any securities convertible into or exercisable or exchangeable for Class A common stock; or

     - enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any Class A common stock, regardless of whether any such transaction described above is to be settled by delivery of Class A common stock or other securities, in cash, or otherwise without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation.

     However, 25% of the shares of Class A common stock subject to the restrictions described above (other than shares owned by our directors, officers or affiliates) will be released from these restrictions on the later to occur of the end of the 90-day period after the date of this prospectus or the second trading day following the first public release of our quarterly results, provided that the reported sale price of the Class A common stock on the Nasdaq National Market is at least twice the initial public offering price for 20 of the 30 trading days ending on such date. An additional 25% of the shares subject to the restrictions described above (other than shares owned by our directors, officers or affiliates) will be released from these restrictions if the reported last sale price of the Class A common stock on the Nasdaq National Market is at least twice the initial public offering price for 20 of the 30 trading days ending on the last trading day of the 135-day period after the date of this prospectus. Each person subject to the lock-up agreement described above has agreed to execute any transaction released from restriction in accordance with the terms in this paragraph only through Donaldson, Lufkin & Jenrette Securities Corporation or any of its affiliates acting as broker, unless otherwise agreed in writing by Donaldson, Lufkin & Jenrette Securities Corporation.

     In addition, during such 180-day period, we have also agreed not to file any registration statement with respect to, and each of our executive officers, directors and stockholders have agreed not to make any demand for, or exercise any class right with respect to, the registration of any shares of Class A common stock or any securities convertible into or exercisable or exchangeable for Class A common stock without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation.

     Prior to this offering, there has been no established trading market for our Class A common stock. The initial public offering price of the shares of our Class A common stock offered by this prospectus will be determined by negotiation among us and the representatives of the underwriters. The factors to be considered in determining the initial public offering price include:

     - the history of and the prospects for the industry in which we compete;

     - our past and present operations;

     - our historical results of operations;

     - our prospects for future earnings;

     - the recent market prices of securities of generally comparable companies; and

     - the general condition of the securities markets at the time of the offering.

     At our request, the underwriters have reserved up to        shares of Class
A common stock to be sold in this offering for sale to some of our employees, associates of our employees and directors, and other individuals or companies who have commercial arrangements or personal relationships with us. No shares have been reserved for sale to our directors or officers. Through this directed share program, we intend to ensure that those individuals and companies that have supported us, or who are in a position to support us in the future, have the opportunity to purchase our Class A common stock at the same price that we are offering our shares to the general public. Indications of interest will be sought by means of a written notice, which conforms to Rule 134 under the Securities Act, accompanied by a copy of this prospectus. Prospective participants will be permitted to participate in this offering at the initial public offering price presented on the cover page of this prospectus. No commitment to purchase shares by any participant in the directed share program will be accepted until after the registration statement of which this prospectus is part is effective and an initial public offering price has been established. The number of shares of our Class A common stock available for sale to the general public will be reduced by the number of shares sold through the directed share program. Any shares reserved for the directed share program which are not purchased will be offered by the underwriters to the general public on the same basis as the other shares offered by this prospectus.

     We have applied for quotation of our common stock on the Nasdaq National Market under the symbol "PCAF".

     Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the shares of Class A common stock included in this offering in any jurisdiction where action for that purpose is required. The shares of Class A common stock included in this offering may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any of these shares of Class A common stock be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of such jurisdiction. We advise persons who receive this prospectus to inform themselves about and to observe any restrictions relating to this offering and the distribution of this prospectus. This prospectus is not an offer to sell or a solicitation of an offer to buy any shares of Class A common stock included in this offering in any jurisdiction where such an offer or solicitation is unlawful.

     In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Class A common stock. Specifically, the underwriters may over-allot this offering, creating a syndicate short position. The underwriters may bid for and purchase our shares of Class A common stock in the open market to cover such syndicate short positions or to stabilize the price of our Class A common stock. In addition, the underwriting syndicate may reclaim selling concessions from syndicate members and selected dealers if they repurchase previously distributed Class A common stock in syndicate covering transactions, in stabilizing transactions or otherwise. These activities may stabilize or maintain the market price of the Class A common stock above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time.

     In October 1999, McDonald Investments, Inc., a KeyCorp Company, one of the representatives of the underwriters, earned $300,000 for financial advisory services rendered in connection with the acquisition of nth degree software, inc. by Prograph Systems, Inc. In February 2000, we paid McDonald Investments this $300,000 amount.

     In February 2000, McDonald Investments earned $1.0 million for financial advisory services rendered in connection with our Series B preferred stock and Series C preferred stock financings. In February 2000, we paid McDonald Investments this $1.0 million amount.

     In February 2000, an entity affiliated with McDonald Investments purchased 344,828 shares of our Series C preferred stock at a purchase price of $5.80 per share.

     In March 2000, individuals related to Donaldson, Lufkin & Jenrette Securities Corporation and Thomas Weisel Partners LLC, representatives of the underwriters, purchased 10,757 shares of our Class A common stock at a purchase price of $8.83 per share.

     Thomas Weisel Partners LLC, one of the representatives of the underwriters, was organized and registered as a broker-dealer in December 1998. Since December 1998, Thomas Weisel Partners LLC has been named as a lead or co-manager on 132 filed public offerings of equity securities, of which 101 have been completed, and has acted as a syndicate member in an additional 71 public offerings of equity securities. Thomas Weisel Partners LLC does not have any material relationship with us or any of our officers, directors or controlling persons, except with respect to its contractual relationship with us pursuant to the underwriting agreement entered into in connection with this offering.

                                 LEGAL MATTERS

     The validity of the Class A common stock offered hereby will be passed upon for us by Orrick, Herrington & Sutcliffe LLP, Sacramento, California. Selected legal matters in connection with this offering will be passed upon for the underwriters by Pillsbury Madison & Sutro LLP, Palo Alto, California. As of the date of this prospectus, Orrick, Herrington & Sutcliffe LLP and two partners of Orrick, Herrington & Sutcliffe LLP beneficially owned an aggregate of 114,724 shares of our Class A common stock.

                                    EXPERTS

     The financial statements of printCafe, Inc. at December 31, 1999 and 1998, and for each of the three years in the period ended December 31, 1999, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     The financial statements of Programmed Solutions, Inc. at December 31, 1999 and 1998, and for each of the two years in the period ended December 31, 1999, appearing in this prospectus and registration statement have been audited by Dylewsky & Goldberg, LLC, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     The financial statements of Hagen Systems, Inc. at December 31, 1999 and 1998, and for each of the two years in the period ended December 31, 1999, appearing in this prospectus and registration statement have been audited by Larson, Allen, Weishair & Co., LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of Logic Associates, Inc. at December 31, 1999 and 1998, and for each of the two years in the period ended December 31, 1999, appearing in this prospectus and registration statement have been audited by Bridgman Valiante & Villard, PC, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     The audited financial statements for nth degree software, inc. at December 31, 1998 and for the year then ended have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     The consolidated financial statements for nth degree software, inc. as of December 31, 1997 and for the year then ended included in this prospectus have been so included in reliance on the report (which contains an emphasis of a matter paragraph) of PricewaterhouseCoopers LLP, independent accountants given on the authority of said firm as experts in auditing and accounting.

                    ADDITIONAL INFORMATION AVAILABLE TO YOU

     We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the Class A common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules which are part of the registration statement. For further information with respect to us and the Class A common stock offered hereby, we refer you to the registration statement and to the exhibits and schedules. Statements made in this prospectus concerning the contents of any document referred to herein are not necessarily complete. With respect to each such document filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matter involved. The registration statement and the exhibits and schedules may be inspected without charge at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, DC 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, NY 10048, and the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any part of the registration statement may be obtained from the SEC's offices upon payment of fees prescribed by the SEC. The SEC maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants, like us, that file electronically with the SEC. The address of the site is www.sec.gov.

     Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended, and, accordingly, will file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the SEC's public reference rooms and the Web site of the SEC referred to above.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Audited Financial Statements of printCafe, Inc. for the
  Years Ended December 31, 1997, 1998 and 1999..............   F-3
Audited Financial Statements of Programmed Solutions, Inc.
  for the Years Ended December 31, 1998 and 1999............  F-23
Audited Financial Statements of Hagen Systems, Inc. for the
  Years Ended December 31, 1998 and 1999....................  F-33
Audited Consolidated Financial Statements of Logic
  Associates, Inc. for the Years Ended December 31, 1998 and
  1999......................................................  F-45
Audited Consolidated Financial Statements of nth degree
  software, inc. for the Year Ended December 31, 1998.......  F-60
Audited Consolidated Financial Statements of nth degree
  software, inc. for the Year Ended December 31, 1997.......  F-74
PRINTCAFE, INC.
  Report of Independent Auditors............................   F-3
  Balance Sheets at December 31, 1998 and 1999..............   F-4
  Statements of Operations for the years ended December 31,
     1997, 1998 and 1999....................................   F-5
  Statements of Shareholders' Equity (Deficit) for the years
     ended December 31, 1997, 1998, and 1999................   F-6
  Statements of Cash Flows for the years ended December 31,
     1997, 1998 and 1999....................................   F-7
  Notes to Financial Statements.............................   F-8
PROGRAMMED SOLUTIONS, INC.
  Independent Auditors' Report..............................  F-23
  Balance Sheets at December 31, 1999 and 1998..............  F-24
  Statements of Operations for the years ended December 31,
     1999 and 1998..........................................  F-25
  Statements of Stockholders' Equity for the years ended
     December 31, 1999 and 1998.............................  F-26
  Statements of Cash Flows for the years ended December 31,
     1999 and 1998..........................................  F-27
  Notes to Financial Statements.............................  F-28
HAGEN SYSTEMS, INC.
  Independent Auditor's Report..............................  F-33
  Balance Sheets at December 31, 1998 and 1999..............  F-34
  Statements of Income and Comprehensive Income for the
     years ended December 31, 1998 and 1999.................  F-35
  Statements of Stockholders' Equity for the years ended
     December 31, 1998 and 1999.............................  F-36
  Statements of Cash Flows for the years ended December 31,
     1998 and 1999..........................................  F-37
  Notes to Financial Statements.............................  F-38
LOGIC ASSOCIATES, INC.
  Independent Auditors' Report..............................  F-45
  Consolidated Balance Sheets as of December 31, 1999 and
     1998...................................................  F-46
  Consolidated Statements of Income for the years ended
     December 31, 1999 and 1998.............................  F-48
  Consolidated Statement of Stockholders' Equity for the
     years ended December 31, 1999 and 1998.................  F-49
  Consolidated Statements of Cash Flows for the years ended
     December 31, 1999 and 1998.............................  F-50
  Notes to Consolidated Financial Statements................  F-51

                                                              PAGE
                                                              ----
NTH DEGREE SOFTWARE, INC.
  Report of Independent Public Accountants..................  F-60
  Consolidated Balance Sheets as of September 30, 1999
     (unaudited) and December 31, 1998......................  F-61
  Consolidated Statements of Operations and Comprehensive
     Loss for the year ended December 31, 1998 and the nine
     months ended September 30, 1999 and 1998 (unaudited)...  F-62
  Consolidated Statement of Stockholders' Deficit for the
     year ended December 31, 1998 and for the nine months
     ended September 30, 1999 (unaudited)...................  F-63
  Consolidated Statements of Cash Flows for the year ended
     December 31, 1998 and the nine months ended September
     30, 1999 and 1998 (unaudited)..........................  F-64
  Notes to Consolidated Financial Statements................  F-65
  Report of Independent Accountants.........................  F-74
  Consolidated Balance Sheet as of December 31, 1997........  F-75
  Consolidated Statement of Operations for the year ended
     December 31, 1997......................................  F-76
  Consolidated Statement of Stockholders' Equity (Deficit)
     for the year ended December 31, 1997...................  F-77
  Consolidated Statement of Cash Flows for the year ended
     December 31, 1997......................................  F-78
  Notes to Consolidated Financial Statements................  F-79

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
printCafe, Inc.

     We have audited the accompanying balance sheets of printCafe, Inc. (formerly Prograph Systems, Inc.) as of December 31, 1998 and 1999, and the related statements of operations, shareholders' equity (deficit), and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of printCafe, Inc. at December 31, 1998 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

/s/ ERNST & YOUNG LLP

March 10, 2000
Pittsburgh, PA

                                PRINTCAFE, INC.

                                 BALANCE SHEETS

                                                                    DECEMBER 31,
                                                              -------------------------
                                                                 1998          1999
ASSETS
Current assets:
  Cash and cash equivalents.................................  $   56,240   $         58
  Accounts receivable, net of allowance for doubtful
     accounts of $-0- in 1998 and $250,000 in 1999..........   1,587,294      1,588,310
  Receivables from related parties..........................      60,571             --
  Other current assets......................................       1,625        134,774
                                                              ----------   ------------
Total current assets........................................   1,705,730      1,723,142
                                                              ----------   ------------
Property and equipment, net.................................     319,578        502,225
Goodwill, net of accumulated amortization of $774,081 in
  1999......................................................          --      9,614,277
                                                              ----------   ------------
Total assets................................................  $2,025,308   $ 11,839,644
                                                              ==========   ============

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Line of credit............................................  $  740,000   $    500,000
  Accounts payable..........................................     114,415        944,753
  Accrued transaction fees..................................          --        300,000
  Accrued compensation and related taxes....................     380,024        423,345
  Accrued liabilities.......................................     237,329         31,698
  Deferred revenue..........................................     669,510      1,992,586
  Current portion of long-term debt.........................     130,000      1,537,943
  Current portion of capital lease obligations..............          --        101,601
                                                              ----------   ------------
Total current liabilities...................................   2,271,278      5,831,926
                                                              ----------   ------------
Long-term debt..............................................      67,500        952,812
Obligations under capital lease.............................          --         92,962
Commitments and contingencies (Note 8)......................          --             --
Minority interest...........................................     175,662             --
Shareholders' equity (deficit):
  Series A convertible preferred stock, $0.0001 par value;
     5,000,000 shares authorized at December 31, 1999;
     2,455,798 shares issued and outstanding in 1999,
     liquidation value of $5,648,335........................          --            246
  Series A-1 convertible preferred stock, $0.0001 par value;
     15,000,000 shares authorized at December 31, 1999;
     9,725,096 shares issued and outstanding in 1999,
     liquidation value of $20,033,698.......................          --            973
  Common stock, $0.0001 par value; 25,000,000 shares
     authorized at December 31, 1998 and 1999; 8,591,272 and
     3,907,968 shares issued and outstanding at December 31,
     1998 and 1999, respectively............................         859            391
  Additional paid-in capital................................       3,980     18,267,677
  Retained deficit..........................................    (457,971)   (11,428,244)
  Treasury stock (30,000 and 132,062 shares at December 31,
     1998 and 1999, respectively)...........................     (36,000)      (158,474)
  Notes receivable from common shareholders.................          --     (1,720,625)
                                                              ----------   ------------
Total shareholders' equity (deficit)........................    (489,132)     4,961,944
                                                              ----------   ------------
Total liabilities and shareholders' equity (deficit)........  $2,025,308   $ 11,839,644
                                                              ==========   ============

See accompanying notes.

                                PRINTCAFE, INC.

                            STATEMENTS OF OPERATIONS

                                                             YEAR ENDED DECEMBER 31,
                                                      --------------------------------------
                                                         1997         1998          1999
Revenues:
  Software licensing................................  $1,834,604   $2,227,560   $  1,298,262
  Consulting........................................   1,850,685    2,107,457      2,023,367
  Maintenance.......................................     391,344      906,901      1,089,660
                                                      ----------   ----------   ------------
                                                       4,076,633    5,241,918      4,411,289
Cost of revenues:
  Software licensing................................     273,957      267,339        128,813
  Consulting........................................     661,234      674,968        966,013
  Maintenance.......................................     151,686      159,889        319,952
                                                      ----------   ----------   ------------
                                                       1,088,677    1,102,196      1,414,778
                                                      ----------   ----------   ------------
Gross profit........................................   2,989,756    4,139,722      2,996,511
Operating expenses:
  Product development...............................   1,242,410    1,601,284      1,899,715
  General and administrative........................   1,543,792    1,650,766      2,704,415
  Sales and marketing...............................     470,034      396,718        847,968
  Depreciation and amortization.....................     146,306      198,669      1,005,652
  Stock-based compensation..........................          --      254,000      7,274,312
                                                      ----------   ----------   ------------
Total operating expenses............................   3,402,542    4,101,437     13,732,062
                                                      ----------   ----------   ------------
(Loss) income from operations.......................    (412,786)      38,285    (10,735,551)
Other income and (expense):
  Interest and dividend income......................       7,544       17,544         21,345
  Interest expense..................................     (30,927)     (53,608)       (87,433)
  Gain (loss) on sale of investments................     (45,543)     185,419             --
  Minority interest.................................       5,960     (174,098)      (107,454)
  Other income (expense)............................     (28,360)       2,278         (9,732)
                                                      ----------   ----------   ------------
Total other income and (expense)....................     (91,326)     (22,465)      (183,274)
                                                      ----------   ----------   ------------
Net income (loss)...................................  $ (504,112)  $   15,820   $(10,918,825)
                                                      ==========   ==========   ============
Earnings (loss) per share:
  Basic and diluted.................................  $     (.06)  $      .00   $      (1.43)
                                                      ==========   ==========   ============
Shares used to compute basic and diluted earnings
  (loss) per share..................................   8,591,272    8,591,272      7,626,804
                                                      ==========   ==========   ============

See accompanying notes.

                                PRINTCAFE, INC.

                  STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

                                        PREFERRED            PREFERRED
                                         SERIES A            SERIES A-1          COMMON STOCK       ADDITIONAL      RETAINED
                                    ------------------   ------------------   -------------------     PAID-IN       EARNINGS
                                     SHARES     AMOUNT    SHARES     AMOUNT     SHARES     AMOUNT     CAPITAL      (DEFICIT)
Balance at January 1, 1997........         --    $ --           --    $ --     8,591,272   $ 859    $     3,980   $    552,881
 Repurchase of 30,000 shares of
   common stock...................         --      --           --      --            --      --             --             --
 S corporation distributions......         --      --           --      --            --      --             --       (317,607)
 Unrealized gains on marketable
   equity securities of $9,199,
   net of reclassification
   adjustment for losses included
   in net income of $45,543.......         --      --           --      --            --      --             --             --
 Net loss.........................         --      --           --      --            --      --             --       (504,112)
 Comprehensive income (loss)......         --      --           --      --            --      --             --             --
                                    ---------    ----    ---------    ----    ----------   -----    -----------   ------------
Balance at December 31, 1997......         --      --           --      --     8,591,272     859          3,980       (268,838)
 S corporation distributions......         --      --           --      --            --      --             --       (204,953)
 Unrealized gain on marketable
   equity securities of $35,420,
   net of reclassification
   adjustment for gains included
   in net income of $185,419......         --      --           --      --            --      --             --             --
 Net income.......................         --      --           --      --            --      --             --         15,820
 Comprehensive income.............         --      --           --      --            --      --             --             --
                                    ---------    ----    ---------    ----    ----------   -----    -----------   ------------
Balance at December 31, 1998......         --      --           --      --     8,591,272     859          3,980       (457,971)
 Repurchase of 102,062 shares of
   common stock...................         --      --           --      --            --      --             --             --
 S corporation distributions......         --      --           --      --            --      --             --        (51,448)
 Acquisition of minority
   interests......................         --      --           --      --            --      --      1,296,000             --
 Issuance of common stock to
   management.....................         --      --           --      --       211,667      21        253,979             --
 Sale of common stock to the
   Company's 401(k) plan..........         --      --           --      --        45,260       5         54,307             --
 Acquisition of nth degree
   software, inc. ................  2,455,798     246           --      --       876,897      88      7,664,865             --
 Conversion of common stock issued
   in the acquisition of nth
   degree software, inc. .........         --      --      876,897      88      (876,897)    (88)            --             --
 Conversion of common stock into
   preferred stock................         --      --    8,848,199     885    (8,848,199)   (885)            --             --
 Sale of common stock to
   management.....................         --      --           --      --     2,889,690     289        670,131             --
 Sale of common stock to
   nonemployee....................         --      --           --      --     1,018,278     102      1,050,103             --
 Stock-based compensation.........         --      --           --      --            --      --      7,274,312             --
 Net loss.........................         --      --           --      --            --      --             --    (10,918,825)
                                    ---------    ----    ---------    ----    ----------   -----    -----------   ------------
Balance at December 31, 1999......  2,455,798    $246    9,725,096    $973     3,907,968   $ 391    $18,267,677   $(11,428,244)
                                    =========    ====    =========    ====    ==========   =====    ===========   ============

                                     ACCUMULATED                   NOTES
                                        OTHER                    RECEIVABLE
                                    COMPREHENSIVE   TREASURY    FROM COMMON
                                       INCOME         STOCK     SHAREHOLDERS      TOTAL
Balance at January 1, 1997........    $  95,257     $      --   $        --    $    652,977
 Repurchase of 30,000 shares of
   common stock...................           --       (36,000)           --         (36,000)
 S corporation distributions......           --            --            --        (317,607)
 Unrealized gains on marketable
   equity securities of $9,199,
   net of reclassification
   adjustment for losses included
   in net income of $45,543.......       54,742            --            --          54,742
 Net loss.........................           --            --            --        (504,112)
                                                                               ------------
 Comprehensive income (loss)......           --            --            --        (449,370)
                                      ---------     ---------   -----------    ------------
Balance at December 31, 1997......      149,999       (36,000)           --        (150,000)
 S corporation distributions......           --            --            --        (204,953)
 Unrealized gain on marketable
   equity securities of $35,420,
   net of reclassification
   adjustment for gains included
   in net income of $185,419......     (149,999)           --            --        (149,999)
 Net income.......................           --            --            --          15,820
                                                                               ------------
 Comprehensive income.............           --            --            --        (134,179)
                                      ---------     ---------   -----------    ------------
Balance at December 31, 1998......           --       (36,000)           --        (489,132)
 Repurchase of 102,062 shares of
   common stock...................           --      (122,474)           --        (122,474)
 S corporation distributions......           --            --            --         (51,448)
 Acquisition of minority
   interests......................           --            --            --       1,296,000
 Issuance of common stock to
   management.....................           --            --            --         254,000
 Sale of common stock to the
   Company's 401(k) plan..........           --            --            --          54,312
 Acquisition of nth degree
   software, inc. ................           --            --            --       7,665,199
 Conversion of common stock issued
   in the acquisition of nth
   degree software, inc. .........           --            --            --              --
 Conversion of common stock into
   preferred stock................           --            --            --              --
 Sale of common stock to
   management.....................           --            --      (670,420)             --
 Sale of common stock to
   nonemployee....................           --            --    (1,050,205)             --
 Stock-based compensation.........           --            --            --       7,274,312
 Net loss.........................           --            --            --     (10,918,825)
                                      ---------     ---------   -----------    ------------
Balance at December 31, 1999......    $      --     $(158,474)  $(1,720,625)   $  4,961,944
                                      =========     =========   ===========    ============

See accompanying notes.

                                PRINTCAFE, INC.

                            STATEMENTS OF CASH FLOWS

                                                             YEAR ENDED DECEMBER 31,
                                                       ------------------------------------
                                                         1997        1998          1999
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income....................................  $(504,112)  $  15,820   $(10,918,825)
Adjustments to reconcile net (loss) income to net
  cash (used) provided by operating activities:
  Minority interest..................................     (5,960)    174,098        107,454
  Depreciation and amortization......................    146,306     198,669      1,005,652
  Provision for doubtful accounts....................         --          --        250,000
  Stock-based compensation...........................         --     254,000      7,274,312
  (Gain) loss on sale of investments.................     45,543    (185,419)            --
Changes in assets and liabilities, net of effects
  from acquisition of business:
  Accounts receivable................................   (326,529)    (31,355)      (206,954)
  Receivables from related parties...................     21,646     (42,227)        60,571
  Other assets.......................................        628      (1,025)      (106,115)
  Accounts payable...................................    112,783      (2,550)       694,088
  Accrued liabilities................................    129,249      20,864        (14,546)
  Deferred revenue...................................    120,117    (222,688)     1,323,076
                                                       ---------   ---------   ------------
Net cash (used) provided by operating activities.....   (260,329)    178,187       (531,287)
CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of business, net of cash acquired........         --          --         60,016
Purchase of property, plant, and equipment...........   (326,120)   (145,328)      (147,552)
Proceeds from sale of investments....................    191,984     282,701             --
                                                       ---------   ---------   ------------
Net cash (used) provided by investing activities.....   (134,136)    137,373        (87,536)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from debt...................................     65,100          --      1,344,207
Principal payments on debt...........................    (76,806)    (30,000)      (393,682)
Net (repayments) borrowings on line of credit........    797,000    (107,000)      (240,000)
Principal payments on capital lease obligations......         --          --        (28,274)
S corporation distributions..........................   (317,607)   (204,953)       (51,448)
Repurchase of common stock...........................    (36,000)         --       (122,474)
Issuance of common stock.............................         --          --         54,312
                                                       ---------   ---------   ------------
Net cash provided (used) by financing activities.....    431,687    (341,953)       562,641
                                                       ---------   ---------   ------------
Increase (decrease) in cash and cash equivalents.....     37,222     (26,393)       (56,182)
Cash and cash equivalents -- beginning of year.......     45,411      82,633         56,240
                                                       ---------   ---------   ------------
Cash and cash equivalents -- end of year.............  $  82,633   $  56,240   $         58
                                                       =========   =========   ============
Supplemental disclosure of cash flow information
  Cash paid for interest.............................  $  30,927   $  53,608   $     79,686

See accompanying notes.

                                PRINTCAFE, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. NATURE OF BUSINESS

     printCafe, Inc. (the Company) provides business-to-business electronic commerce solutions for the printing industry. The Company's principal customers are in North America and Europe. The Company operates in one segment.

     On March 31, 1999, the Company merged Prograph Management Systems, Inc., Prograph Bindery Systems, Inc., Prograph Production Systems, Inc. and Prograph Progiciels, Inc., which were S corporations under common control and formed Prograph Systems, Inc., which has been renamed printCafe, Inc.

     Prograph Management Systems, Inc. marketed software which helps printers plan job execution in their facilities. Additional product offerings provide estimating, job costing and invoicing. Prograph Bindery Systems, Inc. managed recipients' address and demographic information at the printer or mailer and ensured that the correct information is imaged on the proper product. Prograph Production Systems, Inc. developed a shop floor count control system for bindery lines which interfaced directly to machines at the printing plant to track time, amount of product produced, product waste during the manufacturing process and job status. Prograph Progiciels, Inc. developed and marketed a stand alone scheduling application for printing companies.

     On October 29, 1999, the Company acquired nth degree software, inc. (see
Note 3). On the date of acquisition, the Company's S election automatically terminated (see Notes 2 and 9).

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

     On March 31, 1999, all entities under common control were merged and Prograph Systems, Inc. was formed. Prior to the merger, common control shareholders owned 100%, 87%, 70% and 70% of Prograph Management Systems, Inc., Prograph Bindery Systems, Inc., Prograph Production Systems, Inc. and Prograph Progiciels, Inc., respectively. The merger resulted in the issuance of 1,080,000 shares of common stock to minority interest holders. Goodwill of $1,012,884 was recorded based upon an independent valuation and is being amortized over a three-year period. These financial statements have been prepared on a combined basis for all periods presented.

     The results of operations for nth degree software, inc. have been included from the date of acquisition.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                                PRINTCAFE, INC.

CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Cash equivalents are stated at cost, which approximates market value.

LONG-LIVED ASSETS

     Property and equipment are stated at cost and are depreciated using the straight-line method over the estimated useful lives. Minor repairs and maintenance, which do not improve or extend the lives of assets, are expensed as incurred. Major renewals are capitalized. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is recognized in operations. Amortization of assets recorded under capital leases is included with depreciation expense. Estimated useful lives of the assets are as follows:

                        ASSET CLASS                           USEFUL LIVES
Buildings...................................................   31.5 years
Equipment and fixtures......................................    3.0 years
Leasehold improvements......................................    5.0 years

     Goodwill, which arose from the October 29, 1999 acquisition of nth degree software, inc. and the merger of all entities under common control, is being amortized over a period of three years.

VALUATION OF LONG-LIVED ASSETS

     The Company monitors the recoverability of long-lived assets, based on factors such as current market value, future asset utilization, business climate and future undiscounted cash flows expected to result from the use of the related assets. The Company's policy is to record an impairment loss in the period when it is determined that the carrying amount of the asset may not be recoverable. The impairment loss is calculated as the amount by which the carrying amount of the asset exceeds the undiscounted estimate of future cash flows from the asset.

REVENUE RECOGNITION

     In October 1997, the American Institute of Certified Public Accountants (AICPA) issued SOP No. 97-2, Software Revenue Recognition, which superseded SOP No. 91-1. SOP No. 97-2 was adopted by the Company in the year beginning January 1, 1998. SOP No. 97-2 provides guidance on applying generally accepted accounting principles for software revenue recognition transactions. Based on the Company's interpretation of the requirements of SOP No. 97-2, application of this statement has not materially impacted the Company's revenues, results of operations or financial position. The Company generates several types of revenue including the following:

     Software Licensing. The Company's standard end user license agreement for the Company's products provides for an initial fee to use the product in perpetuity. The Company also enters into other license agreement types, typically with major end user customers, which allow for the use of the Company's products, usually restricted by the number of employees, the number of users or the license term. Fees from licenses are recognized as revenue upon contract execution, provided all delivery obligations have been met, fees are fixed or determinable and collection is probable. Fees from licenses sold together with consulting services and support arrangements (multi-element

                                PRINTCAFE, INC.

arrangements) are generally recognized upon installation provided that the above criteria have been met and payment of the license fees is not dependent upon the performance of the consulting. The total contract price in a multi-element arrangement is allocated to each element (e.g., maintenance) based on guidance provided by SOP No. 97-2.

     Consulting. The Company provides consulting and education services to its customers. Revenue from such services is generally recognized over the period during which the applicable service is to be performed or on a services-performed basis. If certain multi-element arrangements are not able to be allocated, the entire arrangement is deferred and revenue is recognized over the period of the last undelivered element of the arrangement.

     Maintenance. Maintenance agreements generally call for the Company to provide technical support and software updates, on a when and if available basis, to customers. Revenue on technical support and software update rights is recognized ratably over the term of the support agreement.

PRODUCT DEVELOPMENT COSTS

     Research and development expenditures are generally charged to operations as incurred. Statement of Financial Accounting Standards (SFAS) No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased or Otherwise Marketed, requires the capitalization of certain software development costs subsequent to the establishment of technological feasibility. Based on the Company's product development process, technological feasibility is established upon the completion of a working model. Through December 31, 1999, capitalizable costs incurred after achieving technological feasibility have not been significant for any development project. Accordingly, the Company has charged all costs to product development expense in the periods they were incurred.

     The Company adopted SOP 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, during 1999, which requires capitalization of certain costs incurred during the development of internal use software. Through December 31, 1999 capitalizable costs incurred have not been significant for any development project. Accordingly, the Company has charged all costs to research and development expense in the periods they were incurred.

INCOME TAXES

     During 1997 and 1998, the Company had in place a valid election to be taxed under Subchapter S of the Internal Revenue Code and the respective state codes. As an S corporation, the Company's shareholders were responsible for any federal and state income taxes resulting from the Company's taxable income. Accordingly, the financial statements for the years ended December 31, 1997 and 1998 do not include a provision for federal or state income taxes.

     As a result of the Company's acquisition of nth degree software on October 29, 1999, the Company's S election automatically terminated. Subsequent to the termination, the Company is responsible for income taxes from October 29, 1999. This change in tax status did not result in the Company recording a tax benefit for deferred taxes since a full valuation allowance was recorded on the net deferred tax asset at the time of conversion.

     The Company follows the liability method of accounting for income taxes pursuant to Statement of Financial Accounting Standards No. 109 (SFAS No. 109), "Accounting for Income Taxes." Under SFAS No. 109, deferred tax assets and liabilities are determined based on differences between

                                PRINTCAFE, INC.

financial reporting and tax bases of assets and liabilities and are measured using the enacted tax laws and rates applicable to the periods in which the differences are expected to reverse. The Company provides for a valuation allowance to reduce deferred tax assets to their estimated realizable value.

EARNINGS (LOSS) PER SHARE

     In accordance with SFAS No. 128, basic and dilutive earnings (loss) per share have been computed using the weighted average number of shares of common stock outstanding during the period. Basic and diluted earnings per share are on a historical basis and are computed using the weighted average number of shares of common stock outstanding. Potential common shares from conversion of convertible preferred stock and exercise of stock options are excluded from historical diluted net loss per share because they would be antidilutive. The total number of shares excluded from diluted net loss per share relating to these securities was -0- shares, -0- shares, and 12,697,870 shares for 1997, 1998 and 1999, respectively.

CONCENTRATION OF CREDIT RISK

     For the years ended December 31, 1997 and 1998, three customers represented approximately 80% and 52%, respectively, of the Company's revenues. For the year ended December 31, 1999, one customer represented approximately 33% of the Company's revenues. Amounts due from these customers totaled $475,662, $696,584 and $337,624 as of December 31, 1997, 1998 and 1999, respectively.

     For the years ended December 31, 1997, 1998, and 1999, revenues from foreign customers approximated 2.7%, 11.7% and 5.1%, respectively, of the Company's total revenues.

     The Company does not require collateral from its customers. Credit losses related to such customers historically have been minimal and within management's expectations.

ADVERTISING

     Advertising and promotion costs are expensed as incurred and totaled approximately $91,674, $39,675 and $285,107 for the years ended December 31, 1997, 1998 and 1999, respectively.

FINANCIAL INSTRUMENTS

     For certain financial instruments including cash and cash equivalents, accounts receivable, accounts payable, and accrued liabilities, recorded amounts approximate fair value due to the relative short maturity period. The fair value of the notes receivable from common shareholders approximates $1,130,000 and was determined using discounted cash flow analyses. A discount rate of 8.5% was utilized. The carrying amount of the line of credit approximates market value because it has an interest rate that varies with market interest rates. The fair values of the obligations under capital lease and long-term debt are estimated based on current interest rates available to the Company for debt instruments with similar terms, degrees of risk and remaining maturities. The carrying values of these obligations approximate their respective fair values. The estimated fair values may not be representative of actual values of the financial instruments that could have been realized as of the period end or that will be realized in the future.

                                PRINTCAFE, INC.

STOCK-BASED COMPENSATION

     The Company has adopted the disclosure only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"). SFAS No. 123 permits the Company to continue accounting for stock-based compensation as set forth in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB Opinion No. 25), provided the Company discloses the pro forma effect on net income and earnings per share of adopting the full provisions of SFAS No. 123. Accordingly, the Company continues to account for stock-based compensation under APB Opinion No. 25 and has provided the required pro forma disclosures. See Note 11 of Notes to Financial Statements.

RECENT ACCOUNTING PRONOUNCEMENT

     In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133, which is effective, as amended, for all quarters in fiscal years beginning after June 15, 2000, establishes accounting and reporting standards for derivative financial instruments and hedging activities related to those instruments, as well as other hedging activities. As the Company does not currently engage in derivative or hedging activities, the adoption of this standard is not expected to have a significant impact on the Company's financial statements.

3. ACQUISITION

     On October 29, 1999, the Company acquired all of the outstanding common and preferred stock of nth degree software, inc., which develops, markets and sells cross-platform, enterprise-wide publishing applications. The acquisition has been accounted for under the purchase method of accounting, and the results of operations of nth degree software, inc. have been included in the Company's financial statements since the date of acquisition. The aggregate purchase price of $8,915,199 (including transaction costs of $330,000) consists of 876,897 shares of common stock, 2,455,798 shares of Series A preferred stock and notes payable of $920,000 at a 9% interest rate. The common stock was converted one-for-one into shares of Series A-1 preferred stock on November 1, 1999. Both the common and preferred stock issued in this transaction were valued at $2.30 per share.

     This value was determined based upon agreement between the two parties as to the combined value of the companies. The excess of the purchase price over the fair market value of the assets acquired of $9,375,474 has been allocated to goodwill and will be amortized over three years using the straight line method. The estimated fair value of the assets acquired and liabilities assumed of nth degree software, inc. is as follows:

                                                                AMOUNT
Current assets..............................................  $  148,579
Property and equipment......................................     266,666
Goodwill....................................................   9,375,474
Current liabilities.........................................     229,953
Obligations under capital lease.............................     222,837
Long-term debt..............................................     422,730

                                PRINTCAFE, INC.

     The following summarizes the unaudited pro forma results of operations for 1998 and 1999 as if the Company's acquisition of nth degree software, inc. and the merger of all entities under common control occurred as of January 1, 1998 and 1999, respectively.

                                                                YEAR ENDED DECEMBER 31
                                                              ---------------------------
                                                                 1998            1999
Revenues....................................................  $ 6,396,913    $  5,325,082
Operating loss..............................................   (4,924,139)    (13,935,371)
Net loss....................................................   (5,181,360)    (14,230,975)
Pro forma loss per share:
  Basic and diluted.........................................  $      (.60)   $      (1.87)
  Shares used to compute basic and diluted..................    8,591,272       7,621,999

     The unaudited pro forma results are not necessarily indicative of the results of operations which would actually have been reported had the acquisition occurred prior to the beginning of the periods presented. In addition, they are not intended to be indicative of future results.

4. PROPERTY AND EQUIPMENT

     Property and equipment consists of the following at December 31:

                                                                1998          1999
Buildings...................................................  $  29,005    $   51,717
Equipment and fixtures......................................    766,389     1,045,102
Leasehold improvements......................................     39,702       105,239
                                                              ---------    ----------
                                                                835,096     1,202,058
Less accumulated depreciation...............................   (515,518)     (699,833)
                                                              ---------    ----------
                                                              $ 319,578    $  502,225
                                                              =========    ==========

     Depreciation expense was $146,306, $198,669 and $231,571 for the years ended December 31, 1997, 1998, and 1999, respectively.

5. LINE OF CREDIT

     The Company's line of credit agreement has a maximum borrowing capacity of $500,000. The line of credit accrues interest at prime (8.5% at December 31, 1999) plus 0.25%, which is due monthly and the principal balance is due on demand. The line of credit is collateralized by substantially all of the Company's assets. The line of credit agreement contains various restrictive covenants which, among other things, require the Company to maintain a certain debt service coverage ratio.

                                PRINTCAFE, INC.

6. LONG-TERM DEBT

     Long-term debt consists of the following at December 31:

                                                                1998         1999
Note payable to bank, payable in monthly installments of
  $18,086 through July 2004 including interest at 7.62%,
  collateralized by substantially all of the Company's
  assets....................................................  $     --    $  837,042
Note payable to bank with interest due in monthly payments
  through July 1, 2000 at prime (8.5% at December 31, 1999)
  plus 0.25%, principal payments of $7,430 plus interest due monthly beginning August 1, 2000 through July 1, 2004,
  collateralized by substantially all of the Company's
  assets....................................................        --       300,000
Note payable to bank due March 1, 2000 plus interest at
  prime (8.5% at December 31, 1999) plus 2%, collateralized
  by substantially all of the Company's assets..............        --       422,730
Notes payable to shareholders in connection with the
  acquisition of nth degree software, inc., due upon the
  earlier of the sale of substantially all of the assets of
  the Company or consummation of a debt or equity financing
  in which the Company receives cash proceeds sufficient to
  repay the notes in full, plus interest at 9%..............        --       920,000
Note payable to bank, due in monthly installments of $2,500
  plus interest at prime plus 1%............................    97,500            --
Miscellaneous notes payable at interest rates ranging from
  8.0% to 8.5%..............................................   100,000        10,983
                                                              --------    ----------
                                                               197,500     2,490,755
Less current portion........................................   130,000     1,537,943
                                                              --------    ----------
                                                              $ 67,500    $  952,812
                                                              ========    ==========

     The agreements for the first two notes payable to bank include various restrictive covenants which, among other things, require the Company to maintain a certain debt service coverage ratio.

     Future minimum debt payments at December 31, 1999 are as follows:
2000 -- $1,537,943; 2001 -- $238,353; 2002 -- $258,183; 2003 -- $279,670 and
2004 -- $176,606.

7. CAPITAL LEASE OBLIGATIONS

     The Company leases equipment under capital leases. These capital leases expire in various years through 2002 and may be renewed for periods ranging from one to five years. Amortization of leased assets is included in depreciation and amortization expense.

                                PRINTCAFE, INC.

     Future minimum payments under capital leases with initial terms of one year or more consisted of the following at December 31, 1999:

                                                              CAPITAL
                                                               LEASES
2000........................................................  $123,243
2001........................................................    82,532
2002........................................................    22,138
                                                              --------
Total minimum lease payments................................   227,913
Amounts representing interest...............................    33,350
                                                              --------
Present value of net minimum lease payments (including
  current portion of $101,601)..............................  $194,563
                                                              ========

     The net book value of the equipment under capital leases is $98,565 at December 31, 1999.

8. COMMITMENTS AND CONTINGENCIES

     The Company leases office equipment, vehicles, and office facilities in various locations. Rental expense under these operating leases was $165,200, $197,094 and $225,074 for the years ended December 31, 1997, 1998 and 1999, respectively. At December 31, 1999, future commitments under all noncancelable operating leases are as follows:

2000........................................................  $275,550
2001........................................................   249,424
2002........................................................   232,801
2003........................................................   218,615
2004........................................................   218,685
Thereafter..................................................   400,922

9. INCOME TAXES

     The reconciliation of the effective income tax rate is as follows:

                                                                    DECEMBER 31
                                                              -----------------------
                                                              1997     1998     1999
Federal income tax statutory rate...........................   34.0%    34.0%    34.0%
Increases (decreases):
  Nondeductible items.......................................     --       --    (30.0)
  State income taxes, net of federal benefit................    6.0      6.0      6.0
  Deferred taxes attributable to conversion from S
     corporation............................................     --       --       --
  Taxes absorbed by the shareholders of the Company prior to
     conversion from S corporation..........................  (40.0)   (40.0)    (3.0)
  Change in valuation allowance.............................     --       --     (7.0)
                                                              -----    -----    -----
          Total income tax expense..........................   00.0%    00.0%    00.0%
                                                              =====    =====    =====

                                PRINTCAFE, INC.

     Significant components of the Company's deferred tax assets and liabilities are as follows at December 31, 1999.

Deferred tax assets:
  Net operating loss carryforwards..........................  $ 2,246,000
  Deferred revenue..........................................      797,000
  Bad debt expense..........................................      100,000
  Depreciation..............................................       59,000
  Accrued expenses..........................................       34,000
                                                              -----------
                                                                3,236,000
Deferred tax liabilities:
  Tax accounting change to be taken into taxable income over
     the next four years....................................      287,000
                                                              -----------
                                                                2,949,000
Valuation allowance.........................................    3,949,000
                                                              -----------
Net deferred tax assets (liabilities).......................  $        --
                                                              ===========

     A full valuation allowance has been recorded at December 31, 1999 on management's determination that the recognition criteria for realization of the net deferred tax assets has not been met.

     At December 31, 1999, the Company had accumulated net operating loss carryforwards for tax purposes of approximately $6.4 million which will expire beginning in 2017 through 2019. Utilization of certain net operating loss carryforwards is subject to limitations under Section 382 of the Internal Revenue Code.

10. SHAREHOLDERS' EQUITY

PREFERRED STOCK

     At December 31, 1999, the Company was authorized to issue 5,000,000 shares of Series A preferred stock and 15,000,000 shares of Series A-1 preferred stock.

     Each holder of preferred stock is entitled to receive, when and as declared by the board of directors, dividends pro rata with the common stock based on the number of shares of common stock into which the preferred stock could then convert. These dividends are noncumulative. No dividends have been declared as of December 31, 1999.

     In the event of liquidation, the holders of preferred stock are entitled to receive, prior and in preference to any distribution of any assets of the Company to the holders of the common stock, $2.30 per share for each share of Series A preferred stock and $2.06 per share for each share Series A-1 preferred stock. The aggregate liquidation preference is $5,648,335 for the Series A preferred stock and $20,033,698 for the Series A-1 preferred stock. In addition, each holder of preferred stock is entitled to all declared but unpaid dividends for each outstanding share of stock. Any remaining assets will be distributed on a pro rata basis among the holders of the common stock.

     Each share of preferred stock is convertible into common stock on a one-for-one basis, subject to adjustment as described in the certificate of incorporation. Conversion is automatic upon the closing of an initial public offering of common stock in which the aggregate gross proceeds to the Company are at least $10,000,000 with a minimum offering price of at least $3.00 per share.

                                PRINTCAFE, INC.

     Each holder of preferred stock is entitled to the number of votes equal to the number of shares of common stock into which the preferred stock is convertible.

COMMON STOCK

     On November 8, 1999 and December 22, 1999, the Company sold a total of 3,907,968 shares of common stock to certain officers and third parties of the Company at purchase prices of $0.23 and $1.03 per share. Promissory notes in the amount of $1,714,014 were issued in conjunction with these sales. The notes bear interest at 6% and are due on November 8, 2004. In the event the value of the stock is insufficient to pay the full amount due under the notes, the Company may seek reimbursement from the borrower for any deficiency up to 30% and 100% of the original balance of $670,420 and $1,050,205 of the notes plus accrued interest. At December 31, 1999, the notes receivable are included in shareholders' equity on the accompanying balance sheet. Stock-based compensation expense totaling $7,274,312 has been recorded for these transactions.

11. STOCK OPTION PLAN

     During 1999, the Company adopted a stock incentive compensation plan (the
Plan), which provides for the issuance of stock options for officers, directors, employees, and consultants. As of December 31, 1999, the Company had reserved a total of 1,000,000 shares of Series A-1 preferred stock for issuance pursuant to the Plan. Options under the Plan will generally expire ten years from the date of grant. Options granted under the plan vest over five years and become immediately vested and exercisable upon the change of control.

     The options were granted with an exercise price equal to the estimated grant date fair value as determined by an independent valuation. Option activity for the year ended December 31, 1999 is as follows:

                                                              SHARES     EXERCISE PRICE
Options outstanding, December 31, 1998......................       --
Granted.....................................................  525,822        $1.20
Canceled....................................................    8,846        $1.20
                                                              -------
Options outstanding, December 31, 1999......................  516,976        $1.20
                                                              =======
Options exercisable at December 31, 1999....................       --
                                                              =======

     Pro forma information regarding net loss as required by SFAS No. 123 has been determined as if the Company had accounted for its employee stock options under the Black-Scholes pricing model.

                                                                 YEAR ENDED
                                                              DECEMBER 31, 1999
Net loss:
  As reported...............................................    $(10,918,825)
  Pro forma.................................................    $(11,384,103)
Loss per share:
  Basic and diluted:
     As reported............................................    $      (1.43)
     Pro forma..............................................    $      (1.49)

                                PRINTCAFE, INC.

     The following weighted average assumptions were used in the determination of pro forma information as required by SFAS No. 123.

Risk free interest rate.....................................  6.63%
Expected volatility.........................................  1.58
Expected lives..............................................  2.0 years
Expected dividends..........................................  None
Weighted average remaining contractual life.................  9.5 years

12. DEFINED CONTRIBUTION PLAN

     The Company has a 401(k) Retirement Plan which covers substantially all eligible employees. The Plan is a defined contribution profit sharing plan in which all eligible participants may elect to have a percentage of their compensation contributed to the Plan, subject to certain guidelines issued by the Internal Revenue Service. The Company may contribute to the Plan at the discretion of the board of directors. The Plan holds 45,250 shares of the Company's common stock which were acquired during 1999. To date, the Company has not made any contributions to the Plan.

13. SUBSEQUENT EVENTS

     In March 2000, the board of directors authorized the Company to file a registration statement with the Securities and Exchange Commission to permit the Company to proceed with an initial public offering.

     In March 2000, the Company amended and restated its certificate of incorporation to increase the number of authorized shares of common stock and preferred stock to 150,000,000 shares and 46,940,082 shares, respectively. The common and preferred stock is designated as follows:

                                                       NUMBER OF SHARES      SHARES RESERVED
                                                          AUTHORIZED       FOR FUTURE ISSUANCE
                                                       ----------------    -------------------
Common stock:
  Class A............................................    118,750,000           59,920,076
  Class B............................................     31,250,000           31,186,312
  Class C nonvoting..................................      1,150,000                   --
Preferred stock:
  Series A...........................................      2,500,000                   --
  Series A-1.........................................     10,250,000              516,976
  Series B...........................................     31,250,000                   --
  Series C...........................................      2,015,082              150,000
  Series C-1 nonvoting...............................        150,000                   --
  Series D...........................................        550,000              225,000
  Series D-1 nonvoting...............................        225,000                   --

     The rights, privileges, and restrictions on the common stock and Series A and Series A-1 preferred stock remained substantially unchanged except where discussed below.

     Each holder of Series B preferred stock, Series C and C-1 preferred stock and Series D and D-1 preferred stock is entitled to receive, when and as declared by the board of directors, dividends at the annual rate of $0.064, $0.464 and $0.70 per share respectively, prior and in preference to dividends on

                                PRINTCAFE, INC.

the common stock and Series A and Series A-1 preferred stock. Dividends are noncumulative. If, after the annual dividend rate on the Series B preferred stock, Series C and C-1 preferred stock and Series D and Series D-1 preferred stock has been paid in full, the common stock and preferred stock shall participate in any additional dividends on a pro rata basis.

     In the event of liquidation, the holders of the Series B preferred stock, Series C and C-1 preferred stock and Series D and D-1 preferred stock are entitled to receive, prior and in preference to any distribution of any assets of the Company to the holders of the common stock, Series A preferred stock and Series A-1 preferred stock, $0.802 per share for each share of Series B preferred stock, $5.80 per share for each share Series C and C-1 preferred stock and $8.83 per share for each share of Series D and Series D-1 preferred stock plus declared and unpaid dividends. Upon payment of the full preferential amounts on the Series B preferred stock, Series C and C-1 preferred stock and Series D and Series D-1 preferred stock, the holders of Series A preferred stock have a preference equal to $2.30 per share plus declared and unpaid dividends over the Series A-1 and common stockholders. After payment of the preferential amounts to Series B, Series C and C-1, Series D and D-1 and Series A preferred stock, Series A-1 has the right to receive $2.06 per share plus declared and unpaid dividends.

     After all other preferential payments have been made, all remaining assets of the Corporation shall be distributed ratably among the holders of Class A, Class B and Class C common stock, provided however, that the holders of the Class B common stock shall only be entitled to participate in the distribution of such remaining assets until such holders shall have received an aggregate of $0.802 per share of Class B common stock.

     If a Qualifying IPO (as defined below) has not occurred on or before February 9, 2005, holders of Series B preferred stock, Series C and C-1 preferred stock and Series D and D-1 preferred stock have the right to request the Company to redeem all of the shares. The redemption price with respect to the Series B preferred stock is the liquidation preference of a share of Series B preferred stock plus unpaid dividends declared. The redemption price with respect to the Series C and C-1 preferred stock and Series D and D-1 preferred stock is the higher of (i) the liquidation preference of a share of such series of preferred stock plus unpaid dividends declared, and (ii) the fair market value of a share of preferred stock as determined by an independent appraiser plus unpaid dividends declared.

     Each share of Series A and Series A-1 preferred stock is convertible into Class A common stock on a one-for-one basis, subject to adjustment as described in the certificate of incorporation. Conversion is automatic upon the earlier of
(i) the closing of an initial public offering of common stock in which the aggregate gross proceeds to the Company are at least $30,000,000 with a minimum offering price of at least $11.60 per share (a "Qualifying IPO") or, (ii) a majority of the vote of the outstanding shares of the Series A and Series A-1 preferred stock.

     Each share of Series B preferred stock is convertible into Class B common stock (or Class A common stock if the holder has fully exercised the Series B preferred stock voting conversion right as described below) on a one-for-one basis subject to adjustment as described in the Certificate of Incorporation. Conversion is automatic upon the earlier of (i) the closing of the sale of the Company's Class A common stock pursuant to a Qualifying IPO, or (ii) a majority vote of the holders of the outstanding shares of Series B preferred stock. Each share of Series C and Series C-1 preferred stock and Series D and Series D-1 preferred stock is convertible to Class A common stock on a one-for-one basis subject to adjustment as described in the Certificate of Incorporation. Conversion is automatic for Series C and Series C-1 preferred stock upon the earlier of (i) the closing of the sale of the Company's Class A common stock pursuant to a Qualifying IPO or (ii) a

                                PRINTCAFE, INC.

majority vote of the then outstanding shares of Series C and C-1 preferred stock. Conversion is automatic for Series D and D-1 preferred stock upon the earlier of (i) the closing of the sale of the Company's Class A common stock pursuant to a Qualifying IPO or (ii) a majority vote of the then outstanding shares of Series D and D-1 preferred stock.

     If the Company has obtained all necessary governmental consents, each share of Class C common stock shall be convertible, at the option of the holder thereof, at any time after the earlier to occur of September 8, 2000 or 30 days after the closing of a Qualifying IPO into one share of Class A common stock.

     Each share of Series A and Series C preferred stock is entitled to the number of votes equal to the number of shares of common stock into which the preferred stock is convertible. Each holder of Series B preferred stock is entitled to the number of votes equal to the number of shares of common stock into which the preferred stock is convertible multiplied by 37.6%, subject to adjustment as described in the Certificate of Incorporation. At any time after the issuance of the Series B preferred stock, the voting percentage can be increased upon payment of a voting conversion price up to $52 million, depending upon the fair value of the Company and the percentage of voting rights acquired. Series C-1 and Series D-1 preferred stock and Class C common stock are nonvoting.

     On January 3, 2000, 382,215 options to purchase common stock were granted under the 1999 stock incentive compensation plan. The exercise price was $1.15 per share. Options vest at 12.5% after six months and 1/48 for each month thereafter. On February 5, 2000, a change of control, as defined by the Plan, occurred. As a result, all 899,191 options outstanding under the Plan vested immediately.

     On February 9, 2000, the Company entered into a strategic alliance agreement with Creo Products, Inc. (Creo). As a part of the alliance, the Company issued 31,186,312 shares of Series B preferred stock, obtained a reciprocal non-compete agreement, signed a comprehensive services agreement providing the Company with use of Creo's global employee base and obtained an exclusive license to all of the technology related to their Internet business for consideration of $25,011,422.

     On February 9, 2000, the Company acquired the outstanding stock of Programmed Solutions, Inc. (PSI). PSI is a provider of business management software designed specifically for the printing and graphic arts industry. The acquisition will be accounted for using the purchase method. The aggregate purchase price of approximately $25.5 million (including $500,000 of estimated costs to complete the transition) is payable in 1,724,138 shares of the Company's common stock and cash of $15.0 million. The aggregate purchase price will be allocated to the net assets acquired, based upon their respective fair market values. The excess of the purchase price over the fair market value of the assets acquired has been allocated to goodwill and will be amortized over three years using the straight line method.

     On February 10, 2000, the Company adopted the 2000 stock incentive plan. The plan provides for the discretionary grant of incentive stock options to employees including officers and employee directors and for the discretionary grant of nonstatutory stock options, stock appreciation rights, stock units and stock purchase rights to employees, directors and consultants. If the board decides to implement this feature, the 2000 incentive plan also provides for the periodic automatic grant to non-employee directors of nonstatutory stock options. Options to purchase 1,156,169 shares of common stock have been granted subsequent to December 31, 1999 at exercise prices ranging from $3.00 to $8.83 per share. Options granted under the plan vest over periods up to four years.

                                PRINTCAFE, INC.

     On February 11, 2000 all amounts due under the Company's line of credit agreement (Note 5) and two notes payable totalling $722,730 (Note 6) were repaid with the proceeds from the Series B financing.

     On February 15, 2000, the Company issued 1,765,082 and 150,000 shares of Series C and Series C-1 preferred stock, respectively, for consideration of $11,107,476.

     On March 8, 2000, 190,948 shares of Series A-1 convertible preferred stock were repurchased at $5.80 per share.

     On March 8, 2000, the Company acquired the outstanding stock of A.H.P. Systems, Inc. (AHP). AHP is a provider of printing software and global scheduling optimization solutions. The acquisition will be accounted for using the purchase method. The aggregate purchase price of $4,300,000 consists of 396,552 shares of the Company's common stock and cash of $800,000. The aggregate purchase price will be allocated to the net assets acquired, based upon their respective fair market values. The excess of the purchase price over the fair market value of the assets acquired has been allocated to goodwill and will be amortized over three years using the straight line method.

     On March 9, 2000, the Company acquired the outstanding stock of Hagen Systems, Inc. (Hagen). Hagen is a provider of information technology solutions for the graphics arts industry. The acquisition will be accounted for using the purchase method. The aggregate purchase price of $40.9 million (including $500,000 of estimated costs to complete the transaction) consists of 2,310,305 shares of the Company's common stock, notes payable of $12.0 million, and cash of $8.0 million. The aggregate purchase price will be allocated to the net assets acquired, based upon their respective fair market values. The excess of the purchase price over the fair market value of the assets acquired has been allocated to goodwill and will be amortized over three years using the straight line method.

     On March 10, 2000, the Company issued 58,125 and 225,000 shares of Series D and Series D-1 preferred stock, respectively, for consideration of $2,500,000.

     On March 10, 2000, the Company issued 225,926 and 1,132,502 shares of Class A and Class C common stock, respectively, at $8.83 per share.

     On March 10, 2000, the Company acquired the outstanding stock of Logic Associates, Inc. (Logic). Logic is in the business of developing and marketing computer programming, and also selling, leasing and servicing computer hardware to customers in the printing industry. The aggregate purchase price of $55.0 million (including $500,000 estimated costs to complete the transaction) consists of 652,727 shares of the Company's common stock and notes payable of $46.7 million. The aggregate purchase price will be allocated to net assets acquired based upon their respective fair market values. The excess of the purchase price over the fair market value of the assets acquired has been allocated to goodwill and will be amortized over three years using the straight line method.

     On March 10, 2000, the Company acquired the outstanding stock of M Data, Inc. dba PrintSmith. PrintSmith is a provider of production and enterprise resource planning software products for commercial printing. The aggregate purchase price of $10.5 million consists of 170,212 shares of the Company's Class A common stock, $2.0 million in cash, and notes payable of $7.0 million. The aggregate purchase price will be allocated to the net assets acquired based upon their respective fair market values. The excess of the purchase price over the fair market value of the assets acquired has been allocated to goodwill and will be amortized over three years using the straight line method.

                                PRINTCAFE, INC.

     In March 2000, the Company issued warrants to purchase 2,505,072 shares of the Company's Class A common stock to certain strategic alliance partners and service providers as follows:

     - 731,159 warrants which are exercisable immediately at exercise prices ranging from $5.80 per share to $15 per share;

     - 250,000 warrants which are exercisable monthly over three years at $15 per share subject to the execution of a Private Label Site Agreement. The value of these warrants will be expensed over a three year period subsequent to execution of the agreement; and

     - 1,523,913 warrants which are exercisable at prices ranging from $5.80 to $8.89 based upon the grantee's ability to promote usage of the printCafe solution. An expense will be recorded for these warrants if and when the specified conditions are achieved.

     In March 2000, the Company issued 66,666 shares of Class A common stock for advertising.

     In March 2000, the Company entered into a perpetual licensing agreement for certain technologies. Terms of the agreement provide for periodic payments over two years.

     The Company's 2000 employee stock purchase plan was approved by the board of directors in March 2000. A total of 2,500,000 Class A common shares is reserved for issuance under the plan.

                          INDEPENDENT AUDITORS' REPORT

To the Stockholders of
Programmed Solutions, Inc.

     We have audited the accompanying balance sheets of Programmed Solutions, Inc. as of December 31, 1999 and 1998, and the related statements of operations, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Programmed Solutions, Inc. as of December 31, 1999 and 1998, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

     As discussed in Note 11 to the financial statements, the Company changed its method for revenue recognition in 1998.

Dylewsky & Goldberg CPAs, LLC
Stamford, CT

February 22, 2000

                           PROGRAMMED SOLUTIONS, INC.

                                 BALANCE SHEETS

                                                                    DECEMBER 31,
                                                              ------------------------
                                                                 1999          1998
ASSETS
------------------------------------------------------------
Current Assets:
  Cash and equivalents......................................  $   13,806    $   13,387
  Accounts receivable, net of allowance for doubtful
     accounts of $75,000 in 1999 and $22,726 in 1998........   1,628,872     1,154,232
  Income taxes receivable...................................       4,560        12,473
  Prepaid expenses..........................................     244,736       176,133
  Employee receivable.......................................      30,244        36,602
                                                              ----------    ----------
          Total Current Assets..............................   1,922,218     1,392,827
                                                              ----------    ----------
Property and Equipment, net of accumulated depreciation of
  $584,806 in 1999 and $579,684 in 1998.....................     633,976       529,061
                                                              ----------    ----------
Other Assets
Investment..................................................     381,826       232,179
Security deposits...........................................      87,348        80,343
                                                              ----------    ----------
          Total Other Assets................................     469,174       312,522
                                                              ----------    ----------
                                                              $3,025,368    $2,234,410
                                                              ==========    ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------------------------------
Current Liabilities:
  Accounts payable..........................................  $  496,460    $   89,271
  Accrued compensation and related taxes....................     355,402       221,294
  Accrued liabilities.......................................     132,988       136,345
  Corporate taxes payable...................................           0         5,410
  Deferred taxes payable....................................       5,000         7,910
  Deferred revenue..........................................     437,512       563,525
                                                              ----------    ----------
          Total Current Liabilities.........................   1,427,362     1,023,755
                                                              ----------    ----------
Stockholders' Equity
Common stock, no par value: 2,000 shares authorized; issued
  and outstanding: 1,000 shares in 1999 and 930 shares in
  1998......................................................      80,279        27,779
Retained earnings...........................................   1,517,727     1,182,876
                                                              ----------    ----------
          Total Stockholders' Equity........................   1,598,006     1,210,655
                                                              ----------    ----------
                                                              $3,025,368    $2,234,410
                                                              ==========    ==========

See auditors' report and notes to financial statements.

                           PROGRAMMED SOLUTIONS, INC.

                            STATEMENTS OF OPERATIONS

                                                               YEAR ENDED DECEMBER 31,
                                                              --------------------------
                                                                 1999           1998
Revenue.....................................................  $11,619,958    $ 9,439,751
Cost of Sales...............................................    3,936,615      3,198,845
                                                              -----------    -----------
Gross Profit................................................    7,683,343      6,240,906
                                                              -----------    -----------
Expenses:
  General and administration................................    3,283,422      1,979,944
  Sales and marketing.......................................    2,647,273      2,601,801
  Development...............................................    1,486,603      1,263,753
                                                              -----------    -----------
          Total Expenses....................................    7,417,298      5,845,498
                                                              -----------    -----------
Income From Operations......................................      266,045        395,408
                                                              -----------    -----------
  Interest and dividend income..............................       76,175         20,107
  Other income (expense)....................................            0          5,361
                                                              -----------    -----------
          Total Other Income................................       76,175         25,468
                                                              -----------    -----------
Income Before Provision for Income Taxes....................      342,220        420,876
  Provision (Benefit) for Income Taxes......................        7,369        (14,910)
                                                              -----------    -----------
NET INCOME BEFORE CUMULATIVE EFFECT OF A CHANGE IN
  ACCOUNTING PRINCIPLE......................................      334,851        435,786
Cumulative effect on prior years of accounting change (less
  applicable income taxes benefit of $39,359)...............            0     (1,325,417)
                                                              -----------    -----------
Net Income (Loss)...........................................  $   334,851    $  (889,631)
                                                              ===========    ===========

See auditors' report and notes to financial statements.

                           PROGRAMMED SOLUTIONS, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                          COMMON STOCK
                                        -----------------     RETAINED     TOTAL STOCKHOLDERS'
                                        SHARES    AMOUNT      EARNINGS           EQUITY
BALANCE -- January 1, 1998............    930     $27,779    $2,072,507        $2,100,286
Net loss..............................      0           0      (889,631)         (889,631)
BALANCE -- December 31, 1998..........    930      27,779     1,182,876         1,210,655
Net income............................      0           0       334,851           334,851
Shares issued.........................     70      52,500             0            52,500
                                        -----     -------    ----------        ----------
BALANCE -- December 31, 1999..........  1,000     $80,279    $1,517,727        $1,598,006
                                        =====     =======    ==========        ==========

See auditors' report and notes to financial statements.

                           PROGRAMMED SOLUTIONS, INC.

                            STATEMENTS OF CASH FLOWS

                                                              YEAR ENDED DECEMBER 31,
                                                              -----------------------
                                                                1999          1998
CASH FLOWS FROM OPERATING ACTIVITIES
  Net Income/(Loss).........................................  $ 334,851    $ (889,631)
                                                              ---------    ----------
  Adjustments to Reconcile Net Income to Net Cash Provided
     by Operating Activities:
     Cumulative effect of change in accounting principle....         --     1,945,349
     Depreciation...........................................    283,569       208,474
     Adjustments to Operating Assets and Liabilities:
       Accounts receivable..................................   (474,640)   (1,127,442)
       Income taxes receivable..............................      7,913        23,327
       Prepaid expenses.....................................    (68,603)        7,028
       Employee receivables.................................      6,358       (13,228)
       Security deposits....................................     (7,005)      (66,502)
       Accounts payable.....................................    407,189        62,725
       Accrued expenses.....................................     (3,357)      437,302
       Income taxes payable.................................     (5,410)        3,872
       Deferred taxes payable...............................     (2,910)      (91,743)
       Accrued compensated absences.........................    134,108      (103,373)
       Deferred revenue.....................................   (126,013)       70,725
                                                              ---------    ----------
          Total Adjustments.................................    151,199     1,356,514
                                                              ---------    ----------
Net Cash Provided by Operating Activities...................    486,050       466,883
                                                              ---------    ----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of investment....................................   (149,647)     (125,895)
  Cash payments for purchase of property and equipment......   (388,484)     (369,579)
                                                              ---------    ----------
  Net Cash Used by Investing Activities.....................   (538,131)     (495,474)
                                                              ---------    ----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Issuance of common stock..................................     52,500             0
                                                              ---------    ----------
  Net cash provided from financing activities...............     52,500             0
                                                              ---------    ----------
Net increase (decrease) in cash and equivalents.............        419       (28,591)
  Cash and equivalents -- beginning of year.................     13,387        41,978
                                                              ---------    ----------
  Cash and equivalents -- end of year.......................  $  13,806    $   13,387
                                                              =========    ==========
Supplemental disclosures of cash flow information:
  Cash paid (received) during the year for:
     Income taxes...........................................  $   7,776    $  (29,084)

See auditors' report and notes to financial statements.

                           PROGRAMMED SOLUTIONS, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES

BUSINESS ACTIVITY

     Since its establishment in 1986, Programmed Solutions, Inc. has steadily grown to become one of the leading providers of business management application software for the printing and graphic arts industry. The Company operates in a single industry, and its product is sold primarily to businesses throughout the United States and Canada.

REVENUE RECOGNITION

     In October 1997, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position ("SOP") No. 97-2, Software Revenue Recognition, which superseded SOP No. 91-1. The Company adopted SOP No. 97-2 in the year beginning January 1, 1998. SOP No. 97-2 provides guidance on applying generally accepted accounting principles for software revenue recognition transactions. The Company generates several types of revenue including the following:

     License Fees: The Company's standard end-user license agreement for the Company's products provides for an initial fee to use the product in perpetuity. The Company also enters into other license agreements typically with major end-user customers, which allow for the use of the Company's products and are usually restricted by the number of employees, the number of users, or terms of the license. Fees from licenses are recognized as revenue upon contract execution, provided all delivery obligations have been met, fees are fixed or determinable, and collection is probable. Fees from licenses sold together with installation services and support arrangements (multi-element arrangements) are generally recognized upon installation provided that the above criteria have been met and payment of the license fees is not dependent upon the performance of the consultation. The total contract price in a multi-element arrangement is allocated to each element (e.g., support) based on guidance provided by SOP 97-2, as amended.

     Support Agreements: Support agreements generally call for the Company to provide technical support and software updates, on a "when and if available" basis, to customers. Revenue on technical support and software update rights is recognized ratably over the term of the support agreement and is included in revenue in the accompanying statements of operations.

     Training and Education Services: The Company provides training and education services to its customers. Revenue from such services is generally recognized over the period during which the applicable service is to be performed or on a services-performed basis. If certain multi-element arrangements are not able to be allocated, the entire arrangement is deferred and revenue is recognized over the period of the last undelivered element of the arrangement.

PRODUCT DEVELOPMENT COSTS

     Research and development expenditures are generally charged to operations as incurred. Statement of Financial Accounting Standards (SFAS) No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased or Otherwise Marketed, requires the capitalization of certain software development costs subsequent to the establishment of technological feasibility. Based on the Company's product development process, technological feasibility is established upon the completion of a working model. Through December 31, 1999, capitalizable costs incurred after achieving

                           PROGRAMMED SOLUTIONS, INC.

technological feasibility have not been significant for any development project. Accordingly, the Company has charged all costs to research and development expense in the periods they were incurred.

     The Company adopted SOP 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, during 1999, which requires capitalization of certain costs incurred during the development of internal use software. Through December 31, 1999 capitalizable costs incurred have not been significant for any development project. Accordingly, the Company has charged all costs to research and development expense in the periods they were incurred.

LONG-LIVED ASSETS

     Property and equipment are stated at cost and are depreciated using the straight-line method over their estimated useful lives. Minor repairs and maintenance, which do not improve or extend the lives of property and equipment, are expensed as incurred. Major renewals are capitalized. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is recognized in operations.

BAD DEBTS

     The Company provides an allowance for uncollectible accounts based upon prior experience and management's assessment of the collectibility of existing specific accounts.

CASH AND EQUIVALENTS

     For purposes of the statements of cash flows, the Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Cash equivalents are stated at cost, which approximates market value.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

INCOME TAXES

     During 1999 and 1998, the Company had in place a valid election to be taxed under Subchapter S of the Internal Revenue Code. As an S corporation, the Company's stockholders are responsible for any federal and state income taxes, where applicable, resulting from the Company's taxable income. Accordingly, the financial statements for the years ended December 31, 1999 and 1998 do not include a provision for federal income taxes or state income taxes for those states where stockholders are responsible for taxes. The Company files tax returns and is liable for income taxes in various states.

     The Company follows the liability method of accounting for state income taxes pursuant to Statement of Financial Accounting Standards No. 109 (SFAS No.
109), "Accounting for Income Taxes." Under SFAS No. 109, deferred tax assets and liabilities are determined based on differences

                           PROGRAMMED SOLUTIONS, INC.

between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax laws and rates applicable to the periods in which the differences are expected to reverse. The Company provides for a valuation allowance, if necessary, to reduce deferred tax assets to their estimated realizable value.

FINANCIAL INSTRUMENTS

     For certain financial instruments including cash and equivalents, accounts receivable, accounts payable, and accrued liabilities, recorded amounts approximate fair value due to the relative short maturity period. The estimated fair values may not be representative of actual values of the financial instruments that could have been realized as of the period end or that will be realized in the future.

RECLASSIFICATIONS

     Certain reclassifications have been made to the prior year's financial statements in order to conform to the current year's presentation.

NOTE 2 -- CONCENTRATION OF CREDIT RISK AND ECONOMIC DEPENDENCY

     The Company maintains its cash in bank deposit accounts at high credit quality financial institutions. The balances, at times, may exceed federally insured limits.

     Purchases from one of the Company's suppliers comprised approximately 21% of the Company's 1999 cost of goods sold. Management believes it could replace these purchases through an alternate supplier with minimal disruption to the Company's operations.

NOTE 3 -- ACCOUNTS RECEIVABLE

     Accounts receivable at December 31, 1999 and 1998 were as follows:

                                                                 1999          1998
                                                              ----------    ----------
Accounts receivable -- trade................................  $1,703,872    $1,176,958
  Less: Allowance for doubtful accounts.....................     (75,000)      (22,726)
                                                              ----------    ----------
          Total.............................................  $1,628,872    $1,154,232
                                                              ==========    ==========

                           PROGRAMMED SOLUTIONS, INC.

NOTE 4 -- PROPERTY AND EQUIPMENT

     Property and equipment and their estimated useful lives are as follows at December 31, 1999 and 1998:

                                            ESTIMATED USEFUL LIVES       1999          1998
Computer equipment........................  3 years                   $  803,038    $  662,338
Furniture, fixtures and office
  equipment...............................  3 to 5 years                 260,948       302,687
Trade show equipment......................  3 to 5 years                  69,952        58,876
Other equipment...........................  5 years                       84,844        84,844
                                                                      ----------    ----------
                                                                       1,218,782     1,108,745
Less: accumulated depreciation............                              (584,806)     (579,684)
                                                                      ----------    ----------
          Total Property and Equipment....                            $  633,976    $  529,061
                                                                      ==========    ==========

NOTE 5 -- INVESTMENT

     The investment is a life insurance contract on a stockholder held at year-end.

NOTE 6 -- INCOME TAXES

     The provision for state income taxes (primarily from Connecticut) for the years ended December 31, 1999 and 1998 were as follows:

                                                               1999        1998
Current income taxes (benefit)..............................  $10,279    $ (1,885)
Deferred income taxes (benefit).............................   (2,910)    (13,025)
                                                              -------    --------
          Total Income Taxes (Benefit)......................  $ 7,369    $(14,910)
                                                              =======    ========

     Deferred taxes arose primarily from the Company's use of the cash basis of accounting for income tax purposes.

NOTE 7 -- PENSION PLAN

     The Company maintains a 401(k) plan covering all employees. The plan provides for contributions by the Company to match 50% of the first 6% of each employee's contributions. The expense charged to operations for the plan was $100,502 in 1999 and $86,957 in 1998.

NOTE 8 -- LINE OF CREDIT

     The Company has a line of credit with a bank totaling $425,000. This line is guaranteed by the stockholders. The line bears interest at .25% over the bank's prime rate and expires on May 31, 2000. There were no borrowings under the line during the year, and, subsequent to year end, the Company elected to terminate the line.

                           PROGRAMMED SOLUTIONS, INC.

NOTE 9 -- LEASE

     Effective August 1998, the Company entered into a new operating lease in Norwalk, Connecticut. During 1999 the Company acquired additional space and a new operating lease was issued. The lease currently requires monthly payments of $24,776 through July 2003 plus payments for increases in operating costs as defined in the lease. The Company also leases office space in Roseville, California. Rent expense under all operating leases was $350,741 in 1999 and $174,752 in 1998, respectively. Minimum future payments under the leases and in the aggregate are as follows:

2000........................................  $  365,982
2001........................................     381,484
2002........................................     396,968
2003........................................     268,516
2004........................................      31,524
                                              ----------
  Total.....................................  $1,444,474
                                              ==========

NOTE 10 -- CONTINGENT LIABILITIES

     The Company is engaged in various legal actions arising in the normal course of business. In the opinion of management, the ultimate resolutions of these matters will not have a material adverse effect upon the financial position of the Company.

NOTE 11 -- CUMULATIVE CHANGE IN ACCOUNTING PRINCIPAL

     Effective January 1, 1998, Programmed Solutions, Inc. adopted Statement of Position 97-2 "Software Revenue Recognition", issued by the American Institute of Certified Public Accounts. As a result, the Company is required to recognize revenue when substantial delivery of goods and services occurs. Previously, the Company recognized revenue on software sales and installation when customer contracts were signed. The cumulative effect of this change has been presented on the Statements of Operations.

NOTE 12 -- SUBSEQUENT EVENTS -- SALE OF COMPANY

     On February 9, 2000 the Company's stockholders consummated the sale of the Company to printCafe, Inc.

                          INDEPENDENT AUDITOR'S REPORT

Board of Directors
Hagen Systems, Inc.
Eden Prairie, Minnesota

     We have audited the accompanying balance sheets of Hagen Systems, Inc. as of December 31, 1998 and 1999, and the related statements of income and comprehensive income, shareholders' equity, and cash flows for the years ended December 31, 1998 and 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the financial position of Hagen Systems, Inc at December 31, 1998 and 1999, and the results of their operations and their cash flows for each of the years ended December 31, 1998 and 1999 in conformity with generally accepted accounting principles.

                                      LARSON, ALLEN, WEISHAIR & CO., LLP

Minneapolis, Minnesota
February 11, 2000, except for Note 10
as to which the date is March 8, 2000

                              HAGEN SYSTEMS, INC.

                                 BALANCE SHEETS

                                                                    DECEMBER 31,
                                                              ------------------------
                                                                 1998          1999
ASSETS
Current Assets:
  Cash and Cash Equivalents.................................  $1,496,066    $1,135,348
  Marketable Securities.....................................     765,743       633,198
  Accounts Receivable -- Trade (Net of Allowance for
     Doubtful Accounts of $50,000 in 1998 and 1999).........   1,990,931     1,223,651
  Lease Contracts Receivable................................      95,254       123,526
  Notes Receivable -- Related Parties.......................     111,950        94,251
  Shareholder Advances......................................          --       200,000
  Other Current Assets......................................     179,978       293,066
                                                              ----------    ----------
          Total Current Assets..............................  $4,639,922    $3,703,040
                                                              ----------    ----------
Property and Equipment -- Net...............................  $  340,937    $  451,470
                                                              ----------    ----------
Other Assets
Software Development Costs (Net of Accumulated Amortization
  of $205,000 and $425,000, Respectively)...................  $1,795,000    $1,575,000
                                                              ----------    ----------
          Total Assets......................................  $6,775,859    $5,729,510
                                                              ==========    ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Accounts Payable..........................................  $  455,827    $  359,466
  Accrued Compensation and Related Taxes....................     522,992       829,535
  Accrued Liabilities.......................................      72,000        70,000
  Deferred Revenue..........................................   1,104,412     1,427,449
  Current Portion of Long-Term Debt.........................      49,365       296,380
  Accrued Distributions -- Shareholders.....................     240,000            --
  Customer Deposits.........................................     423,459       328,583
                                                              ----------    ----------
          Total Current Liabilities.........................  $2,868,055    $3,311,413
Long-Term Debt (Net of Current Portion Shown Above).........     296,380            --
                                                              ----------    ----------
          Total Liabilities.................................  $3,164,435    $3,311,413
                                                              ----------    ----------
Commitments and Contingencies
Shareholders' Equity
  Common Stock -- Class A -- Voting, $.01 Par Value per
     Share; 1,250,000 Shares Authorized; 111,175 Shares
     Issued and Outstanding at December 31, 1999 and 1998...  $    1,112    $    1,112
  Common Stock -- Class B -- Non-Voting, $.01 Par Value per
     Share; 1,250,000 Shares Authorized; 120,000 Shares
     Issued and Outstanding at December 31, 1999 and 1998...       1,200         1,200
  Retained Earnings.........................................   3,641,437     2,273,816
  Accumulated Other Comprehensive Income (Loss).............     (32,325)      141,969
                                                              ----------    ----------
          Total Shareholders' Equity........................  $3,611,424    $2,418,097
                                                              ----------    ----------
          Total Liabilities and Shareholders' Equity........  $6,775,859    $5,729,510
                                                              ==========    ==========

See accompanying Notes to Financial Statements.

                              HAGEN SYSTEMS, INC.

                 STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

                                                               YEAR ENDED DECEMBER 31,
                                                              --------------------------
                                                                 1998           1999
Revenue.....................................................  $12,353,265    $15,217,945
Cost of Sales...............................................    4,834,398      6,156,324
                                                              -----------    -----------
Gross Profit................................................  $ 7,518,867    $ 9,061,621
                                                              -----------    -----------
Expenses:
  General and Administration................................  $ 2,932,969    $ 3,981,271
  Product Development.......................................    1,360,925      2,306,173
  Sales and Marketing.......................................    1,829,893      2,124,493
  Depreciation and Amortization.............................      470,037        549,154
                                                              -----------    -----------
          Total Operating Expenses..........................  $ 6,593,824    $ 8,961,091
                                                              -----------    -----------
Income From Operations......................................  $   925,043    $   100,530
                                                              -----------    -----------
Other Income (Expense)
  Interest and Dividend Income -- Net.......................  $    42,523    $    84,564
  Gain (Loss) on Sale of Investment.........................      (11,191)        62,471
                                                              -----------    -----------
          Total Other Income................................  $    31,332    $   147,035
                                                              -----------    -----------
Net Income..................................................  $   956,375    $   247,565
Other Comprehensive Income (Loss)
  Unrealized Gain (Loss) on Marketable Securities...........      (32,325)       174,294
                                                              -----------    -----------
Comprehensive Income........................................  $   924,050    $   421,859
                                                              ===========    ===========

                              HAGEN SYSTEMS, INC.

                       STATEMENTS OF SHAREHOLDERS' EQUITY

                                                          ACCUMULATED
                                       COMMON STOCK          OTHER                         TOTAL
                                     -----------------   COMPREHENSIVE    RETAINED     SHAREHOLDERS'
                                     CLASS A   CLASS B       LOSS         EARNINGS        EQUITY
BALANCE, DECEMBER 31, 1997.........  $1,112    $1,200      $     --      $ 3,160,149    $ 3,162,461
Net Income -- 1998.................      --        --            --          956,375        956,375
Unrealized Loss on Marketable
  Securities.......................      --        --       (32,325)              --        (32,325)
Distributions to Shareholders......      --        --            --         (475,087)      (475,087)
                                     ------    ------      --------      -----------    -----------
BALANCE, DECEMBER 31, 1998.........  $1,112    $1,200      $(32,325)     $ 3,641,437    $ 3,611,424
Net Income -- 1999.................      --        --            --          247,565        247,565
Unrealized Gain on Marketable
  Securities.......................      --        --       174,294               --        174,294
Distributions to Shareholders......      --        --            --       (1,615,186)    (1,615,186)
                                     ------    ------      --------      -----------    -----------
BALANCE, DECEMBER 31, 1999.........  $1,112    $1,200      $141,969      $ 2,273,816    $ 2,418,097
                                     ======    ======      ========      ===========    ===========

                              HAGEN SYSTEMS, INC.

                            STATEMENTS OF CASH FLOWS

                                                                YEAR ENDED DECEMBER 31,
                                                              ---------------------------
                                                                 1998            1999
CASH FLOWS FROM OPERATING ACTIVITIES
  Cash Received from Customers..............................  $11,912,207    $ 15,956,953
  Cash Paid to Suppliers and Employees......................   (9,540,409)    (14,442,964)
  Interest Paid.............................................      (28,578)        (23,810)
  Interest Received.........................................       57,674          74,222
  Dividends Received........................................       13,427          34,152
                                                              -----------    ------------
Net Cash Provided by Operating Activities...................  $ 2,414,321    $  1,598,553
                                                              -----------    ------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of Property and Equipment........................  $  (348,652)   $   (440,130)
  Principal Collections from Related Party..................       54,300          16,100
  Proceeds from Sale of Property and Equipment..............          600              --
  Capitalization of Software................................     (250,000)             --
  Purchase of Marketable Securities.........................     (831,370)       (694,997)
  Proceeds from Sale of Marketable Securities...............       22,111       1,064,307
                                                              -----------    ------------
Net Cash Used by Investing Activities.......................  $(1,353,011)   $    (54,720)
                                                              -----------    ------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from Long-Term Debt..............................  $     4,514    $         --
  Payments on Long-Term Debt................................      (65,707)        (49,365)
  Distributions Paid to Shareholders........................     (305,087)     (1,855,186)
                                                              -----------    ------------
Net Cash Used by Financing Activities.......................  $  (366,280)   $ (1,904,551)
                                                              -----------    ------------
Net Increase (Decrease) in Cash and Cash Equivalents........  $   695,030    $   (360,718)
Cash and Cash Equivalents -- Beginning......................      801,036       1,496,066
                                                              -----------    ------------
Cash and Cash Equivalents -- Ending.........................  $ 1,496,066    $  1,135,348
                                                              ===========    ============
Reconciliation of Net Income to Net Cash Provided by
  Operating Activities
  Net Income................................................  $ 1,026,375    $    247,565
  Adjustments to Reconcile Net Income to Net Cash Provided
     by Operating Activities:
     Depreciation and Amortization..........................      470,037         549,154
     Gain (Loss) on Sale of Marketable Securities...........       11,191         (62,471)
     Loss on Disposal of Property and Equipment.............        7,250             443
     Increase (Decrease) in Accounts Receivable -- Trade....     (607,712)        767,280
     Increase (Decrease) in Lease Contracts Receivable......      166,654         (28,272)
     Increase in Other Current Assets.......................      (81,404)       (298,053)
     Increase in Payables and Accrued Expenses..............    1,421,930         422,907
                                                              -----------    ------------
Net Cash Provided by Operating Activities...................  $ 2,414,321    $  1,598,553
                                                              ===========    ============
Summary of Noncash Transactions
  Accrued Distributions to Shareholders.....................  $   240,000    $         --
                                                              ===========    ============

See accompanying Notes to Financial Statements.

                              HAGEN SYSTEMS, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1  NATURE OF BUSINESS

     Hagen Systems, Inc. (the Company) develops and markets business management computer systems for the graphic arts industry nationwide. Founded in 1965, Hagen Systems, Inc. was incorporated in 1970.

NOTE 2  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Cash equivalents are stated at cost, which approximates market value.

LONG-LIVED ASSETS

     Property and equipment are stated at cost and are depreciated using the straight-line method over the estimated useful lives. Minor repairs and maintenance, which do not improve or extend the lives of assets, are expensed as incurred. Major renewals are capitalized. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is recognized in operations. Amortization of assets recorded under capital leases is included with depreciation expense. Estimated useful lives of the assets are as follows:

                        ASSET CLASS                           USEFUL LIVES
Computer Equipment..........................................    3 Years
Equipment and Fixtures......................................    5 Years
Leasehold Improvements......................................    5 Years

VALUATION OF LONG-LIVED ASSETS

     The Company monitors the recoverability of long-lived assets, based on factors such as current market value, future asset utilization, business climate and future undiscounted cash flows expected to result from the use of the related assets. The Company's policy is to record an impairment loss in the period when it is determined that the carrying amount of the asset may not be recoverable. The impairment loss is calculated as the amount by which the carrying amount of the asset exceeds the undiscounted estimate of future cash flows from the assets. As of December 31, 1998 and 1999, no impairment losses have been recorded.

                              HAGEN SYSTEMS, INC.

REVENUE RECOGNITION

     In October 1997, the American Institute of Certified Public Accountants ("AICPA") issued SOP No. 97-2, Software Revenue Recognition, which superseded SOP No. 91-1. SOP No. 97-2 was adopted by the Company in the year beginning January 1, 1999. SOP No. 97-2 provides guidance on applying generally accepted accounting principles for software revenue recognition transactions. Based on the Company's interpretation of the requirements of SOP No. 97-2, as amended, application of this statement has not materially impacted the Company's revenues, results of operations or financial position. The Company generates several types of revenue including the following:

     LICENSE FEES

     The Company's standard end user license agreement for the Company's products provides for an initial fee to use the product in perpetuity. The Company also enters into other license agreement types, typically with major end user customers, which allow for the use of the Company's products, usually restricted by the number of employees, the number of users, or the license term. Fees from licenses are recognized as revenue upon contract execution, provided all delivery obligations have been met, fees are fixed or determinable, and collection is probable. Fees from licenses sold together with consulting services and support arrangements (multi-element arrangements) are generally recognized upon installation provided that the above criteria have been met and payment of the license fees is not dependent upon the performance of the consulting. The total contract price in a multi-element arrangement is allocated to each element (e.g., support) based on guidance provided by SOP 97-2, as amended.

     SUPPORT AGREEMENTS

     Support agreements generally call for the Company to provide technical support and software updates, on a "when and if available" basis, to customers. Revenue on technical support and software update rights is recognized as revenue ratably over the term of the support agreement.

     CONSULTING AND EDUCATION SERVICES

     The Company provides consulting and education services to its customers. Revenue from such services is generally recognized over the period during which the applicable service is to be performed or on a services-performed basis. If certain multi-element arrangements are not able to be allocated, the entire arrangement is deferred and revenue is recognized over the period of the last undelivered element of the arrangement.

PRODUCT DEVELOPMENT COSTS

     Research and development expenditures are generally charged to operations as incurred. Statement of Financial Accounting Standards (SFAS) No. 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed, requires the capitalization of certain software development costs subsequent to the establishment of technological feasibility. Based on the Company's product development process, technological feasibility is established upon the completion of a working model. For the year ended December 31, 1999, capitalizable costs incurred after achieving technological feasibility were not significant for any development project. Accordingly, the

                              HAGEN SYSTEMS, INC.

Company has charged all costs to research and development expense in 1999. The Company capitalized $250,000 of software development costs in 1998.

     Software development costs incurred for the enhancement of existing programs and research and development which are required to be expensed totaled approximately $1,000,000 and $1,927,000 in 1998 and 1999, respectively.

     Amortization of software development costs is determined based on the larger of the amounts computed using (a) the ratio that current gross revenues for each product bears to the total of current and anticipated future gross revenues for that product or (b) the straight-line method over the remaining estimated economic life of the product. Amortization expense for software development costs was $205,000 and $220,000 in 1998 and 1999, respectively.

     The Company adopted SOP 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, during 1999, which requires capitalization of certain costs incurred during the development of internal use software. Through December 31, 1999, capitalizable costs incurred have not been significant for any development project. Accordingly, the Company has charged all costs to research and development expense in the periods they were incurred.

INCOME TAXES

     Effective January 1, 1997, the Company elected to be taxed under Subchapter S of the Internal Revenue Code and the respective state codes. As an S corporation, the Company's shareholders are responsible for any federal and state income taxes resulting from the Company's taxable income. Accordingly, the financial statements for the years ended December 31, 1998 and 1999 do not include a provision for federal or state income taxes.

CONCENTRATION OF CREDIT RISK

     For the year ended December 31, 1998 and 1999, the Company had no individual customers which represented greater than 10% of the Company's annual revenues. For 1998 and 1999, there was one major customer each year with an accounts receivable balance representing 16% and 19% of accounts receivable, respectively.

     The Company does not require collateral from its customers. Credit losses related to such customers historically have been minimal and within management's expectations.

ALLOWANCE FOR UNCOLLECTIBLE ACCOUNTS

     Estimated uncollectible receivables are charged off using the reserve method.

ADVERTISING

     Advertising and promotion costs are expensed as incurred and totaled approximately $196,000 and $372,000 for the years ended December 31, 1998 and 1999, respectively.

                              HAGEN SYSTEMS, INC.

FINANCIAL INSTRUMENTS

     For certain financial instruments including cash and cash equivalents, accounts receivable, notes receivable, accounts payable, and accrued liabilities, recorded amounts approximate fair value due to the relative short maturity period. The estimated fair values may not be representative of actual values of the financial instruments that could have been realized as of the period end or that will be realized in the future.

MARKETABLE SECURITIES

     The Company invests in certain publicly-traded corporate stocks and bonds through an investment brokerage account. All marketable securities are highly liquid and considered to be available for sale as needed by the Company. The Company records marketable securities at their published fair market value. At December 31, 1999, approximately 50% of marketable securities consisted of common stock of one company.

DISTRIBUTIONS TO STOCKHOLDERS

     Distributions to shareholders represent amounts paid to shareholders for income taxes resulting from the Company's S corporation status and other amounts for personal use.

COMPREHENSIVE LOSS

     The Company adopted SFAS No. 130 Reporting Comprehensive Income effective January 1, 1998. Comprehensive income or loss and its components are required to be presented for each year an income statement is presented. The only component included in comprehensive income or loss for the Company is the unrealized gains and losses on marketable securities.

RECENT ACCOUNTING PRONOUNCEMENT

     In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133, which is effective, as amended, for all quarters in fiscal years beginning after June 15, 2000, establishes accounting and reporting standards for derivative financial instruments and hedging activities related to those instruments, as well as other hedging activities. As the Company does not currently engage in derivative or hedging activities, the adoption of this standard is not expected to have a significant impact on the Company's financial statements.

                              HAGEN SYSTEMS, INC.

NOTE 3  PROPERTY AND EQUIPMENT

     Property and equipment consist of the following at December 31:

                                                              1998         1999
Computer equipment.......................................  $1,110,844   $1,150,669
Furniture and fixtures...................................     280,551      388,909
Leasehold improvements...................................     148,853      165,332
                                                           ----------   ----------
          Total..........................................  $1,540,248   $1,704,910
Less: Accumulated Depreciation...........................   1,199,311    1,253,440
                                                           ----------   ----------
          Total Property and Equipment (at Depreciated
             Cost).......................................  $  340,937   $  451,470
                                                           ==========   ==========

NOTE 4  LINE OF CREDIT -- BANK

     The Company has a credit agreement with Anchor Bank N.A. of Wayzata. The credit agreement is subject to annual renewal and provides for a $750,000 revolving line of credit with interest payable at a rate equal to the bank's commercial reference rate. There were no advances outstanding under this agreement at December 31, 1998 and 1999.

     All borrowings under the credit agreement are due on demand and are secured by the Company's accounts receivable, inventories, and equipment and have been personally guaranteed by the shareholders of the Company.

     There was no interest expense on bank borrowings for the years ended December 31, 1998 and 1999.

NOTE 5  LONG-TERM DEBT

     In 1995, the Company purchased all of the outstanding shares of Al Hagen and Jean Hagen, consisting of 117,653 shares of Class A common stock and 70,000 shares of Class B common stock, at a price of $3.30 per share, totaling $619,256. The Company financed the stock redemption with the former shareholders and is required to make monthly payments of $6,000, including interest at 7%, through November 1, 2004 when all remaining outstanding principal and accrued interest is payable in full. Interest expense on this note totaled approximately $29,000 and $24,000 for the years ended December 31, 1998 and 1999, respectively.

     The remaining balance on the note at December 31, 1999 of $296,380 was paid in full in January 2000 and, therefore, has been classified as a current liability at December 31, 1999.

NOTE 6  EMPLOYEE BENEFIT PLAN

     The Company has a salary reduction plan qualifying under Section 401(k) of the Internal Revenue Code. The Plan provides for employees to elect to have a portion of their annual salary deferred and contributed to the Plan. To the extent that employees elect to defer a portion of their annual salary, the Company has the option to make a matching contribution to the Plan not to exceed 5% of the participating employees' annual salary. The Company made contributions to the Plan of $72,000 and $70,000 for the years ended December 31, 1998 and 1999, respectively.

                              HAGEN SYSTEMS, INC.

NOTE 7  OPERATING LEASE COMMITMENTS

     The Company leases its primary office in Eden Prairie, Minnesota from a partnership consisting of two of its shareholders. Effective February 1, 2000, the Company agreed to a new five-year lease which provides for initial base rents of $24,839 per month plus operating costs, real estate taxes and insurance. The terms of the lease also provide for rent escalations in 2002 and 2004, lease extension options at fair market rental rates and other terms to be agreed upon at the time of extension.

     Effective May 12, 1999, the Company leased additional office space in Eden Prairie, Minnesota for a 3 1/2 year term. The lease provides for monthly base rent and operating costs of $8,067 per month through June 30, 2002. The lease also provides the option for two, one year renewal periods at the existing fair market value at that time.

     The Company is also obligated under various lease agreements for vehicles and equipment. Rental expense under these leases was approximately $36,000 and $83,000 for the years ended December 31, 1998 and 1999, respectively.

     Future annual minimum rental payments for these operating leases approximate the following at December 31:

                            YEAR                                AMOUNT
2000........................................................  $  422,000
2001........................................................     430,000
2002........................................................     376,000
2003........................................................     311,000
2004........................................................     323,000
Thereafter..................................................      27,000
                                                              ----------
          Total.............................................  $1,889,000
                                                              ==========

NOTE 8  NOTES RECEIVABLE -- RELATED PARTIES

     The Company had previously made cash advances to a related partnership which had a remaining balance of $16,100 at December 31, 1998. The note was repaid in its entirety during 1999. Interest on the advances was charged monthly at 1% over the prime rate. Total interest earned by the Company on these advances was approximately $3,500 and $400 for the years ended December 31, 1998 and 1999, respectively.

     The Company advanced $95,000 to the child of one of its shareholders. The note provides for monthly interest payments beginning November 1, 1998 at 6.50%. Management intends to collect the entire principal and accrued interest in 2000 and has, therefore, classified the entire outstanding balance, including accrued interest, as a current asset.

NOTE 9  COMMITMENTS AND CONTINGENCIES

     In 1994, the Company entered into a ten-year agreement with the founder and former shareholder of the Company for business consulting services. The agreement provides for a $40,000 annual consulting fee through 2003.

                              HAGEN SYSTEMS, INC.

NOTE 10  SUBSEQUENT EVENT -- MERGER AGREEMENT

     On March 8, 2000, the shareholders signed an agreement to sell all of their stock and ownership in Hagen Systems, Inc. to printCafe, Inc.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Logic Associates, Inc.:

     We have audited the accompanying consolidated balance sheets of Logic Associates, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, stockholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Logic Associates, Inc. and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

     As discussed in Note 2, the Company merged with Constellation Software, Inc. (a Canadian corporation) on October 1, 1999. As a result of the merger, the Company is a majority-owned subsidiary of Constellation Software, Inc.

     As discussed in Note 14, on February 7, 2000, Constellation Software, Inc. signed an "Acquisition of Logic Associates, Inc. by printCafe, Inc. Letter of Intent." If completed as expected in March, 2000, the parties will sign an agreement resulting in the Company becoming a 100%-owned subsidiary of printCafe, Inc.

                                      VT. License #92-0000273
Lebanon, New Hampshire
February 4, 2000
(except for Note 14, as to
which the date is February 7, 2000)

                             LOGIC ASSOCIATES, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                    DECEMBER 31,
                                                              ------------------------
                                                                 1999          1998
ASSETS
Current Assets:
  Cash......................................................  $  691,655    $  186,483
  Certificates of deposit...................................          --        75,465
  Accounts and notes receivable, less allowance for doubtful accounts of $288,000 and $296,000 as of December 31,
     1999 and 1998 (Notes 3 and 4)..........................   2,458,828     2,356,273
  Inventory (Notes 1, 3 and 4)..............................     305,304       310,986
  Prepaid income taxes (Note 7).............................     456,287            --
  Prepaid expenses and other current assets.................     191,062       148,707
                                                              ----------    ----------
          Total current assets..............................   4,103,136     3,077,914
                                                              ----------    ----------
Equipment and Leasehold Improvements, at cost (Notes 1, 3, 4 and 5):
  Furniture and fixtures....................................     414,211       402,091
  Computer hardware and peripheral equipment................   1,690,351     1,705,080
  Automobiles...............................................      17,834        64,238
  Purchased software........................................     233,005       148,168
  Equipment under capital lease obligations.................     213,103       213,103
  Leasehold improvements....................................     684,735        87,841
                                                              ----------    ----------
                                                               3,253,239     2,620,521
  Less-Accumulated depreciation.............................   1,916,115     1,732,589
                                                              ----------    ----------
                                                               1,337,124       887,932
                                                              ----------    ----------
Other Assets:
  Cash -- Health insurance (Note 10)........................       4,917         4,748
  Capitalized software, net of accumulated amortization
     (Note 1)...............................................     671,365       555,392
  Deferred tax asset (Note 7)...............................   1,030,000     1,130,000
  Notes receivable-stockholders (Note 12)...................          --       213,568
  Cash surrender value of life insurance....................          --         1,509
  Existing technology, net of accumulated amortization (Note
     1).....................................................          --        84,166
  Goodwill, net of accumulated amortization (Note 1)........          --       298,685
                                                              ----------    ----------
                                                               1,706,282     2,288,068
                                                              ----------    ----------
                                                              $7,146,542    $6,253,914
                                                              ==========    ==========

The accompanying notes to consolidated financial statements are an integral part of these statements.

                             LOGIC ASSOCIATES, INC.

                                                                     DECEMBER 31,
                                                              --------------------------
                                                                 1999           1998
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Notes payable -- bank (Note 3)............................  $   500,341    $   785,843
  Accounts payable..........................................      889,269        580,811
  Payroll and payroll taxes payable.........................      234,460        178,500
  Due to parent (Note 2)....................................       43,558             --
  Other current liabilities.................................      145,737        206,767
  Income taxes payable (Note 7).............................           --         17,000
  Deferred revenue and customer deposits (Note 1)...........    1,057,158      1,276,759
  Current portion of long-term debt (Note 4)................      176,000        129,800
  Current portion of notes payable-stockholders (Note 8)....      189,809             --
  Current portion of capital lease obligations (Note 5).....       32,000         37,000
                                                              -----------    -----------
          Total current liabilities.........................    3,268,332      3,212,480
                                                              -----------    -----------
Long-Term Debt:
  Long-term debt, less current portion shown above (Note
     4).....................................................      343,197        255,863
  Notes payable -- stockholders, less current portion shown
     above (Note 8).........................................           --        189,809
                                                              -----------    -----------
                                                                  343,197        445,672
                                                              -----------    -----------
Capital lease obligations, less current portion shown above
  (Note 5)..................................................       38,491         70,082
Commitments (Notes 5 and 10)
Stockholders' Equity (Notes 2, 9 and 11):
  Class A preferred stock -- par value $1,000, issued and
     outstanding 0 and 1,000 shares at December 31, 1999 and
     1998, respectively, authorized 1,000,000 shares........           --      1,000,000
  Common stock -- no par value, issued and outstanding
     12,932.124 and 2,730 shares, authorized 1,000,000 and
     9,000 shares at December 31, 1999 and 1998,
     respectively...........................................    4,104,614      4,104,614
  Additional paid-in capital................................    2,198,228        903,633
  Retained earnings (deficit)...............................   (2,806,320)    (3,482,567)
                                                              -----------    -----------
                                                                3,496,522      2,525,680
                                                              -----------    -----------
                                                              $ 7,146,542    $ 6,253,914
                                                              ===========    ===========

The accompanying notes to consolidated financial statements are an integral part of these statements.

                             LOGIC ASSOCIATES, INC.

                       CONSOLIDATED STATEMENTS OF INCOME

                                                               YEAR ENDED DECEMBER 31,
                                                              --------------------------
                                                                 1999           1998
Net Sales...................................................  $18,427,552    $16,390,548
Cost of Sales...............................................    3,577,766      2,995,900
                                                              -----------    -----------
          Gross profit......................................   14,849,786     13,394,648
                                                              -----------    -----------
Operating Expenses:
  Sales and marketing.......................................    3,578,778      3,375,312
  Customer service..........................................    3,799,017      3,813,309
  Programming...............................................    1,976,775      1,706,712
  General and administrative................................    2,755,948      2,073,675
  Buildings and grounds.....................................    1,167,389        693,231
  Amortization of acquired intangibles......................      382,851        392,452
                                                              -----------    -----------
                                                               13,660,758     12,054,691
                                                              -----------    -----------
          Income from operations............................    1,189,028      1,339,957
                                                              -----------    -----------
Other Income (Expense):
  Interest income...........................................       18,725         39,300
  Interest expense..........................................     (104,538)      (166,888)
  Loss on sale of equipment.................................      (12,373)        (4,704)
                                                              -----------    -----------
                                                                  (98,186)      (132,292)
                                                              -----------    -----------
Income Before Provision for Income Taxes....................    1,090,842      1,207,665
                                                              -----------    -----------
Provision for Income Taxes:
  Current...................................................       20,000         50,000
  Deferred..................................................      100,000         60,000
                                                              -----------    -----------
                                                                  120,000        110,000
                                                              -----------    -----------
Net Income..................................................  $   970,842    $ 1,097,665
                                                              ===========    ===========

The accompanying notes to consolidated financial statements are an integral part of these statements.

                             LOGIC ASSOCIATES, INC.

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                                                                                        TOTAL
                                  CLASS A                  ADDITIONAL    RETAINED       STOCK-
                                 PREFERRED      COMMON      PAID-IN      EARNINGS      HOLDERS'
                                   STOCK        STOCK       CAPITAL      (DEFICIT)      EQUITY
BALANCE, DECEMBER 31, 1997....  $ 1,000,000   $4,162,918   $  903,633   $(4,580,232)  $1,486,319
Purchase and retirement of
  fractional shares pursuant
  to reverse stock split (Note
  9)..........................           --      (58,304)          --            --      (58,304)
Net income for the year ended
  December 31, 1998...........           --           --           --     1,097,665    1,097,665
                                -----------   ----------   ----------   -----------   ----------
BALANCE, DECEMBER 31, 1998....    1,000,000    4,104,614      903,633    (3,482,567)   2,525,680
Cumulative preferred dividend
  (Notes 2 and 11)............           --           --      295,595      (295,595)          --
Purchase and retirement of
  preferred stock (Note 2)....   (1,000,000)          --      999,000         1,000           --
Net income for the year ended
  December 31, 1999...........           --           --           --       970,842      970,842
                                -----------   ----------   ----------   -----------   ----------
BALANCE, DECEMBER 31, 1999....  $        --   $4,104,614   $2,198,228   $(2,806,320)  $3,496,522
                                ===========   ==========   ==========   ===========   ==========

The accompanying notes to consolidated financial statements are an integral part of these statements.

                             LOGIC ASSOCIATES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998
                          INCREASE (DECREASE) IN CASH

                                                                 1999         1998
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income................................................  $  970,842   $1,097,665
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization..........................     965,507      792,809
     Loss on sale of equipment..............................      12,373        4,704
     Deferred income taxes..................................     100,000       60,000
     Change in assets and liabilities:
       (Increase) decrease in accounts and notes
        receivable..........................................    (102,555)     135,730
       Decrease in inventory................................       5,682        7,317
       (Increase) decrease in prepaid expenses..............     (42,355)      20,192
       (Increase) in prepaid income taxes...................    (456,287)          --
       (Increase) in cash-health insurance plan.............        (169)        (157)
       Accrued interest on notes receivable-stockholder.....          --       43,999
       Increase in due to parent............................      43,558           --
       Increase (decrease) in accounts payable..............     308,458     (279,367)
       Increase (decrease) in payroll and payroll taxes
        payable.............................................      55,960      (35,002)
       Increase (decrease) in other current liabilities.....     (61,030)     119,670
       (Decrease) in deferred revenue and customer
        deposits............................................    (219,601)    (769,463)
       (Decrease) in income taxes payable...................     (17,000)      (5,541)
                                                              ----------   ----------
          Net cash provided by operating activities.........   1,563,383    1,192,556
                                                              ----------   ----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from sale of equipment...........................      39,900        2,295
  Purchases of equipment and leasehold improvements.........    (892,753)    (164,080)
  Capitalized software expenditures.........................    (307,342)    (258,824)
  Redemption of (investment in) certificates of deposit.....      75,465       (6,851)
  Collection of notes receivable -- stockholders............     213,568      212,500
  Decrease in cash surrender value of officers' life
     insurance..............................................       1,509           --
                                                              ----------   ----------
          Net cash used in investing activities.............    (869,653)    (214,960)
                                                              ----------   ----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Repayment of notes payable-bank...........................    (285,502)    (611,989)
  Proceeds from long-term debt..............................     286,841       90,000
  Repayment of long-term debt and capital lease
     obligations............................................    (189,897)    (341,319)
  Contribution of additional paid-in capital................   1,294,595           --
  Payment of cumulative preferred dividend..................    (295,595)          --
  Purchase and retirement of preferred stock................    (999,000)          --
  Purchase and retirement of common stock...................          --      (58,304)
          Net cash used in financing activities.............    (188,558)    (921,612)
Net Increase in Cash........................................     505,172       55,984
Cash, beginning of year.....................................     186,483      130,499
                                                              ----------   ----------
Cash, end of year...........................................  $  691,655   $  186,483
                                                              ==========   ==========
Supplemental Disclosure of Cash Flow Information
Cash paid during the year for:
  Interest..................................................  $  104,538   $  166,888
  Income taxes..............................................     493,287       55,541
Supplemental Schedule of Non-Cash Investing and Financing
  Activities
  Equipment purchased under capital lease obligations.......          --      110,940
  Goodwill adjusted to recognize deferred tax assets
     acquired (Note 6)......................................          --    1,110,000

The accompanying notes to consolidated financial statements are an integral part of these statements.

                             LOGIC ASSOCIATES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

DESCRIPTION OF BUSINESS

     Logic Associates, Inc. (the Company) is in the business of developing and marketing computer programming, and also selling, leasing, and servicing computer hardware, to customers in the printing industry.

MERGER WITH CONSTELLATION SOFTWARE, INC.

     As discussed in Note 2, on October 1, 1999, the Company was acquired by Constellation Software, Inc. (CSI). As a result, the Company is a majority-owned subsidiary of CSI. These financial statements only reflect the accounts of the Company.

ACQUISITION OF COVALENT CORPORATION

     In 1996, the Company acquired the assets and assumed certain liabilities of Covalent Corporation and its wholly-owned subsidiaries. The acquisition was recorded using the purchase method of accounting. The purchase price was allocated to assets acquired and liabilities assumed based on their estimated fair market values at the date of the acquisition. The cost of certain in-process technology acquired was determined to have no alternative future use and was expensed at acquisition. The remaining acquired intangibles are being amortized over one to seven years. At December 31, 1999, these intangibles had been fully amortized.

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the Company and its wholly-owned subsidiaries, Logic Covalent Corporation and Covalent Systems Ltd. All significant intercompany balances and transactions are eliminated.

REVENUE RECOGNITION

     Effective for the year ended December 31, 1998, the Company implemented the provisions of Statement of Position (SOP) 97-2 "Software Revenue Recognition." In accordance with the SOP, the Company recognizes revenue on delivery of its products. However, where the sales arrangement contains multiple elements, the fee is allocated to the various elements. The portion of the fee allocated to an undelivered element is deferred until the delivery of that element occurs. No portion of a sale is recognized if the sale is subject to forfeiture, refund, or other concession if any of the undelivered elements are not delivered. The SOP requires prospective application of its provisions, therefore the impact of adoption on prior periods and the cumulative effect of the change in accounting principle have not been determined. The effect of applying SOP 97-2 on 1998 was to reduce net income before provision for income taxes by approximately $160,000. Revenue from postcontract customer support is recognized on a straight-line basis over the term of the agreement. Revenue from software services are recognized as the services are performed.

                             LOGIC ASSOCIATES, INC.

DEPRECIATION

     The Company follows the policy of charging to costs and expenses annual amounts of depreciation which allocate the cost of equipment and software over its estimated useful life. The Company employs straight-line and accelerated methods for determining the annual charges. The estimated useful lives are as follows:

                                                              YEARS
Furniture and fixtures......................................  5 - 10
Computer hardware and peripheral equipment..................  3 -  5
Automobiles.................................................       5
Purchased software..........................................  3 -  5
Equipment under capital lease obligations...................       5
Leasehold improvements......................................  1 -  5

     Depreciation expense charged to costs and expenses amounted to $391,287 and $311,540 for the years ended December 31, 1999 and 1998, respectively.

INVENTORY

     Inventory at December 31, 1999 and 1998 consisted of computer hardware, software and supplies stated at the lower of cost (first-in, first-out method) or market.

CAPITALIZED SOFTWARE DEVELOPMENT COSTS

     The Company capitalizes software development costs in accordance with Financial Accounting Standards Board Statement 86. Software development costs not qualifying for capitalization are expensed as research and development costs which totaled $1,136,820 and $560,981 during the years ended December 31, 1999 and 1998, respectively. Capitalized costs are amortized on a product-by-product basis using straight-line amortization over the useful life of the product. During 1999 and 1998, the Company capitalized $307,342 and $258,824 of software development costs and recognized amortization expense of $191,369 and $88,817 in 1999 and 1998, respectively. The Company evaluates the estimated net realizable value of each software product at each balance sheet date and records writedowns for any products for which the net book value is in excess of net realizable value. No writedowns of software products were recorded for the years ended December 31, 1999 or 1998.

INCOME TAXES

     Deferred income taxes are reported using the asset and liability method. Deferred tax assets are recognized for future deductible temporary differences and deferred tax liabilities are recognized for future taxable differences. Temporary differences consist primarily of differences between the reported amounts of assets and liabilities and their tax bases and the tax effect of net operating loss carryforwards.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts

                             LOGIC ASSOCIATES, INC.

of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

     For the purpose of presentation in the statement of cash flows, cash includes all short-term highly liquid investments with maturities of three months or less at the date of their acquisition.

NOTE 2. MERGER WITH CONSTELLATION SOFTWARE, INC.:

     On October 1, 1999, a majority of Logic Associates, Inc. (Logic) stock was acquired by Constellation Software, Inc. (CSI), a Canadian company. As a result, CSI, through its wholly-owned subsidiary, Constellation Software of New Hampshire, Inc. (CSINH), owns 77.5% of the Company.

     In order to effect the acquisition, CSINH received 10,202.124 shares of Logic common stock, representing 78.9% of the then outstanding common stock of Logic. Cash payments were made by CSINH to Logic common stock and option holders to reflect their reduced ownership percentage of Logic. For purposes of this transaction, option holders were treated as though they owned an equivalent amount of common stock. On a fully diluted basis, CSINH owns 77.5% of Logic.

     As part of the overall merger transaction, a portion of the purchase price was contributed as additional paid in capital to Logic in an amount sufficient to pay out a cumulative preferred dividend of $295,595 and to purchase and retire 100% of the preferred stock of Logic (Note 11).

     Under "put" agreements in place, the old (non-CSI) Logic common stockholders may sell their common shares to CSINH, at the stockholders' option, over a period of five years. Holders of options to acquire Logic common stock entered into similar agreements.

     There is a management agreement in place whereby CSI receives 1% of the gross profit on Logic sales. Management fees earned for the period from October 1, 1999 to December 31, 1999 were approximately $33,000. In addition, Logic pays CSI travel and other expenses related to the management services. As a result of these related party transactions, at December 31, 1999, there is an amount due to parent (CSI) of $43,558.

     There are five-year non-compete agreements in place with certain Logic stockholders.

NOTE 3. NOTES PAYABLE -- BANK:

     The Company has a $1,000,000 bank line of credit. Interest is payable monthly at 1/2% over the Wall Street Journal Prime Rate (currently 9.0%) adjusted daily and is secured by substantially all of the assets of the Company. The outstanding balance on the line of credit was $341 and $285,843 at December 31, 1999 and 1998, respectively.

     In addition, at December 31, 1999 and 1998, the Company has a $500,000 bank note payable maturing in September, 2000. Interest is payable at 1/2% over the Wall Street Journal Prime Rate (currently 9.0%) adjusted daily and the note is secured by substantially all the assets of the Company.

                             LOGIC ASSOCIATES, INC.

     In 1999, loan covenants were established replacing personal guarantees by stockholders, on all of the Company's bank debt. The covenants are:

          A minimum net worth of $2 million
          A maximum debt to net worth ratio of 1.5:1
          A minimum debt service coverage ratio of 2:1

     At December 31, 1999, the Company is in compliance with the covenants.

NOTE 4. LONG-TERM DEBT:

     Long-term debt consisted of the following at December 31:

                                                                1999       1998
Note payable to bank at $10,505 per month, including
  interest at 9.0%, adjusted semi-annually to 1/2% over the
  Wall Street Journal Prime rate, secured by substantially
  all assets of the Company. Matures October, 2001..........  $211,595   $313,564
Note payable to bank at $2,860 per month, including interest at 9.0%, adjusted semi-annually to 1/2% over the Wall
  Street Journal Prime rate, secured by substantially all
  assets of the Company. Matures April, 2001................    45,451     72,099
Construction loan payable to bank (see below), interest only during the construction period at 9%. Installment note
  payments start April, 2000 at $18,686 per month, including interest at 9%, adjusted semi-annually beginning
  September, 2000 to 1/2% over the Wall Street Journal Prime rate, secured by substantially all assets of the Company
  Matures March, 2005.......................................   262,151         --
                                                              --------   --------
                                                               519,197    385,663
Less -- Current portion.....................................   176,000    129,800
                                                              --------   --------
                                                              $343,197   $255,863
                                                              ========   ========

     Maturities on long-term debt require the following principal reductions for the years ended December 31:

2000........................................................  $176,000
2001........................................................   161,000
2002........................................................    51,000
2003........................................................    56,000
2004........................................................    61,000
Years subsequent to 2004....................................    14,197
                                                              --------
                                                              $519,197
                                                              ========

     In connection with the move to its new facility in January, 2000 (Note 5), the Company has a bank loan to finance leasehold improvements, furniture and moving costs. The maximum borrowing on the loan is $900,000. Proceeds on the loan are disbursed by the bank as requisitions and invoices are received for construction of leasehold improvements, purchase of furniture and moving expenses.

                             LOGIC ASSOCIATES, INC.

During the construction period, interest only will be paid on the outstanding balance of the note. The note will convert to an installment note in April, 2000.

     In connection with the acquisition by Constellation Software, Inc. (Note
2), on September 23, 1999, the bank agreed to release the personal guarantees of the majority stockholders on all bank debt subject to the addition of certain loan covenants (see Note 3).

NOTE 5. LEASES:

     The Company leases its facilities under noncancelable operating leases. Certain leases provide for adjustments of rent based upon the consumer price index and have renewal options at the end of the initial lease term. Certain leases also provide for the Company to pay real estate taxes, utilities, liability insurance and maintenance expenses.

     In January 2000, the Company moved its main office to a new location and has entered into a lease agreement for that building, 30% of which is owned by stockholders of the Company. The lease commenced September, 1999 and ends June, 2007. There is an option to renew for an additional seven years. The monthly rent is $23,976 for the first year of the term and increases by 2.5% each year thereafter. The Company is also responsible for real estate taxes, utilities, assessments, insurance and other costs of occupancy. The future minimum annual operating lease payment schedule below includes these lease payments. The stockholders have guaranteed up to $150,000 each ($300,000 total), of the obligations of the Company under the lease. There is an assignment of this lease to the bank holding a mortgage on the building.

     The building in which the Company operated its main facility until January 2000 is owned by and rented from stockholders of the Company. The remaining lease term on that building runs through March, 2001 at $8,800 per month. The stockholders are trying to sell the building. If sold before the end of the lease term, the Company will be relieved of its remaining lease obligation.

     In addition to its main offices discussed above, the Company rents office and training facilities at several other locations. The Company also leases certain long-term assets under capital leases. Future minimum annual lease payments, together with the present value of the capital lease payments, are as follows:

                                                    CAPITAL    OPERATING
                                                    LEASES       LEASES
2000..............................................  $36,000    $  600,000
2001..............................................   29,000       453,000
2002..............................................   10,000       405,000
2003..............................................    1,571       365,000
2004..............................................       --       343,000
Years beyond 2004.................................       --       838,000
                                                    -------    ----------
Total minimum annual lease payment................   76,571    $3,004,000
                                                               ==========
Less amount representing interest.................    6,080
                                                    -------
Present value of minimum capital lease payments...   70,491
Current portion...................................  (32,000)
                                                    -------
Long-term capital lease obligations...............  $38,491
                                                    =======

                             LOGIC ASSOCIATES, INC.

     The Company's rent expense for operating leases was approximately $607,000 and $478,000 for the years ended December 31, 1999 and 1998, respectively.

NOTE 6. PROFIT SHARING PLAN:

     The Company has a 401(k) salary reduction plan in which all employees are eligible to participate. The plan provides for employees to elect to contribute a portion of their annual compensation to the plan. The Company contributes an amount equal to one-half of the employee's contribution up to a maximum of two percent of the employee's annual compensation. In addition, the plan has a provision for the Company to make discretionary contributions.

     The Company made contributions to the plan of $107,971 and $84,767 for the years ended December 31, 1999 and 1998, respectively.

NOTE 7. INCOME TAXES:

     The balance of prepaid income taxes consists of the portion of the Company's federal and state estimated income tax payments which exceed the taxes due as of December 31, 1999. In January, 2000, the Company received a refund of federal tax of approximately $345,000.

     The Company files on a consolidated basis for federal income tax purposes. Total tax expense amounted to $120,000 and $110,000 for the years ended December 31, 1999 and 1998, respectively, totals different than the amounts of $370,886 and $410,606 computed by applying the U.S. federal rate of 34% to income before tax. The reasons for these differences are as follows:

                                                              1999        1998
Income tax at applicable rates............................  $370,886    $410,606
State income tax, net of federal tax effect...............    13,000      20,000
Tax effect of:
  Amortization of Covalent intangibles....................   130,000     133,000
  Stock options...........................................  (400,000)         --
  Net operating loss......................................        --    (490,000)
Miscellaneous other items.................................     6,114      36,394
                                                            --------    --------
                                                            $120,000    $110,000
                                                            ========    ========

     As of December 31, 1999, the Company has net operating loss carryforwards totaling approximately $3,000,000 available to reduce future federal taxable income. All of these loss carryforwards are losses incurred by Covalent Corporation prior to acquisition (Note 1). The extent to which these losses can be utilized by Logic will be subject to annual and maximum limitations. These carryforwards expire in 2005 through 2011.

                             LOGIC ASSOCIATES, INC.

     The Company's deferred tax assets relate principally to the net operating loss carryforwards, allowance accounts and non-deductible accrued expenses. A summary of the composition of the deferred tax assets at December 31 follows:

                                                            1999          1998
Tax effect of:
  Net operating losses.................................  $1,030,000    $1,110,000
  Valuation allowances.................................     250,000       230,000
  Capitalized software.................................    (250,000)     (210,000)
                                                         ----------    ----------
Deferred tax asset.....................................   1,030,000     1,130,000
Asset valuation allowance..............................          --            --
                                                         ----------    ----------
Net deferred tax asset.................................  $1,030,000    $1,130,000
                                                         ==========    ==========

NOTE 8. NOTES PAYABLE -- STOCKHOLDERS:

     At December 31, 1999, notes payable -- stockholders consisted of 9% unsecured notes payable, due September, 2000 with interest payable monthly. Repayment of these notes is subordinated to any claim the Vermont Economic Development Authority (VEDA) makes on the Company pursuant to its guaranty of VEDA's loan to the stockholders (Note 10).

NOTE 9. COMMON STOCK AND OPTIONS FOR COMMON STOCK:

     In 1998, the Company approved a reverse split of its common stock. A ratio of 1 new share for 1,000 old shares was used. Also approved was a share price of $2,000 per new share to be paid to holders of fractional shares. The total paid to holders of fractional shares was $58,304. The fractional shares were retired. After the reverse split and purchase and retirement of the fractional shares, there were 2,730 shares outstanding at December 31, 1998.

     As part of the merger with Constellation Software, Inc. (Note 2), the Company issued 10,202.124 shares of common stock to Constellation Software of New Hampshire, Inc. (CSINH). CSINH made cash payments to the existing common stockholders which effectively paid them for 77.5% of their ownership of the Company.

     As of December 31, 1999 and 1998, options for 231.907 shares of common stock (adjusted for reverse split described above) were outstanding. These options became exercisable in September, 1999 and entitle the holders to purchase one share of common stock for $10 per share. The option holders were paid an amount equivalent to 77.5% of their share of the value of the Company on a fully diluted basis. In effect, option holders were treated as though they were owners of an equivalent amount of Logic common stock.

NOTE 10. COMMITMENTS:

     In connection with its new office (Note 5), the Company has commitments for the construction of leasehold improvements and the purchase of furnishings and telephone equipment as well as for moving expenses. The total estimated cost of the project is $927,000. Through December 31, 1999, approximately $546,000 is reflected as leasehold improvements and the total remaining commitment on the project is approximately $381,000. Of the $546,000 incurred through December 31, 1999,

                             LOGIC ASSOCIATES, INC.

approximately $56,000 was paid in cash, $262,151 was financed by the bank under a construction loan (see Note 4) and approximately $227,000 was included in accounts payable. In January, 2000, an additional $192,000 was financed through the bank loan. No depreciation has been recorded on these new improvements in 1999.

     The Company has a partially self-insured health insurance plan. Under this plan, the Company self-insures for small claims. The plan contains provisions which limit the Company's exposure for claims on both an individual and an aggregate basis. Large claims are covered by an insurance company, for which the Company pays premiums currently. The insurance company handles the administration of all claims. The Company maintains a separate cash account to fund the self-insurance premiums and claims. Claims payable and pending to be paid by the Company have been accrued.

     The majority stockholders of the Company have a mortgage with the Vermont Economic Development Authority (VEDA) which has a remaining principal balance at December 31, 1999 of approximately $73,000 with interest at 4% per annum. The mortgage is secured by the building in which the Company formerly operated (Note
5). Logic Associates, Inc. has guaranteed the loan from VEDA to the stockholders. In January, 2000, the Company moved to new office space. As a result, VEDA will require repayment of its mortgage in 2000. In addition to the VEDA mortgage, the bank also has a mortgage on the same building which is guaranteed by the Company. The outstanding balance on the bank's mortgage is approximately $188,000. Management expects that the stockholders will repay both of these mortgages and there will be no effect on the Company.

     In connection with the merger with CSI (Note 2), the principal employee stockholders of Logic signed five-year employment agreements through September, 2004. Their total annual compensation is approximately $414,000 and will be adjusted for inflation.

NOTE 11. PREFERRED STOCK:

     The holders of Class A Preferred Shares were entitled to receive distributions at a rate of 10% of the par value per share (equivalent to $100 per Class A Preferred Share per year). Distributions on Class A Preferred Shares were cumulative from the issue date. As part of the acquisition by CSI (Note 2), cumulative unpaid dividends from October 21, 1996 through September 30, 1999 of $295,595 were paid to the preferred stockholders. In addition, 100% of the preferred shares were purchased and retired.

NOTE 12. NOTES RECEIVABLE-STOCKHOLDERS:

     The notes receivable-stockholders had an effective date of September 24, 1996 with interest at 6.44% and principal payable September, 2001. Early repayments of principal were allowed and the stockholders repaid $213,568 and $212,500 in 1999 and 1998, respectively. At December 31, 1999, the notes were fully repaid.

NOTE 13. RECLASSIFICATIONS:

     Certain reclassifications have been made to the 1998 financial statements to conform to the 1999 presentation. Such reclassifications had no impact on the Company's net income or stockholders' equity.

                             LOGIC ASSOCIATES, INC.

NOTE 14. SUBSEQUENT EVENT -- PRINTCAFE, INC. TO PURCHASE LOGIC:

     On March 9, 2000, Constellation Software, Inc. (CSI) sold the Company to printCafe, Inc. (PC).

     CSI and a group of minority stockholders received notes in exchange for all of their shares of Logic stock. The notes are payable from the proceeds of public offerings of PC stock, the sale of PC to a third party or in cash on specified dates.

     Holders of approximately 13% of Logic stock will receive shares of PC stock in exchange for their Logic stock.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
nth degree software, inc.:

     We have audited the accompanying consolidated balance sheet of nth degree software, inc. (a Delaware corporation) and subsidiary as of December 31, 1998, and the related consolidated statements of operations and comprehensive loss, stockholders' deficit and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of nth degree software, inc. and subsidiary as of December 31, 1998, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

Seattle, Washington
July 28, 1999
  (except with respect to the matter
  discussed in Note 10, as to which
  the date is October 29, 1999)

                           NTH DEGREE SOFTWARE, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                              DECEMBER 31,    SEPTEMBER 30,
                                                                  1998            1999
                                                                               (UNAUDITED)
ASSETS
Current Assets:
  Cash and cash equivalents.................................  $   480,037      $    91,289
  Accounts receivable, net of allowance for doubtful
     accounts of $32,630....................................      211,410          131,389
  Prepaid expenses and other current assets.................        7,617           59,707
                                                              -----------      -----------
          Total current assets..............................      699,064          282,385
Property and Equipment, net.................................      359,124          237,318
Other Assets................................................       27,180           27,180
                                                              -----------      -----------
          Total assets......................................  $ 1,085,368      $   546,883
                                                              ===========      ===========

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities:
  Bank loan.................................................  $   493,686      $   422,730
  Accounts payable..........................................      141,566          124,588
  Accrued liabilities.......................................       55,062          110,883
  Current portion of capital lease obligations..............      134,775          115,907
  Deferred revenue..........................................      134,402          121,147
  Note payable to related party.............................           --          250,000
                                                              -----------      -----------
          Total current liabilities.........................      959,491        1,145,255
Capital Lease Obligations, net of current portion...........      216,904          117,803
                                                              -----------      -----------
          Total liabilities.................................    1,176,395        1,263,058
                                                              -----------      -----------
Commitments (Note 6)
Stockholders' Deficit:
  Convertible preferred stock --
     Series A, $.0001 par value, authorized 3,058,017
       shares; 3,058,017, issued and outstanding,
       liquidation preference of $3,058,017.................          306              306
     Series A-1, $.0001 par value, authorized 1,488,331
       shares; 1,488,331, issued and outstanding,
       liquidation preference of $1,488,331.................          149              149
     Series B, $.0001 par value, authorized 1,760,206
       shares; 1,760,206, issued and outstanding,
       liquidation preference of $651,276...................          176              176
     Series C, $.0001 par value, authorized 1,943,250
       shares; 1,943,250 issued and outstanding, liquidation
       preference of $777,300...............................          194              194
  Common stock, $.0001 par value, authorized 16,750,196
     shares; 5,304,371 issued and outstanding...............          530              530
  Additional paid-in capital................................    5,918,114        5,918,114
  Cumulative translation adjustment.........................       (2,171)            (310)
  Accumulated deficit.......................................   (6,008,325)      (6,635,334)
                                                              -----------      -----------
          Total stockholders' deficit.......................      (91,027)        (716,175)
                                                              -----------      -----------
          Total liabilities and stockholders' deficit.......  $ 1,085,368      $   546,883
                                                              ===========      ===========

The accompanying notes are an integral part of this consolidated balance sheet.

                           NTH DEGREE SOFTWARE, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                             AND COMPREHENSIVE LOSS

                                                                       NINE MONTHS ENDED
                                                  YEAR ENDED     ------------------------------
                                                 DECEMBER 30,    SEPTEMBER 30,    SEPTEMBER 30,
                                                     1998            1998             1999
                                                                  (UNAUDITED)      (UNAUDITED)
Revenue:
  License......................................  $   666,835      $   508,468      $  393,460
  Service......................................      303,969          177,974         369,314
                                                 -----------      -----------      ----------
          Total revenues.......................      970,804          686,442         762,774
Operating Expenses:
  Cost of license revenues.....................       30,444           17,378          30,634
  Customer service.............................      260,566          212,115         215,831
  Research and development.....................      440,438          357,364         101,557
  Sales and marketing..........................    1,183,798          903,128         681,526
  General and administrative...................      555,200          397,400         316,903
                                                 -----------      -----------      ----------
          Total operating expenses.............    2,470,446        1,887,385       1,346,451
                                                 -----------      -----------      ----------
          Loss from operations.................   (1,499,642)      (1,200,943)       (583,677)
Other Income (Expense):
  Equity in loss of affiliate..................      (58,663)         (58,663)             --
  Interest income..............................       13,398            9,320           2,694
  Interest expense.............................     (106,691)         (85,131)        (46,026)
                                                 -----------      -----------      ----------
          Total other expense, net.............     (151,956)        (134,474)        (43,332)
                                                 -----------      -----------      ----------
          Net loss.............................   (1,651,598)      (1,335,417)       (627,009)
                                                 -----------      -----------      ----------
Foreign Currency Translation Adjustment........       (1,364)              --           1,861
                                                 -----------      -----------      ----------
          Comprehensive loss...................  $(1,652,962)     $(1,335,417)     $ (625,148)
                                                 ===========      ===========      ==========

The accompanying notes are an integral part of this consolidated statement.

                           NTH DEGREE SOFTWARE, INC.

                CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT
                      FOR THE YEAR ENDED DECEMBER 31, 1998

                                    SERIES A            SERIES A-1            SERIES B             SERIES C
                                  CONVERTIBLE          CONVERTIBLE          CONVERTIBLE          CONVERTIBLE
                                PREFERRED STOCK      PREFERRED STOCK      PREFERRED STOCK      PREFERRED STOCK
                               ------------------   ------------------   ------------------   ------------------
                                SHARES     AMOUNT    SHARES     AMOUNT    SHARES     AMOUNT    SHARES     AMOUNT
BALANCE, January 1, 1998.....  3,058,017    $306    1,488,331    $149    1,760,206    $176           --    $ --
 Sale of Series C convertible
   preferred stock, net of
   offering costs of
   $7,205....................         --      --           --      --           --      --    1,943,250     194
 Common shares repurchased...         --      --           --      --           --      --           --      --
 Net loss....................         --      --           --      --           --      --           --      --
 Foreign currency translation
   adjustment................         --      --           --      --           --      --           --      --
                               ---------    ----    ---------    ----    ---------    ----    ---------    ----
BALANCE, December 31, 1998...  3,058,017     306    1,488,331     149    1,760,206     176    1,943,250     194
 Net loss....................         --      --           --      --           --      --           --      --
 Foreign currency translation
   adjustment................         --      --           --      --           --      --           --      --
                               ---------    ----    ---------    ----    ---------    ----    ---------    ----
BALANCE, September 30, 1999
(unaudited)..................  3,058,017    $306    1,488,331    $149    1,760,206    $176    1,943,250    $194
                               =========    ====    =========    ====    =========    ====    =========    ====


                                  COMMON STOCK      ADDITIONAL   CUMULATIVE
                               ------------------    PAID-IN     TRANSLATION   ACCUMULATED
                                SHARES     AMOUNT    CAPITAL     ADJUSTMENT      DEFICIT        TOTAL
BALANCE, January 1, 1998.....  5,357,500    $536    $5,149,270     $  (807)    $(4,356,727)  $   792,903
 Sale of Series C convertible
   preferred stock, net of
   offering costs of
   $7,205....................         --      --       769,901          --              --       770,095
 Common shares repurchased...    (53,129)     (6)       (1,057)         --              --        (1,063)
 Net loss....................         --      --            --          --      (1,651,598)   (1,651,598)
 Foreign currency translation
   adjustment................         --      --            --      (1,364)             --        (1,364)
                               ---------    ----    ----------     -------     -----------   -----------
BALANCE, December 31, 1998...  5,304,371     530     5,918,114      (2,171)     (6,008,325)      (91,027)
 Net loss....................         --      --            --          --        (627,009)     (627,009)
 Foreign currency translation
   adjustment................         --      --            --       1,861              --         1,861
                               ---------    ----    ----------     -------     -----------   -----------
BALANCE, September 30, 1999
(unaudited)..................  5,304,371    $530    $5,918,114     $  (310)    $(6,635,334)  $  (716,175)
                               =========    ====    ==========     =======     ===========   ===========

The accompanying notes are an integral part of this consolidated statement.

                           NTH DEGREE SOFTWARE, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                          NINE MONTHS ENDED
                                                      YEAR ENDED    -----------------------------
                                                     DECEMBER 31,   SEPTEMBER 30,   SEPTEMBER 30,
                                                         1998           1998            1999
                                                                     (UNAUDITED)     (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss.........................................  $(1,651,598)    $(1,335,417)     $(627,009)
  Adjustments to reconcile net loss to net cash
     used in operating activities --
     Depreciation and amortization.................      279,387         223,026        101,779
     Equity in loss of affiliate...................       58,663          58,663             --
     Changes in assets and liabilities:
       Accounts receivable.........................       33,377         148,926         66,691
       Prepaid expenses and other current assets...       19,460          27,930        (38,759)
       Accounts payable............................          527         (78,365)        15,232
       Accrued liabilities.........................     (100,588)         16,220         23,612
       Deferred revenue............................       71,548          23,643        (13,255)
       Other assets................................       (2,283)         (2,283)            --
                                                     -----------     -----------      ---------
     Net cash used in operating activities.........   (1,291,507)       (917,657)      (471,709)
                                                     -----------     -----------      ---------
CASH FLOWS FROM INVESTING ACTIVITIES
  Disposition of property and equipment............        4,362         (35,641)        20,026
  Investment in equity method affiliate............      (35,128)        (35,128)            --
                                                     -----------     -----------      ---------
     Net cash used in investing activities.........      (30,766)        (70,769)        20,026
                                                     -----------     -----------      ---------
CASH FLOWS FROM FINANCING ACTIVITIES
  Payments on bank loans...........................     (206,211)       (172,303)       (70,956)
  Payments on capital lease obligations............     (136,434)        (81,109)      (117,968)
  Sale of preferred stock, net of issuance costs...      770,095         771,103             --
  Repurchase of common stock.......................       (1,063)         (2,845)         1,861
  Borrowings under related party notes payable.....           --              --        250,000
                                                     -----------     -----------      ---------
     Net cash provided by financing activities.....      426,387         514,846         62,937
                                                     -----------     -----------      ---------
     Net decrease in cash and cash equivalents.....     (895,886)       (473,580)      (388,746)
Cash and Cash Equivalents, beginning of period.....    1,375,923       1,375,923        480,037
                                                     -----------     -----------      ---------
Cash and Cash Equivalents, end of period...........  $   480,037     $   902,343      $  91,291
                                                     ===========     ===========      =========
Supplemental Disclosure of Cash Flow Information:
  Cash paid for interest...........................  $   111,904     $    90,344      $  46,026
                                                     ===========     ===========      =========
Non-Cash Investing and Financing Activities:
  Property and equipment financed with capital
     lease obligations.............................  $    29,608     $   515,036      $      --
                                                     ===========     ===========      =========

The accompanying notes are an integral part of this consolidated statement.

                           NTH DEGREE SOFTWARE, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
      (INFORMATION AS OF SEPTEMBER 30, 1999 AND FOR THE NINE-MONTH PERIODS
                ENDING SEPTEMBER 30, 1998 AND 1999 IS UNAUDITED)

1. ORGANIZATION OF THE COMPANY:

     nth degree software, inc. (the Company) develops, markets and sells cross-platform enterprise-wide publishing applications. The Company's products are sold primarily in the United States, the United Kingdom and Canada. The Company also provides training services in support of customers' use of the products.

     Although the Company is no longer in the development stage, the Company continues to be subject to the risks and challenges associated with companies in a comparable stage of development, including: dependence on key individuals and key customers; competition from substitute products and from larger companies; successful marketing of its products and acceptance of its technology; successful development of product enhancements on a continuing basis; and the need for adequate financing to support future growth.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has suffered recurring losses from operations, has negative working capital and a net stockholders' deficit.

2. SIGNIFICANT ACCOUNTING POLICIES:

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and its wholly owned foreign subsidiary. All significant intercompany accounts and transactions have been eliminated in consolidation.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

UNAUDITED INTERIM FINANCIAL DATA

     The unaudited interim financial statements as of September 30, 1999 and for each of the nine-month periods ended September 30, 1999 and 1998 have been prepared on the same basis as the audited financial statements and, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the financial information set forth therein, in accordance with generally accepted accounting principles.

CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

                           NTH DEGREE SOFTWARE, INC.

      (INFORMATION AS OF SEPTEMBER 30, 1999 AND FOR THE NINE-MONTH PERIODS
                ENDING SEPTEMBER 30, 1998 AND 1999 IS UNAUDITED)

CONCENTRATIONS OF CREDIT RISK

     Management believes concentration of credit risk with respect to accounts receivable is limited due to the nature of customers comprising the Company's customer base and their geographic distribution. The Company also performs credit reviews on customers and may require prepayment. Reserves are maintained for potential credit losses. One customer accounted for 20% of total revenues for the year ended December 31, 1998. Another customer accounted for 27% of accounts receivable at December 31, 1998.

PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost. Depreciation and amortization of property and equipment is provided using the straight-line method over their estimated useful lives ranging from three to five years. Leasehold improvements are amortized over the lease term. Additions and improvements that increase the value or extend the life of an asset are capitalized. Maintenance and repairs necessary to maintain equipment in operating condition are expensed as incurred. Disposals are removed at cost less accumulated depreciation and any gain or loss from disposition is reflected in the consolidated statement of operations.

INVESTMENT IN AFFILIATE

     The Company has an investment in a 50% owned affiliate, nth degree Canada, which is accounted for on the equity method. The Company's share of the affiliate's loss in the amount of $58,663 was included in the consolidated statement of operations and comprehensive loss. This investment is valued at $0 at December 31, 1998.

INCOME TAXES

     Deferred tax assets and liabilities are recorded for differences between the financial statement and tax bases of the assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is recorded for the amount of income tax payable or refundable for the period increased or decreased by the change in deferred tax assets and liabilities during the period.

FOREIGN CURRENCY TRANSLATION

     Financial statements of the foreign subsidiary use the British Pound as the functional currency. The financial statements are translated to U.S. dollars at year-end exchange rates for assets and liabilities and at a weighted average exchange rate for the results of operations. The resulting translation adjustments have been recorded as a separate component of stockholders' deficit as "Cumulative Translation Adjustments." Foreign currency transaction gains and losses are included in the consolidated statement of operations as they occur.

                           NTH DEGREE SOFTWARE, INC.

      (INFORMATION AS OF SEPTEMBER 30, 1999 AND FOR THE NINE-MONTH PERIODS
                ENDING SEPTEMBER 30, 1998 AND 1999 IS UNAUDITED)

SOFTWARE DEVELOPMENT COSTS

     Software development costs are accounted for as set forth in Statement of Financial Accounting Standard (SFAS) No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased or Otherwise Marketed." Capitalization of software development costs begin upon the establishment of technological feasibility of the product. The establishment of technological feasibility and the ongoing assessment of the recoverability of these costs require considerable judgment by management with respect to certain external factors, including, but not limited to, anticipated future growth product revenues, estimated economic life and changes in software and hardware technology. Amounts that could have been capitalized under this statement after consideration of the above factors were immaterial and, therefore, no software development costs have been capitalized by the Company to date.

REVENUE RECOGNITION

     In October 1997, the American Institute of Certified Public Accountants (AICPA) issued Statement of Position (SOP) No. 97-2, "Software Revenue Recognition." SOP No. 97-2 was effective in the current year and provides guidance on applying generally accepted accounting principles for software revenue recognition transactions.

     License revenues are earned and are recognized when delivery has occurred and evidence of an arrangement exists, collection of the receivable is probable and there are no significant post-delivery obligations remaining.

     Revenue is deferred in cases where the license arrangement calls for the delivery of products that have not yet been delivered or are not yet available. Service revenues consist of consulting services, maintenance, updates and technical support. Consulting service revenues are recognized as services are performed. Maintenance, updates and technical support are recognized ratably over the term of the agreement. In instances where software license agreements include a combination of consulting services, training, maintenance or support, these separate elements are unbundled from the arrangement based on the element's relative fair value.

EXPORT SALES

     Export sales consist of sales to customers in foreign countries. During the year ended December 31, 1998, export sales were 39% of total revenues.

RECENT ACCOUNTING PRONOUNCEMENTS

     In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1 (SOP 98-1), "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 is effective for financial statements for years beginning after December 15, 1998. SOP 98-1 provides guidance over accounting for computer software developed or obtained for internal use including the requirement to capitalize specified costs and amortization of such costs. The Company does not anticipate that implementation of SOP 98-1 will have a material impact on the Company's financial position or results of operations.

     In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-5 (SOP 98-5), "Reporting on the Costs of Start-Up Activities." SOP 98-5, which is

                           NTH DEGREE SOFTWARE, INC.

      (INFORMATION AS OF SEPTEMBER 30, 1999 AND FOR THE NINE-MONTH PERIODS
                ENDING SEPTEMBER 30, 1998 AND 1999 IS UNAUDITED)

effective for fiscal years beginning after December 15, 1998, provides guidance on the financial reporting of start-up costs and organization costs. It requires costs of start-up activities and organization costs to be expensed as incurred. The Company does not anticipate that implementation of SOP 98-5 will have a material impact on the Company's financial position or results of operations.

ADVERTISING COSTS

     The cost of advertising is expensed as incurred. For the years ended December 31, 1998, the Company incurred advertising and direct marketing expenses of approximately $89,000.

3. PROPERTY AND EQUIPMENT:

     Property and equipment consisted of the following at December 31, 1998:

Computer equipment..........................................  $  487,568
Office equipment............................................     148,976
Furniture and fixtures......................................     312,327
Leasehold improvements......................................      65,539
                                                              ----------
                                                               1,014,410
Less -- Accumulated depreciation and amortization...........    (655,286)
                                                              ----------
                                                              $  359,124
                                                              ==========

     Assets under capital lease are pledged as collateral for the underlying lease agreements.

4. BANK LOAN:

     During 1998, the Company allowed their line of credit with a Bank to expire. The line of credit bore interest at the bank's prime rate plus 2% (which amounted to 9.75% at December 31, 1998). The line of credit allowed for both equipment draws and other draws. The equipment draws were payable in 24 monthly principal payments from December 1997 through December 1999. Other draws on the line of credit after November 1997 were due in November 1998 and aggregated $290,444 at December 31, 1998. These draws are collateralized by substantially all of the assets of the Company.

     The Company's bank loan consisted of the following at December 31, 1998:

Equipment draws.............................................  $203,242
Other draws.................................................   290,444
                                                              --------
                                                              $493,686
                                                              ========

     Subsequent to year-end, the Company renegotiated its term loan and line of credit into a new single term loan, as the other draws were past due. The terms of the single term loan are 11% interest rate, due November 1999.

     Additionally, in connection with the single term loan, the Company issued warrants to purchase 178,774 shares of Series C preferred stock, with an exercise price of $.40 per share.

                           NTH DEGREE SOFTWARE, INC.

      (INFORMATION AS OF SEPTEMBER 30, 1999 AND FOR THE NINE-MONTH PERIODS
                ENDING SEPTEMBER 30, 1998 AND 1999 IS UNAUDITED)

5. CAPITAL LEASE OBLIGATIONS:

     Certain equipment is leased under capital leases expiring on various dates through 2002. Included in property and equipment are assets held under capital leases with a cost of $519,747 at December 31, 1998. Accumulated amortization on leased assets was $212,417 as of December 31, 1998.

     Future minimum lease payments, together with the present value of the net minimum lease payments is as follows at December 31, 1998 and for the years ending December 31:

1999........................................................  $180,338
2000........................................................   138,155
2001........................................................    89,073
2002........................................................    30,125
                                                              --------
Total minimum lease payments................................   437,691
Less -- Amount representing interest (11% - 17%)............    86,012
                                                              --------
Present value of net minimum lease payments.................   351,679
Less -- Current portion.....................................   134,775
                                                              --------
Long-term portion...........................................  $216,904
                                                              ========

6. COMMITMENTS:

     The Company leases its facility in Bellevue, Washington under a lease that expired on March 31, 1998. No new lease agreement on the facility has been signed, however, the Company continues to rent the facility on a month-to-month basis. The Company also leases facilities in Parsippany, New Jersey under a lease expiring in November 2000 and in London, The United Kingdom, under a lease that expired in November 1998. The Company pays taxes, insurance, normal maintenance and certain other operating expenses.

     At December 31, 1998, the minimum future lease payments due under these leases for the remainder of the lease term were as follows:

1999...........................................  $16,000
2000...........................................   15,000
                                                 -------
                                                 $31,000
                                                 =======

     Total rent expense incurred under operating leases for the year ended December 31, 1998 was approximately $120,000.

7. INCOME TAXES:

     Due to net losses incurred from inception through December 31, 1998, the Company did not record any federal income tax expense or benefit. The Company has a net operating loss carryforward for income tax purposes of approximately $4,935,000 which expires at various dates through 2018. At December 31, 1998, the total gross deferred tax asset was approximately $1,720,000. The Company has established a valuation allowance equal to this net deferred tax asset. The deferred tax asset results primarily from the net operating loss carryforward. Under current tax law, net operating loss

                           NTH DEGREE SOFTWARE, INC.

      (INFORMATION AS OF SEPTEMBER 30, 1999 AND FOR THE NINE-MONTH PERIODS
                ENDING SEPTEMBER 30, 1998 AND 1999 IS UNAUDITED)

carryforwards available to offset future operating income in any given year may be limited upon the occurrence of certain events, including significant changes in ownership interests.

8. STOCKHOLDERS' DEFICIT:

COMMON STOCK

     The Company is authorized to issue 16,750,196 shares of voting common stock, $.0001 par value. Upon liquidation, holders of common stock would be paid only after convertible preferred stock preferences have been satisfied. In January 1997, the Company converted from an "S" corporation to a "C" corporation.

CONVERTIBLE PREFERRED STOCK

     During 1997, the Company authorized 4,546,348 shares and issued 3,058,017 shares of Series A convertible preferred stock, and 1,488,331 shares of Series A-1 convertible preferred stock, both with $.0001 par value and for consideration of $1.00 per share. The Company also authorized and issued 1,760,206 shares of Series B convertible preferred stock, $.0001 par value, for consideration of $.37 per share. During 1998, the Company authorized and issued 1,943,250 shares of Series C convertible preferred stock, $.0001 par value, for consideration of $.40 per share. The holder of each share of convertible preferred stock has the right to one vote for each share of common stock into which such convertible preferred stock can be converted. Convertible preferred stockholders have the same voting rights and powers as common stockholders.

     The holders of convertible preferred stock are entitled to receive dividends prior to and in preference to any declaration or payment of any dividend on the common stock of the Company at the rate of $.08 per share per annum on Series A and A-1 convertible preferred stock, $.0296 per share per annum on Series B convertible preferred stock, and $.032 per share per annum on Series C convertible preferred stock payable quarterly. Dividends are not cumulative and are payable when and if declared by the Board of Directors.

     Each share of Series A, A-1, B and C convertible preferred stock is convertible on a one-for-one basis to common stock at the option of the holder. Automatic conversion will occur upon a firm commitment underwritten public offering pursuant to a registration statement of the Company's stock under the Securities Act of 1933, as amended, where the total proceeds exceed $10 million and the price per share exceeds $3.00, adjusted to reflect subsequent stock dividends, stock splits or recapitalization, or upon the written consent or agreement of the holders of at least two thirds of the then outstanding shares of Series A, A-1, B, and C convertible preferred stock voting together as a class. The conversion prices of Series A, A-1, B, and C convertible preferred stock is $1.00, $1.00, $.37, and $.40 per share, respectively, based upon the original issuance price of each. The conversion prices are subject to adjustments for certain dilutive issuances, splits and combinations.

     In the event of liquidation, the holders of Series C convertible preferred stock will receive a liquidation preference of up to $.40 per share over the holders of Series B convertible preferred stockholders, who will receive a liquidation preference of up to $.37 per share plus declared but unpaid dividends over the holders of common, Series A convertible preferred and Series A-1 convertible preferred stock adjusted for declared but unpaid dividends. Upon satisfaction of the Series C and Series B convertible preferred stock liquidation preference, distributions will be made to

                           NTH DEGREE SOFTWARE, INC.

      (INFORMATION AS OF SEPTEMBER 30, 1999 AND FOR THE NINE-MONTH PERIODS
                ENDING SEPTEMBER 30, 1998 AND 1999 IS UNAUDITED)

Series A-1 stockholders in an amount equal to $1.00 per share plus declared but unpaid dividends, adjusted for declared but unpaid dividends. Upon satisfaction of the Series C, B and A-1 convertible preferred stock liquidation preferences, distributions will be made to Series A stockholders in the amount equal to $1.00 per share plus declared but unpaid dividends, adjusted for declared but unpaid dividends. Upon completion of the preference distributions to Series C, B, A-1 and A stockholders, any remaining amounts will be distributed among the holders of the common stockholders.

     On June 15, 1999, a group of preferred stockholders loaned the Company $250,000 at a 4.98% interest rate. The loan is convertible into Series C preferred stock at the holders option. Additionally, the Company issued warrants to purchase 62,500 share of Series C preferred stock with an exercise price of $.40 per share. The loan is due no later than December 15, 1999.

9. STOCK OPTIONS:

     The Company has adopted an employee stock option plan (the Plan), which provides for nonqualified and incentive stock options (ISO) for officers, directors, employees and consultants, and reserved a total of 1,382,500 shares of common stock for issuance pursuant to the Plan. Options under the Plan will generally expire 10 years from the date of grant or five years in the case of an optionee owning more than 10% of the voting power of all classes of stock. Generally, options vest over four years.

     The exercise price for the stock options may not be less than the estimated fair market value (as determined by the board of directors) and the aggregate fair market value of shares issuable upon exercise of the ISOs for the first time in any calendar year may not exceed $100,000. In the case of options granted to holders of more than 10% of the voting power of the Company, the exercise price may not be less than 110% of the estimated fair market value of the common stock at the time of grant. The stock option plans are administered by the Company's board of directors.

     The Company has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." The Company has chosen to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the fair value of the Company's stock at the date of the grant over the exercise price to be paid to acquire the stock.

     No compensation expense has been recorded for options granted in 1998 because the exercise price of the options granted was equal to the fair value of the related shares of the Company's common stock at the date of grant as determined by the Company.

                           NTH DEGREE SOFTWARE, INC.

      (INFORMATION AS OF SEPTEMBER 30, 1999 AND FOR THE NINE-MONTH PERIODS
                ENDING SEPTEMBER 30, 1998 AND 1999 IS UNAUDITED)

     Option activity for the year ended December 31, 1998 is as follows:

                                              OPTIONS               WEIGHTED
                                             AVAILABLE              AVERAGE
                                                FOR                 EXERCISE
                                               GRANT      SHARES     PRICE
Balance, January 1, 1998...................   176,893     705,607     $.12
  Authorized...............................   500,000          --
  Granted..................................  (455,500)    455,500      .05
  Exercised................................        --          --       --
  Canceled.................................   330,683    (330,683)     .12
                                             --------    --------     ----
                                              552,076     830,424     $.08
                                             ========    ========     ====

     Subsequent to year-end, the Company granted 107,500 stock options to employees and a consultant at an exercise price of $.05 per share.

     The following table summarizes information about options outstanding and exercisable at December 31, 1998:

       OPTIONS OUTSTANDING
----------------------------------
                        WEIGHTED     OPTIONS EXERCISABLE
                         AVERAGE     --------------------
WEIGHTED                REMAINING                WEIGHTED
AVERAGE                CONTRACTUAL               AVERAGE
EXERCISE   NUMBER OF      LIFE       NUMBER OF   EXERCISE
 PRICE      OPTIONS    (IN YEARS)     OPTIONS     PRICE
 $0.05      441,834        9.3         18,263     $0.05
 $0.10      373,590        8.6        129,411     $0.10
 $0.20       15,000        8.0          7,490     $0.20

     Pro forma information regarding net income is required by SFAS No. 123, and has been determined as if the Company had accounted for its employee stock options granted after December 31, 1996 under the fair value method of that statement. The fair value of options granted in 1998 was estimated at the date of grant using the minimum value option pricing model assuming no volatility and no expected dividends and the following weighted-average assumptions: risk-free interest rate of 5.5% and expected life of six years. The weighted average fair value of options granted in 1998, as calculated using the minimum value option pricing model, was $0.04 per option.

     For purposes of pro forma disclosures, the estimated fair value of options is amortized to expense over the options' vesting periods. The following table presents pro forma net loss for the year ended December 31, 1998 as if the Company accounted for compensation expense related to stock options under the fair value method prescribed by SFAS No. 123:

Net loss -- as reported.....................................  $1,651,598
                                                              ==========
Net loss -- pro forma.......................................  $1,662,224
                                                              ==========

                           NTH DEGREE SOFTWARE, INC.

      (INFORMATION AS OF SEPTEMBER 30, 1999 AND FOR THE NINE-MONTH PERIODS
                ENDING SEPTEMBER 30, 1998 AND 1999 IS UNAUDITED)

10. SUBSEQUENT EVENTS:

     On October 15, 1999, the shareholders of the Company entered into a definitive agreement to merge the Company with Prograph Systems, Inc. ("Prograph")in exchange for an aggregate of 3,333,333 shares of Prograph common and preferred stock and promissory notes of approximately $750,000. The merger was consummated on October 29, 1999.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and Board of Directors nth degree software, inc.

     In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations and stockholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of nth degree software, inc. and its subsidiaries at December 31, 1997, and the results of their operations and their cash flows for the year ended December 31, 1997 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

     As described in Note 1 to the financial statements, the Company has generated negative cash flows from operating activities that will require the Company to raise additional capital or change its operations. Management's plans in regard to these matters are described in Note 1.

Seattle, Washington
December 28, 1998

                           NTH DEGREE SOFTWARE, INC.

                           CONSOLIDATED BALANCE SHEET

                                                              DECEMBER 31, 1997
                                                              -----------------
ASSETS
Current assets:
  Cash and cash equivalents.................................     $ 1,375,923
  Accounts receivable, net of allowance for doubtful
     accounts of $15,037....................................         244,787
  Prepaid expenses..........................................          27,077
                                                                 -----------
          Total current assets..............................       1,647,787
Property and equipment, net.................................         614,629
Investments in affiliates...................................          59,208
Other assets................................................          24,897
                                                                 -----------
          Total assets......................................     $ 2,346,521
                                                                 ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Bank loan, current portion................................     $   203,444
  Capital lease obligations, current portion................         131,982
  Accounts payable..........................................         141,039
  Accrued liabilities.......................................         155,650
  Due to affiliate..........................................          35,673
  Unearned revenue..........................................          62,854
                                                                 -----------
          Total current liabilities.........................         730,642
Bank loan, net of current portion...........................         496,453
Capital lease obligations, net of current portion...........         326,523
                                                                 -----------
          Total liabilities.................................       1,553,618
                                                                 ===========
Commitments and contingencies
Shareholders' equity
  Preferred stock
     Series A, $.0001 par value, authorized 4,546,348
      shares; 3,058,017, issued and outstanding, liquidation
      preference of $3,058,017..............................             306
     Series A-1, $.0001 par value, authorized 1,488,331
      shares; 1,488,331, issued and outstanding, liquidation
      preference of $1,488,331..............................             149
     Series B, $.0001 par value, authorized 1,760,206
      shares; 1,760,206, issued and outstanding, liquidation
      preference of $651,276................................             176
  Common stock, $.0001 par value, authorized 17,205,115
     shares; 5,357,500, issued and outstanding..............             536
  Additional paid-in capital................................       5,149,270
  Cumulative foreign currency translation adjustments.......            (807)
  Accumulated deficit.......................................      (4,356,727)
                                                                 -----------
          Total stockholders' equity........................         792,903
                                                                 -----------
          Total liabilities and stockholders' equity........     $ 2,346,521
                                                                 ===========

The accompanying notes are an integral part of these financial statements.

                           NTH DEGREE SOFTWARE, INC.

                      CONSOLIDATED STATEMENT OF OPERATIONS

                                                              YEAR ENDED DECEMBER 31, 1997
                                                              ----------------------------
Revenue:
  Software..................................................          $   313,332
  Service...................................................              121,892
                                                                      -----------
          Total revenue.....................................              435,224
                                                                      -----------
Operating expenses:
  Cost of license revenues..................................               33,648
  Sales.....................................................              569,367
  Marketing.................................................              506,007
  Customer support..........................................              356,249
  General and administrative................................            1,103,154
  Research and development..................................            1,049,105
                                                                      -----------
          Total operating expenses..........................            3,617,530
                                                                      -----------
Loss from operations........................................           (3,182,306)
                                                                      -----------
Other income (expense)
  Equity in loss of affiliate...............................              (13,522)
  Interest income...........................................               35,896
  Interest expense..........................................             (153,373)
                                                                      -----------
                                                                         (130,999)
                                                                      -----------
          Net loss..........................................          $(3,313,305)
                                                                      ===========

The accompanying notes are an integral part of these financial statements.

                           NTH DEGREE SOFTWARE, INC.

            CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                       SERIES A             SERIES A-1            SERIES B
                                COMMON STOCK        PREFERRED STOCK      PREFERRED STOCK      PREFERRED STOCK     ADDITIONAL
                             ------------------   -------------------   ------------------   ------------------    PAID-IN
                              SHARES     AMOUNT     SHARES     AMOUNT    SHARES     AMOUNT    SHARES     AMOUNT    CAPITAL
BALANCE, DECEMBER 31,
 1996......................                                                                                       $    1,000
 Issuance of common
   stock...................  5,357,500    $536                                                                         6,624
 Sale of Series A preferred
   stock, net of offering
   cost of $26,475.........                        4,546,348    $455                                               4,519,418
 Sale of Series B preferred
   stock, net of offering
   cost of $28,872.........                                                                  1,760,206    $176       622,228
 Exchange of Series A
   preferred stock for
   Series A-1 preferred
   stock...................                       (1,488,331)   (149)   1,488,331    $149
 Net loss..................
 Foreign currency
   translation
   adjustment..............
                             ---------    ----    ----------    ----    ---------    ----    ---------    ----    ----------
 BALANCE, DECEMBER 31,
   1997....................  5,357,500    $536     3,058,017    $306    1,488,331    $149    1,760,206    $176    $5,149,270
                             =========    ====    ==========    ====    =========    ====    =========    ====    ==========

                             CUMULATIVE
                               FOREIGN
                              CURRENCY
                             TRANSLATION   ACCUMULATED
                             ADJUSTMENTS     DEFICIT        TOTAL
BALANCE, DECEMBER 31,
 1996......................                $(1,043,422)  $(1,042,422)
 Issuance of common
   stock...................                                    7,160
 Sale of Series A preferred
   stock, net of offering
   cost of $26,475.........                                4,519,873
 Sale of Series B preferred
   stock, net of offering
   cost of $28,872.........                                  622,404
 Exchange of Series A
   preferred stock for
   Series A-1 preferred
   stock...................                                       --
 Net loss..................                 (3,313,305)   (3,313,305)
 Foreign currency
   translation
   adjustment..............      (807)                          (807)
                                -----      -----------   -----------
 BALANCE, DECEMBER 31,
   1997....................     $(807)     $(4,356,727)  $   792,903
                                =====      ===========   ===========

The accompanying notes are an integral part of these financial statements.

                           NTH DEGREE SOFTWARE, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                              YEAR ENDED DECEMBER 31, 1997
                                                              ----------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss....................................................          $(3,313,305)
Adjustments to reconcile net loss to cash used in operating
  activities
  Depreciation and amortization.............................              222,878
  Provision for doubtful accounts...........................               15,037
Changes in assets and liabilities
  Accounts receivable.......................................             (259,824)
  Prepaid expenses..........................................              (19,077)
  Other assets..............................................              (24,897)
  Accounts payable..........................................             (279,841)
  Accrued liabilities.......................................              152,275
  Unearned revenue..........................................               57,388
                                                                      -----------
Net cash used in operating activities.......................           (3,449,366)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment..........................             (145,782)
Investment in equity method investee, net...................              (23,535)
                                                                      -----------
     Net cash used in investing activities..................             (169,317)
                                                                      -----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from bank loan...................................              699,897
  Payments on note payable to shareholder...................             (816,787)
  Payments on capital lease obligations.....................              (61,733)
  Preferred stock issuance..................................            5,142,277
  Common stock issuance.....................................                7,160
                                                                      -----------
Net cash provided by financing activities...................            4,970,814
                                                                      -----------
Net increase in cash and cash equivalents...................            1,352,131
Cash and cash equivalents
  Beginning of year.........................................               23,792
                                                                      -----------
  End of year...............................................          $ 1,375,923
                                                                      ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Purchase of equipment and furniture financed with capital
  leases....................................................          $   488,489
                                                                      ===========
Interest paid...............................................          $    93,283
                                                                      ===========

The accompanying notes are an integral part of these financial statements.

                           NTH DEGREE SOFTWARE, INC.

                         NOTES TO FINANCIAL STATEMENTS

1.  DESCRIPTION OF THE BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

     nth degree software, inc. (the "Company") develops, markets and sells cross-platform, enterprise-wide publishing applications. The Company's products are sold primarily in the United States, the United Kingdom and Canada. The Company also provides training services in support of customers' use of the products.

     During 1997, the Company opened an office in London, The United Kingdom for sales and product support in Europe.

GOING CONCERN CONSIDERATION

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has suffered negative cash flows from operations and losses from operations.

     The Company's continuation as a going concern is dependent upon its ability to generate sufficient cash flow from operations and its ability to obtain additional financing, including equity capital. Management's current operating plan indicates that the Company will be able to generate sufficient cash flow from operations in 1999 to accomplish its objectives.

CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and its wholly-owned foreign subsidiary. All significant intercompany amounts and transactions have been eliminated in consolidation.

CASH EQUIVALENTS

     The Company considers all highly liquid securities purchased with original maturities of three months or less to be cash equivalents.

INVESTMENT IN AFFILIATE

     The investment in the 50% owned affiliate, nth degree Canada, is accounted for on the equity method. The Company's share of the affiliate's loss in the amount of $13,522 was included in the consolidated statement of operations.

PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost. Depreciation and amortization of property and equipment is provided using the straight-line method over their estimated useful lives ranging from 3 to 5 years. Leasehold improvements are amortized over the lease term. Additions and improvements that increase the value or extend the life of an asset are capitalized. Maintenance and repairs necessary to maintain equipment in operating condition are expensed as incurred. Disposals are removed at cost less accumulated depreciation and any gain or loss from disposition is reflected in the consolidated statement of operations.

                           NTH DEGREE SOFTWARE, INC.

SOFTWARE DEVELOPMENT COSTS

     Software development costs incurred in conjunction with product development are charged to expense until technological feasibility is established. Thereafter, all software development costs are capitalized and reported at the lower of unamortized cost or net realizable value. The establishment of technological feasibility and the on-going assessment of the recoverability of costs require considerable judgment by the Company with respect to certain external factors, including, but not limited to, anticipated future gross product revenues, estimated economic life and changes in software and hardware technology. At December 31, 1997, the Company has not capitalized any software development costs as these development costs did not meet the criteria for capitalization in accordance with Statement of Financial Accounting Standards No. 86.

FOREIGN CURRENCY TRANSLATION

     Financial statements of the foreign subsidiary use the British Pound as the functional currency. The financial statements are translated to U.S. dollars at year-end exchange rates for assets and liabilities and at a weighted average exchange rate for the results of operations. The resulting translation adjustments have been recorded as a separate component of stockholders' equity as "Cumulative Foreign Currency Translation Adjustments". Foreign currency transaction gains and losses are included in the consolidated statement of operations as they occur.

REVENUE RECOGNITION

     Revenue from sale of software products is recognized upon shipment. Revenue on maintenance contracts is recognized ratably over the term of the agreement. Revenue from training is recognized as the service is performed.

ADVERTISING EXPENSE

     Advertising costs are expensed as incurred. Advertising expense was approximately $269,000 for the year ended December 31, 1997.

RESEARCH AND DEVELOPMENT

     Research and development costs are charged to expense as incurred.

USE OF ESTIMATES

     The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

CONCENTRATIONS OF CREDIT RISK

     Management believes concentration of credit risk with respect to trade receivable are limited due to the nature of customers comprising the Company's customer base and their geographic distribution. The Company performs credit reviews on customers and may require prepayment. Reserves are maintained for potential credit losses.

                           NTH DEGREE SOFTWARE, INC.

INCOME TAXES

     Deferred tax assets and liabilities are recorded for differences between the financial statement and tax bases of the assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is recorded for the amount of income tax payable or refundable for the period increased or decreased by the change in deferred tax assets and liabilities during the period.

2. PROPERTY AND EQUIPMENT

     Property and equipment consisted of the following at December 31, 1997:

Computer equipment..........................................  $ 251,208
Computer equipment under capital lease......................    224,452
Office equipment............................................     20,568
Office equipment under capital lease........................    135,685
Furniture and fixtures......................................    117,595
Furniture and fixtures under capital lease..................    162,155
Leasehold improvements......................................     65,539
                                                              ---------
                                                                977,202
Less: Accumulated depreciation and amortization ($80,849
  related to capital leases)................................   (362,573)
                                                              ---------
                                                              $ 614,629
                                                              =========

     Assets under capital lease are pledged as collateral for the underlying lease agreements.

3. BANK LOAN

     At December 31, 1997, the Company has available a $750,000 credit line with Silicon Valley Bank which bears interest at prime (8.5% at December 31, 1997) plus 2%. Amounts drawn on the credit line from May 19, 1997 through November 19, 1997 were termed equipment draws and totaled $406,888. These draws are payable in 24 monthly principal payments from December 1997 through December 1999. Other draws on the credit line after November 1997 are due in November 1998 and aggregated $293,009 at December 31, 1997. These draws are collateralized by substantially all of the assets of the Company.

Equipment draws.............................................  $ 406,888
Other draws.................................................    293,009
                                                              ---------
                                                                699,897
Less: Current portion.......................................   (203,444)
                                                              ---------
                                                              $ 496,453
                                                              =========

     Future bank loan payments are as follows for the years ending December 31:

1998........................................................  $203,444
1999........................................................   496,453
                                                              --------
                                                              $699,897
                                                              ========

                           NTH DEGREE SOFTWARE, INC.

NOTE 4. CAPITAL LEASE OBLIGATIONS

     Future minimum lease payments, together with the present value of the net minimum lease payments is as follows at December 31, 1997 and for the years ending December 31:

1998........................................................  $197,410
1999........................................................   168,519
2000........................................................   123,896
2001........................................................    82,189
2002........................................................    29,699
                                                              --------
          Total minimum lease payments......................   601,713
Less: Amount representing interest..........................  (143,208)
                                                              ========
Present value of net minimum lease payments.................   458,505
Less: Current portion.......................................  (131,982)
                                                              --------
                                                              $326,523
                                                              ========

NOTE 5. INCOME TAXES

     Due to the net loss incurred from inception through December 31, 1997, the Company did not record any Federal income tax expense or benefit. The Company has a net operating loss carryforward for income tax purposes of approximately $3,283,000, which expires beginning in 2012. The following is a reconciliation of the income tax benefit to the amount based upon the statutory federal rate:

Federal income tax benefit of statutory rate................    (35.0)%
Change in valuation allowance...............................     35.0%
                                                              -----
                                                                  0.0%
                                                              =====

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities were as follows:

Deferred income tax assets:
  Tax loss carryforwards....................................  $1,148,910
  Provision for doubtful accounts...........................       5,263
  Depreciation..............................................       3,925
  Other.....................................................      (1,941)
                                                              ----------
                                                               1,156,157
Valuation allowance.........................................  (1,156,157)
                                                              ==========
                                                              $       --
                                                              ==========

NOTE 6. STOCKHOLDERS' EQUITY

COMMON STOCK

     The Company is authorized to issue 17,205,115 shares of voting common stock, $0.0001 par value. Upon liquidation, holders of common stock will be paid only after preferred stock preferences have been satisfied. In January 1997, the Company converted from an "S" Corporation to a "C" Corporation and subsequently issued 5,357,500 shares of common stock.

                           NTH DEGREE SOFTWARE, INC.

     The Board of Directors authorized a 50,000-to-1 common stock split effective as of March 7, 1997. This common stock split was effected in the form of 50,000 shares of common stock issued for every one share of common stock outstanding at the date of declaration. All common share presentations have been adjusted to reflect the stock split on a retroactive basis.

PREFERRED STOCK

     During 1997, the Company authorized and issued 4,546,348 shares of Series A preferred stock. Subsequent to original issuance, the Company exchanged 1,488,331 shares of Series A preferred stock with Series A-1 preferred stock which have greater rights in liquidation. Both Series A and Series A-1 preferred stock have a $0.0001 par value and were issued for consideration of $1.00 per share. The Company also authorized and issued 1,760,206 shares of Series B preferred stock, $0.0001 par value, for consideration of $0.37 per share.

     The holder of each share of preferred stock has the right to one vote for each share of common stock into which such preferred stock can be converted. Preferred stockholders have the same voting rights and powers as common stockholders.

     The holders of preferred stock are entitled to receive dividends prior to and in preference to any declaration or payment of any dividend on the common stock of the Company at the rate of $0.08 per share per annum on Series A and A-1 preferred stock and $0.0296 per share per annum on Series B preferred stock payable quarterly. Dividends are not cumulative and are payable when and if declared by the board of directors.

     Each share of Series A, A-1 and B preferred stock is convertible on a one-for-one basis to common stock at the option of the holder. Automatic conversion will occur upon registration of the Company's stock pursuant to a public offering under the Securities Act of 1933, as amended, where the total proceeds exceed $10 million and the price per share exceeds $3.00, adjusted to reflect subsequent stock dividends, stock splits or recapitalization, or upon the written consent or agreement of the holders of at least two thirds of the then outstanding shares of Series A, A-1 and B preferred stock voting together as a class. The conversion prices of Series A, A-1 and B preferred stock is $1.00, $1.00 and $0.37 per share, respectively, based upon the original issuance price of each. The conversion prices are subject to adjustments for certain dilutive issuances, splits and combinations.

     In the event of liquidation, the holders of Series B preferred stock will receive a liquidation preference of up to $0.37 per share over the holders of common, Series A preferred and Series A-1 preferred stock adjusted for declared but unpaid dividends. Upon satisfaction of the Series B preferred stock liquidation preference, distributions will be made to Series A-1 stockholders in an amount equal to $1.00 per share, adjusted for declared but unpaid dividends. Upon satisfaction of the Series B and A-1 preferred stock liquidation preferences, distributions will be made to Series A stockholders in the amount equal to $1.00 per share, adjusted for declared but unpaid dividends. Upon completion of the preference distributions to Series B, A-1 and A stockholders, any remaining amounts will be distributed among the holders of the common stockholders.

NOTE 7. STOCK OPTIONS

     The Company has adopted an employee stock option plan (the Plan), which provides for nonqualified and incentive stock options for officers, directors, employees, and consultants, and reserved a total of 882,500 shares of common stock for issuance pursuant to the Plan. Options under the Plan will generally expire 10 years from the date of grant, or 5 years in the case of an optionee

                           NTH DEGREE SOFTWARE, INC.

owning more than 10% of the voting power of all classes of stock. Generally, options vest over four years. As of December 31, 1997, options to purchase approximately 177,000 shares are available for issue.

     The exercise price for the stock options may not be less than the estimated fair market value (as determined by the Company at the quarter end nearest the date of grant) and the aggregate fair market value of shares issuable upon exercise of the ISOs for the first time in any calendar year may not exceed $100,000. In the case of options granted to holders of more than 10% of the voting power of the Company, the exercise price may not be less than 110% of the estimated fair market value of the common stock at the time of grant. The stock option plans are administered by the Company's board of directors.

     The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123 (SFAS No. 123), "Accounting for Stock-Based Compensation". The Company has chosen to account for stock based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the fair value of the Company's stock at the date of the grant over the exercise price to be paid to acquire the stock.

     No compensation expense has been recorded for options granted in 1997 because the exercise price of the options granted was equal to the fair value of the related shares of the Company's common stock at the date of grant as determined by the Company.

     Option activity for the year ended December 31, 1997 is as follows:

                                                                         WEIGHTED
                                                                         AVERAGE
                                                           SHARES     EXERCISE PRICE
Balance, January 1, 1997
Granted.................................................   837,607        $0.12
Exercised...............................................
Canceled................................................  (132,000)        0.15
                                                          --------        -----
Balance, December 31, 1997..............................   705,607        $0.12
                                                          ========        =====

     No options were exercisable as of December 31, 1997. The following table summarizes information about options outstanding at December 31, 1997:

                                            OPTIONS OUTSTANDING
                               ----------------------------------------------
                                                                 WEIGHED            OPTIONS EXERCISABLE
                                                                 AVERAGE        ---------------------------
                                  WEIGHTED                      REMAINING                      WEIGHTED
                                   AVERAGE       NUMBER OF   CONTRACTUAL LIFE   NUMBER OF       AVERAGE
                               EXERCISE PRICES    OPTIONS       (IN YEARS)       OPTIONS    EXERCISE PRICES
Exercise price = $0.05.......       $0.05          87,017          9.8                          $   --
                   $0.10.....        0.10         453,590          9.7
                   $0.20.....        0.20         165,000          9.3

     During the year, the exercise prices of the stock options ranged from $0.05 to $0.20.

                           NTH DEGREE SOFTWARE, INC.

     Pro forma information regarding net income is required by SFAS No. 123, and has been determined as if the Company had accounted for its employee stock options granted after December 31, 1996 under the fair value method of that statement. The fair value of options granted in 1997 was estimated at the date of grant using the minimum value option pricing model assuming no volatility and no expected dividends and the following weighted-average assumptions: risk-free interest rates of 5.85% to 6.65% and expected life of 6 years. The weighted average fair value of options granted in 1997, as calculated using the minimum value option pricing model, was $0.08 per option.

     For purposes of pro forma disclosures, the estimated fair value of options is amortized to expense over the options' vesting periods. The following table presents pro forma net loss for the year ended December 31, 1997 as if the Company accounted for compensation expense related to stock options under the fair value method prescribed by SFAS 123:

                                                              DECEMBER 31,
                                                                  1997
Pro forma net loss..........................................  $(3,316,640)
                                                              ===========

NOTE 8. OPERATING LEASES

     The Company leases its facility in Bellevue, Washington under a lease expiring March 31, 1998. No new lease agreement on the facility has been signed and the Company will continue to rent the facility on a month-to-month basis. The Company also leases facilities in Parsippany, New Jersey under a lease expiring in November 2000 and in London, United Kingdom under a lease expiring in November 1998. The Company pays taxes, insurance, normal maintenance and certain other operating expenses. At December 31, 1997, the approximate future rental payments due under these leases for the remainder of the lease term were as follows:

Year ending December 31,
  1998......................................................  $27,000
  1999......................................................   16,000
  2000......................................................   15,000
                                                              -------
                                                              $58,000
                                                              =======

     Total rent expense incurred under operating leases for the year ended December 31, 1997 was approximately $98,000.

NOTE 9. EMPLOYEE BENEFIT PLAN

     The Company maintains a 401(k) profit sharing plan covering all eligible United States employees. Participating employees may elect to defer and contribute a stated percentage of their compensation to the plan, not to exceed the dollar limit set by law. The Company does not match contributions.

NOTE 10. RELATED PARTY TRANSACTION

     During 1996, the majority shareholder advanced monies to the Company in the amount of $816,787. These advances were uncollateralized, non-interest bearing and have no fixed repayment terms. These shareholder advances were repaid in full during 1997.

                           NTH DEGREE SOFTWARE, INC.

NOTE 11. SUBSEQUENT EVENT

     In September 1998, the Company issued 1,943,250 shares of Series C preferred stock and received proceeds of $777,300. The Company plans to use the proceeds to finance its operations and to supplement working capital.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

             , 2000

                                [PrintCafe LOGO]

                                      SHARES OF CLASS A COMMON STOCK

                           -------------------------

                                   PROSPECTUS
                           -------------------------

                          DONALDSON, LUFKIN & JENRETTE
                                    SG COWEN
                           THOMAS WEISEL PARTNERS LLC
                           MCDONALD INVESTMENTS INC.
                                 DLJDIRECT INC.
--------------------------------------------------------------------------------

     We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or the affairs of printCafe, Inc. have not changed since the date hereof.

--------------------------------------------------------------------------------

     Until              , 2000 (25 days after the date of this prospectus), all
dealers that effect transactions in these shares of Class A common stock may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by printCafe, Inc. in connection with the sale of Class A common stock being registered. All amounts are estimates except the SEC registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

                                                                AMOUNT
                                                                 TO BE
                                                                 PAID
SEC registration fee........................................    $37,950
NASD filing fee.............................................     14,875
Nasdaq National Market listing fee..........................          *
Printing and engraving expenses.............................          *
Legal fees and expenses.....................................          *
Accounting fees and expenses................................          *
Blue Sky qualification fees and expenses....................          *
Transfer Agent and Registrar fees...........................          *
Miscellaneous fees and expenses.............................          *
                                                                -------
          Total.............................................          *
                                                                =======

-------------------------
* to be filed by amendment

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law (the "Delaware Law") authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). Article XIII of our certificate of incorporation (Exhibit 3.2 hereto) and Article VI of our bylaws (Exhibit 3.3 hereto) provide for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by Delaware Law. In addition, we have entered into Indemnification Agreements (Exhibit 10.3 hereto) with our officers and directors. The Underwriting Agreement (Exhibit 1.0) also provides for cross-indemnification among us and the Underwriters with respect to certain matters, including matters arising under the Securities Act.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     Since March 1997, we have sold and issued the following securities:

          (1) On March 11, 1999, we issued an aggregate of 87,300 shares of common stock to our four founders at $0.80 per share for an aggregate purchase price of $69,840.

          (2) On September 9, 1999, we issued 45,260 shares of common stock to our 401(k) plan at $1.20 per share for an aggregate purchase price of $54,312.

          (3) On October 2, 1999, we issued an aggregate of 8,802,939 shares of common stock to our four founders at $1.20 per share for an aggregate purchase price of $10.6 million.

          (4) On November 1, 1999, we issued an aggregate of 333,333 shares of Class A common stock and 543,564 shares of Series A preferred stock to the former shareholders of nth degree software in connection with the merger of nth degree software with and into Prograph Systems. The aggregate value of these shares was estimated by us to be $1.8 million, or $2.06 per share of Class A common stock and $2.30 per share of Series A preferred stock.

          (5) On November 8, 1999, we issued an aggregate of 3,144,240 shares of common stock to five employees and one consultant at $0.23 per share for an aggregate purchase price of $0.7 million.

          (6) On December 22, 1999, we issued 1,018,278 shares of common stock to Joseph J. Whang at $1.03 per share for a purchase price of $1.0 million.

          (7) On February 9, 2000, we entered into a strategic alliance with Creo Products and, as part of the alliance, Creo SRL received 31,186,312 shares of our Series B preferred stock and Creo Products, Inc. contributed $25.0 million in cash, signed a comprehensive services agreement providing us use of its global employee base, granted us an exclusive license to all of the technology related to the print management services business of Creo and signed a reciprocal non-compete agreement.

          (8) On February 9, 2000, we issued an aggregate of 1,724,138 shares of Class A common stock to five shareholders of Programmed Solutions, Inc. in connection with our acquisition of Programmed Solutions. The aggregate value of these shares was estimated by us to be $10.0 million, or $5.80 per share.

          (9) On February 15, 2000, we issued an aggregate of 1,765,080 shares of Series C preferred stock to ten accredited investors at $5.80 per share, for an aggregate purchase price of $10.2 million.

          (10) On February 15, 2000, we issued 150,000 shares of Series C-1 preferred stock to Mellon Ventures II, L.P. at $5.80 per share, for an aggregate purchase price of $0.9 million.

          (11) Since February 25, 2000, we have granted stock options to purchase 1,156,169 shares of our common stock to employees, consultants and directors at exercise prices ranging from $3.00 to $8.83 pursuant to our 2000 stock incentive plan. Of these stock options, all shares remain outstanding.

          (12) On March 8, 2000, we issued 396,552 shares of our Class A common stock to the sole shareholder of A.H.P. Systems, Inc. The aggregate value of these shares was estimated by us to be $3.5 million, or $8.83 per share.

          (13) On March 9, 2000, we issued an aggregate of 225,926 shares of Class A common stock at $8.83 per share to 17 accredited investors.

          (14) On March 9, 2000, we issued 66,666 shares of Class A common stock to Primedia, Inc. in return for up to $500,000 of future advertising in each of the next two years.

          (15) On March 9, 2000, we issued 2,310,305 shares to the three shareholders of Hagen Systems, Inc. The aggregated value of these shares was estimated by us to be $20.4 million, or $8.83 per share.

          (16) On March 10, 2000, we issued 1,312,502 shares of Class C common stock to Creo SRL Products, Inc. for an aggregate purchase price of $11.6 million, or $8.83 per share.

          (17) On March 10, 2000, we issued 170,212 shares of our Class A common stock to the two shareholders of M Data, Inc., dba PrintSmith. The aggregate value of these shares was estimated by us to be $2.0 million, or $11.75 per share.

          (18) On March 10, 2000, we issued 58,125 shares of Series D preferred stock to Mellon Ventures II, L.P. at $8.83 per share, for an aggregate purchase price of $0.5 million.

          (19) On March 10, 2000, we issued 225,000 shares of Series D-1 preferred stock to Mellon Ventures II, L.P. at $8.83 per share, for an aggregate purchase price of $2.0 million.

          (20) Between March 11, 1999 and January 3, 2000, we granted stock options to purchase 908,037 shares of our common stock to employees, consultants and directors at exercise prices ranging from $1.15 to $1.20 per share pursuant to our 1999 stock incentive plan.

          (21) Between January 1, 2000 and March 10, 2000, we granted warrants to Time Warner, Andersen Consulting, The Sheridan Group, Orrick, Herrington & Sutcliffe LLP, Transcontinental, and Primedia, Inc. to purchase an aggregate of 2,505,072 shares of our Class A common stock. Four warrants for an aggregate of 2,171,739 shares are exerciseable at an exercise price of $5.80 per share and two warrants for an aggregate of 333,333 shares are exerciseable at an exercise price of $15.00 per share.

     The issuances of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) or Regulation D, or other applicable exemptions of the Securities Act as transactions by an issuer not involving any public offering. In addition, the issuances described in clauses 20 and 21 above were deemed exempt from registration under the Securities Act in reliance upon Rule 701 promulgated under the Securities Act. The recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and warrants issued in such transactions. All recipients had adequate access, through their relationships with us, to information about printCafe, Inc.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits

NUMBER                          DESCRIPTION
 1.0    Form of Underwriting Agreement*
 3.1    Amended and Restated Certificate of Incorporation of
        printCafe, Inc. to be in effect after the closing of the
        offering made under this Registration Statement.*
 3.2    Amended and Restated Bylaws of printCafe.
 4.1    Specimen Stock Certificate.*
 5.1    Opinion of Orrick, Herrington & Sutcliffe LLP regarding the legality of the Class A common stock being registered.*
10.1    Strategic Alliance Agreement, dated January 25, 2000,
        between printCafe and Creo Products, Inc.*/**
10.2    Series B Preferred Stock Purchase Agreement, dated February
        9, 2000, between printCafe, Inc. and Creo SRL.

NUMBER                          DESCRIPTION
10.3    Form of Indemnification Agreement between printCafe, Inc.
        and each of its officers and directors.
10.4    1999 Revised Stock Option Plan.*
10.5    2000 Incentive Stock Option Plan.
10.6    2000 Employee Stock Purchase Plan.*
10.7    Second Amended and Restated Investors' Rights Agreement
        dated March 8, 2000, among printCafe, Inc. and the investors listed on the exhibits thereto.*
10.8    Series C Preferred Stock Purchase Agreement, dated February
        15, 2000, among printCafe, Inc. and the purchasers listed on
        Exhibit A thereto.
10.9    Series D Preferred Stock Purchase Agreement, dated March 8,
        2000, among printCafe, Inc. and the purchasers listed on
        Exhibit A thereto.*
10.10   Strategic Alliance Agreement, dated March 6, 2000, between
        printCafe, Inc. and Time Warner, Inc.*/**
10.11   Marketing Alliance Agreement, dated March 6, 2000, between
        printCafe, Inc. and Andersen Consulting.*/**
10.12   Stock Purchase Agreement, dated January 13, 2000, between
        printCafe, Programmed Solutions, Inc. and the shareholders of Programmed Solutions, Inc. listed in Exhibit A thereto.*
10.13   Amendment No. 1 to Amended and Restated Stock Purchase
        Agreement, dated February 9, 2000, between printCafe, Inc.,
        Programmed Solutions, Inc. and the shareholders of
        Programmed Solutions, Inc. listed in Exhibit A thereto.*
10.14   Agreement and Plan of Merger, dated February 22, 2000,
        between printCafe, Inc. and Hagen Systems.
10.15   $1,989,990 Promissory Note, dated March 10, 2000, payable to
        Patricia J. Peterson.
10.16   $1,989,990 Promissory Note, dated March 10, 2000, payable to
        Steven R. Peterson.
10.17   $3,979,800 Promissory Note, dated March 10, 2000, payable to
        Richard T. Hagen.*
10.18   Agreement and Plan of Reorganization, dated March 10, 2000, among printCafe, Inc., AHP Acquisition, Inc., and the sole stockholder of A.H.P. Systems, Inc.
10.19   Stock Purchase Agreement, dated March 10, 2000, between
        printCafe, Inc., Constellation Software Inc., Constellation
        Software of New Hampshire, Inc., Logic Associates, Inc. and
        certain shareholders of Logic Associates, Inc.*
10.20   Amended and Restated Employment Agreement dated March 10,
        2000, between printCafe, Inc. and William L. Guttman.*
10.21   Stock Purchase Agreement, dated as of November 8, 1999,
        between printCafe, Inc. and William L. Guttman.
10.22   Secured Promissory Note, dated as of November 8, 1999,
        between printCafe, Inc., as lender, and William L. Guttman, as borrower.
10.23   Amended and Restated Pledge Agreement, dated as of March   ,
        2000, between printCafe, Inc. and William L. Guttman.*
10.24   Amended and Restated Employment Agreement, dated as of March
          , 2000, between printCafe, Inc. and Marc D. Olin.*

NUMBER                          DESCRIPTION
10.25   Stock Purchase Agreement, dated as of November 8, 1999,
        between printCafe, Inc. and Marc D. Olin.*
10.26   Secured Promissory Note, dated as of November 8, 1999,
        between printCafe, Inc., as lender, and Marc D. Olin, as
        borrower.
10.27   Amended and Restated Pledge Agreement, dated as of March   ,
        2000, between printCafe, Inc. and Marc D. Olin.*
10.28   Amended and Restated Employment Agreement, dated as of March
          , 2000, between printCafe, Inc. and Ronald F. Hyland Sr.*
10.29   Stock Purchase Agreement, dated as of November 8, 1999,
        between printCafe, Inc. and Ronald F. Hyland Sr.
10.30   Secured Promissory Note, dated as of November 8, 1999,
        between printCafe, Inc., as lender, and Ronald F. Hyland
        Sr., as borrower.
10.31   Pledge Agreement, dated as of November 8, 1999, between
        printCafe, Inc. and Ronald F. Hyland Sr.*
10.32   Amended and Restated Employment Agreement, dated as of March
          , 2000, between printCafe, Inc. and Joseph J. Whang.*
10.33   Stock Purchase Agreement, dated as of December 22, 1999,
        between printCafe, Inc. and Joseph J. Whang.
10.34   Secured Promissory Note, dated as of December 22, 1999,
        between printCafe, Inc., as lender, and Joseph J. Whang, as borrower.
10.35   Pledge Agreement, dated as of December 22, 1999, between
        printCafe, Inc. and Joseph J. Whang.*
10.36   Employment Agreement, dated March 10, 2000, between
        printCafe, Inc. and David Lemaster.*
10.37   License Agreement, effective March 9, 2000, by and between
        Henry B. Freedman and printCafe, Inc.*/**
21.1    List of Subsidiaries.*
23.1    Consent of Ernst & Young LLP.
23.2    Consent of Arthur Andersen LLP.
23.3    Consent of PricewaterhouseCoopers LLP.
23.4    Consent of Dylewsky & Goldberg CPAs, LLC.
23.5    Consent of Larson, Allen, Weishair & Co., LLP.
23.6    Consent of Bridgman Valiante & Villard, PC.
23.7    Consent of Orrick, Herrington, & Sutcliffe LLP (included in
        Exhibit 5.1).*
24.1    Power of Attorney (included on page II-7).
27.1    Financial Data Schedule.

-------------------------

 * To be filed by Amendment.

** Confidential treatment requested as to certain portions of this Exhibit.

     (b) Financial Statement Schedules

     All schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17.  UNDERTAKINGS

     The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Francisco, State of California on March 9, 2000.

                                          PRINTCAFE, INC.

                                          By:    /s/ WILLIAM L. GUTTMAN
                                            ------------------------------------
                                              William L. Guttman
                                              Chief Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints, jointly and severally, William L. Guttman and Joseph J. Whang, and each of them, as his attorney-in-fact, with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and any and all Registration Statements filed pursuant to Rule 462 under the Securities Act of 1933, as amended, in connection with or related to the offering contemplated by this Registration Statement and its amendments, if any, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney to any and all amendments to said Registration Statement.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:

SIGNATURE                                          TITLE                       DATE
     /s/ WILLIAM L. GUTTMAN          Chief Executive Officer and          March 9, 2000
---------------------------------    Director
       William L. Guttman

        /s/ MARC D. OLIN             President and Director               March 9, 2000
---------------------------------
          Marc D. Olin

       /s/ JOSEPH J. WHANG           Chief Financial Officer              March 9, 2000
---------------------------------    (Principal Financial and
         Joseph J. Whang             Accounting Officer)

       /s/ AMOS MICHELSON            Director                             March 9, 2000
---------------------------------
         Amos Michelson

    /s/ CHARLES J. BILLERBECK        Director                             March 9, 2000
---------------------------------
      Charles J. Billerbeck

          /s/ PETER RUH              Director                             March 8, 2000
---------------------------------
            Peter Ruh

                                    EXHIBITS

NUMBER                          DESCRIPTION
 1.0    Form of Underwriting Agreement*
 3.1    Amended and Restated Certificate of Incorporation of
        printCafe, Inc. to be in effect after the closing of the
        offering made under this Registration Statement.*
 3.2    Amended and Restated Bylaws of printCafe.
 4.1    Specimen Stock Certificate.*
 5.1    Opinion of Orrick, Herrington & Sutcliffe LLP regarding the legality of the Class A common stock being registered.*
10.1    Strategic Alliance Agreement, dated January 25, 2000,
        between printCafe and Creo Products, Inc.*/**
10.2    Series B Preferred Stock Purchase Agreement, dated February
        9, 2000, between printCafe, Inc. and Creo SRL.
10.3    Form of Indemnification Agreement between printCafe, Inc.
        and each of its officers and directors.
10.4    1999 Revised Stock Option Plan.*
10.5    2000 Incentive Stock Option Plan.
10.6    2000 Employee Stock Purchase Plan.*
10.7    Second Amended and Restated Investors' Rights Agreement
        dated March 8, 2000, among printCafe, Inc. and the investors listed on the exhibits thereto.*
10.8    Series C Preferred Stock Purchase Agreement, dated February
        15, 2000, among printCafe, Inc. and the purchasers listed on
        Exhibit A thereto.
10.9    Series D Preferred Stock Purchase Agreement, dated March 8,
        2000, among printCafe, Inc. and the purchasers listed on
        Exhibit A thereto.*
10.10   Strategic Alliance Agreement, dated March 6, 2000, between
        printCafe, Inc. and Time Warner, Inc.*/**
10.11   Marketing Alliance Agreement, dated March 6, 2000, between
        printCafe, Inc. and Andersen Consulting.*/**
10.12   Stock Purchase Agreement, dated January 13, 2000, between
        printCafe, Programmed Solutions, Inc. and the shareholders of Programmed Solutions, Inc. listed in Exhibit A thereto.*
10.13   Amendment No. 1 to Amended and Restated Stock Purchase
        Agreement, dated February 9, 2000, between printCafe, Inc.,
        Programmed Solutions, Inc. and the shareholders of
        Programmed Solutions, Inc. listed in Exhibit A thereto.*
10.14   Agreement and Plan of Merger, dated February 22, 2000,
        between printCafe, Inc. and Hagen Systems.
10.15   $1,989,990 Promissory Note, dated March 10, 2000, payable to
        Patricia J. Peterson.
10.16   $1,989,990 Promissory Note, dated March 10, 2000, payable to
        Steven R. Peterson.
10.17   $3,979,800 Promissory Note, dated March 10, 2000, payable to
        Richard T. Hagen.*
10.18   Agreement and Plan of Reorganization, dated March 10, 2000, among printCafe, Inc., AHP Acquisition, Inc., and the sole stockholder of A.H.P. Systems, Inc.

NUMBER                          DESCRIPTION
10.19   Stock Purchase Agreement, dated March 10, 2000, between
        printCafe, Inc., Constellation Software Inc., Constellation
        Software of New Hampshire, Inc., Logic Associates, Inc. and
        certain shareholders of Logic Associates, Inc.*
10.20   Amended and Restated Employment Agreement dated March 10,
        2000, between printCafe, Inc. and William L. Guttman.*
10.21   Stock Purchase Agreement, dated as of November 8, 1999,
        between printCafe, Inc. and William L. Guttman.
10.22   Secured Promissory Note, dated as of November 8, 1999,
        between printCafe, Inc., as lender, and William L. Guttman, as borrower.
10.23   Amended and Restated Pledge Agreement, dated as of March   ,
        2000, between printCafe, Inc. and William L. Guttman.*
10.24   Amended and Restated Employment Agreement, dated as of March
          , 2000, between printCafe, Inc. and Marc D. Olin.*
10.25   Stock Purchase Agreement, dated as of November 8, 1999,
        between printCafe, Inc. and Marc D. Olin.*
10.26   Secured Promissory Note, dated as of November 8, 1999,
        between printCafe, Inc., as lender, and Marc D. Olin, as
        borrower.
10.27   Amended and Restated Pledge Agreement, dated as of March   ,
        2000, between printCafe, Inc. and Marc D. Olin.*
10.28   Amended and Restated Employment Agreement, dated as of March
          , 2000, between printCafe, Inc. and Ronald F. Hyland Sr.*
10.29   Stock Purchase Agreement, dated as of November 8, 1999,
        between printCafe, Inc. and Ronald F. Hyland Sr.
10.30   Secured Promissory Note, dated as of November 8, 1999,
        between printCafe, Inc., as lender, and Ronald F. Hyland
        Sr., as borrower.
10.31   Pledge Agreement, dated as of November 8, 1999, between
        printCafe, Inc. and Ronald F. Hyland Sr.*
10.32   Amended and Restated Employment Agreement, dated as of March
          , 2000, between printCafe, Inc. and Joseph J. Whang.*
10.33   Stock Purchase Agreement, dated as of December 22, 1999,
        between printCafe, Inc. and Joseph J. Whang.
10.34   Secured Promissory Note, dated as of December 22, 1999,
        between printCafe, Inc., as lender, and Joseph J. Whang, as borrower.
10.35   Pledge Agreement, dated as of December 22, 1999, between
        printCafe, Inc. and Joseph J. Whang.*
10.36   Employment Agreement, dated March 10, 2000, between
        printCafe, Inc. and David Lemaster.*
10.37   License Agreement, effective March 9, 2000, by and between
        Henry B. Freedman and printCafe, Inc.*/**
21.1    List of Subsidiaries.*
23.1    Consent of Ernst & Young LLP.
23.2    Consent of Arthur Andersen LLP.

NUMBER                          DESCRIPTION
23.3    Consent of PricewaterhouseCoopers LLP.
23.4    Consent of Dylewsky & Goldberg CPAs, LLC.
23.5    Consent of Larson, Allen, Weishair & Co., LLP.
23.6    Consent of Bridgman Valiante & Villard, PC.
23.7    Consent of Orrick, Herrington, & Sutcliffe LLP (included in
        Exhibit 5.1).*
24.1    Power of Attorney (included on page II-7).
27.1    Financial Data Schedule.

-------------------------

 * To be filed by Amendment.

** Confidential treatment requested as to certain portions of this Exhibit.